      As filed with the Securities and Exchange Commission on June 5, 2003

                                                    Registration No. 333-104232
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                AMENDMENT NO. 3
                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                           Q COMM INTERNATIONAL, INC.
             (Exact name of Registrant as specified in its charter)

             Utah                                    4813                                87-0674277
 (State or Other Jurisdiction  of            (Primary Standard Industrial             (I.R.S. Employer
   Incorporation or Organization)             Classification Code Number)           Identification No.)



                              1145 South 1680 West
                             Orem, Utah 84058-4930
                                 (801) 226-4222
                            (801) 222-9555 Facsimile

  (Address, including zip code, and telephone number, including area code, of
                        Registrant's executive offices)
                                ----------------
                                 Paul C. Hickey
                            Chief Executive Officer
                           Q Comm International, Inc.
                              1145 South 1680 West
                             Orem, Utah 84058-4930
                                 (801) 226-4222
                            (801) 222-9555 Facsimile
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ----------------
                                   Copies to:

          Joel J. Goldschmidt, Esq.                    John J. Halle, Esq.
     Morse, Zelnick, Rose & Lander, LLP                 Stoel Rives, LLP
               405 Park Avenue                        900 S.W. Fifth Avenue
          New York, New York 10022                   Portland, Oregon 97204
               (212) 838-8269                            (503) 294-9233
          (212) 838-9190 Facsimile                  (503) 220-2480 Facsimile

                                ----------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. |X|

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
                                ----------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL
FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
===============================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


PROSPECTUS (Subject to Completion)
Dated June 5, 2003


                                 750,000 Units
               each unit consisting of two shares and one warrant

                                [graphic omitted]

                           Q COMM INTERNATIONAL, INC.

                                ----------------

   This is a public offering of 750,000 units, each unit consisting of two shares of common stock and one warrant. Each unit warrant will entitle its holder to purchase one share of common stock at an exercise price equal to 75% of the unit offering price. The unit warrants are exercisable at any time after they become separately tradable until their expiration date, five years after the date of this prospectus. We may redeem some or all of the unit warrants at a price of $0.25 per warrant, by giving not less than 30 days' notice to the holders of the unit warrants, which we may do at any time after the closing price for our stock on the principal exchange on which the stock trades has equaled or exceeded 100% of the unit offering price for five consecutive trading days.

   The common stock included in the units and the unit warrants will trade only as a unit for 30 days following this offering. After that date, the common stock included in the units and the unit warrants will trade separately.

   Our common stock is currently traded on the OTC Bulletin Board under the symbol "QCCM."

   We expect that the offering price will be between $10.50 and $13.33 per unit. We have applied to the American Stock Exchange to list the units, common shares and unit warrants under the symbols "QMMU," "QMM" and "QMMW," respectively. We plan to be listed on AMEX concurrently with the effectiveness of this offering.

   Investing in these units involves significant risks. See "Risk Factors" beginning on page 6.

                                ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

                                ----------------

================================================================================
                                              Per Unit                 Total
--------------------------------------------------------------------------------
Public offering price.............           $                     $
--------------------------------------------------------------------------------
Underwriting discount.............           $                     $
--------------------------------------------------------------------------------
Proceeds to us, before expenses...           $                     $
================================================================================


   In addition, we have agreed to issue to Paulson Investment Company, Inc., the representative of the underwriters of this offering, a warrant covering 75,000 units.

   We have also granted the underwriters a 45-day option to purchase up to additional 112,500 units to cover over-allotments.

                                ----------------

                        Paulson Investment Company, Inc.

                 The date of this Prospectus is _________, 2003

   We have rights to the following unregistered trademarks: Qxpress(TM), and Qxpress 200(TM). We have also used trademarks, tradenames and service marks owned by others in this prospectus.

   Except as otherwise indicated, all industry information in this prospectus is based on various reports published by Frost & Sullivan.

                               Prospectus Summary

   This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus, including our financial statements and the notes to those statements. Unless indicated to the contrary, all information in this prospectus has been retroactively adjusted to reflect a 1-for-15 reverse stock split that was effective June __, 2003.

                              Q Comm International
Overview

   Our historical business has consisted of the purchase and resale of prepaid telephone products through point of sale terminals that we provide and that are located in retail establishments in the United States, Puerto Rico and, recently, Canada. Historically, we have derived less than one percent of our annual revenues from international operations. Having initially used third-party software and equipment to support these sales, in September 2002 we introduced our new proprietary Qxpress system, which includes the Qxpress 200 terminal and the software used in our data center to process purchases of prepaid products. We expect to experience substantial growth in our historical business while expanding our product line to include a broad range of other prepaid products and to provide transaction processing and information management services to other vendors of prepaid products, both in the United States and abroad.

The Qxpress System

   The Qxpress system is designed to replace the traditional distribution system for prepaid products, which consists of vouchers and hard cards that must be purchased by the retail merchant and that are subject to a number of problems, including loss, theft and inventory financing and management issues. The new Qxpress system can support the sale of a broad range of prepaid products, in electronic format, from a single terminal placed in convenience stores and other retail establishments. Using an appropriately enabled Qxpress 200 terminal, a retail merchant can sell wireless telephone time, wireline long distance service or other telephone products, add credit to a prepaid credit card, facilitate cash transfers or sell other prepaid products. In general, the prepaid product is sold in the form of a personal identification number, or "PIN," that the customer can use to add telephone time or credit card credit by calling the provider of the product or to transfer cash by providing the PIN to the recipient. The consumer pays for the product by paying the retail establishment in which the terminal is located. The terminal records the transaction and sends the relevant information to our data center where it is processed and accounting and transaction records are generated. Revenue from these purchases is split among the retail merchant, the broker that placed the terminal with the retail merchant, Q Comm and the provider of the prepaid product.

Market Opportunity

   Demand for prepaid wireless and other prepaid products is expected to grow rapidly in the United States and the sale of prepaid products is already well established in the rest of the world. According to Frost & Sullivan, a marketing consulting company that monitors the telecommunications market, the prepaid wireless market in the United States is expected to grow from $5.7 billion in 2001 to $14.3 billion 2005, a compound annual growth rate of 25.85%, and the number of subscribers for prepaid wireless services is expected to grow from 13.3 million to 34.8 million during the same period. We believe that retailers that sell prepaid products, and the distributors, wholesalers, brokers and other intermediaries who supply them, have recognized the need to migrate from the traditional voucher and hard card formats to a flexible, cost-effective, electronic point-of-sale activation solution. An electronic point-of-sale solution, like Qxpress, (i) allows the delivery of a broad spectrum of prepaid products quickly and efficiently, (ii) eliminates or significantly reduces costs related to inventory, printing and distribution,
(iii) eliminates theft and out-of-stock issues and (iv) provides reliable real-time transaction reporting, inventory management, account management and other business controls.

   We intend to address this opportunity by:

   o Continuing to grow our historical business of purchasing and reselling prepaid telephone products;

   o Adding additional products, such as prepaid credit card and cash transfer products; and

   o Expanding our operations internationally.

   We recently introduced an alternative revenue model in which, rather than purchasing and reselling products, we provide transaction-processing and management information services to others, using the Qxpress system. While we expect that this model will be most attractive to our international customers, we believe that our traditional revenue model will continue to be a primary means of business.

Contact Information

   Our principal executive office is located at 1145 South 1680 West, Orem, Utah 84058 and our telephone number is (801) 226-4222. Our web address is www.qcomm.com. None of the information on our website is part of this prospectus.


                                  The Offering


Securities offered. . . . . . . . . .  750,000 units, each unit consisting of two shares of common stock and one unit
                                       warrant to purchase one share of common
                                       stock. The common stock and the unit
                                       warrants will not trade separately
                                       until the 31st day following the
                                       effective date of this prospectus.

Shares of common stock to be
 outstanding after this offering  . .  2,965,250(1)

Unit Warrants:

   Number to be outstanding after
   this offering. . . . . . . . . . .  750,000

   Exercise terms . . . . . . . . . .  The unit warrants are exercisable at any time after they become separately
                                       tradable until their expiration date.
                                       Each unit warrant entitles its holder
                                       to purchase one share of common stock
                                       at an exercise price equal to 75% of
                                       the unit offering price.

   Expiration date. . . . . . . . . .  __________, 2008

   Redemption . . . . . . . . . . . .  We may redeem some or all of the unit warrants, at a price of $0.25 per
                                       warrant, on 30 days' notice to the
                                       holders. However, we may only redeem
                                       the unit warrants if the closing price
                                       for our common stock, as reported on
                                       the principal exchange on which our
                                       stock trades has equaled or exceeded
                                       100% of the unit offering price for any
                                       five consecutive trading days.


Proposed AMEX symbols . . . . . . . .  Units                QMMU

                                       Common stock         QMM

                                       Unit warrants        QMMW


Risk factors. . . . . . . . . . . . .  Please refer to "Risk Factors" for a description of the risk factors you
                                       should consider.


Recent stock price. . . . . . . . . .  $6.375 at June 4, 2003


---------------

(1) Unless otherwise stated, the information contained in this prospectus assumes no exercise of:


    o  the unit warrants;
    o  the over-allotment option to purchase up to 112,500 units;
    o warrants to purchase up to 75,000 units granted to the representative in connection with this offering;


    o warrants and options outstanding as of the date of this prospectus covering 757,092 shares of common stock, which have a weighted average exercise price of $12.03 per share; or

    o  conversion rights relating to convertible notes and debentures.

                         Summary Financial Information

Statement of operations data:

                                                                                      Three Months Ended           Years Ended
                                                                                           March 31,              December 31,
                                                                                     ---------------------    ---------------------
                                                                                       2003         2002         2002        2001
                                                                                    ----------    --------    ----------   --------
                                                                                       (in thousands, except share and per share
                                                                                                         data)
Revenues ........................................................................   $    5,747    $  6,276    $   24,028   $ 16,360
Gross profit ....................................................................   $    1,439    $  1,616    $    6,417   $  4,710
Operating expenses ..............................................................   $    2,084    $  1,795    $    8,684   $  6,115
Loss from operations ............................................................   $     (645)   $   (179)   $   (2,267)  $ (1,406)
Other income (expense), net .....................................................   $     (127)   $     (9)   $      (31)  $   (144)
Net loss ........................................................................   $     (772)   $   (188)   $   (2,298)  $ (1,550)
Net loss per share(1) ...........................................................   $    (0.58)   $  (0.21)   $    (2.24)  $  (2.13)
Weighted average number of shares outstanding(1) ................................    1,321,963     896,918     1,027,975    727,656

---------------


(1) The effect of options, warrants and convertible debt instruments has been excluded as their impact is anti-dilutive.

   The table below sets forth a summary of our balance sheet data as of December 31, 2002 on an actual basis and as of March 31, 2003 on an actual, pro forma and pro forma, as adjusted basis. Pro forma balance sheet data takes into account the following events that took place in the second quarter of 2003:

   o The sale of secured convertible debentures due March 31, 2004, in the aggregate principal amount of $250,000, 28,205 shares of common stock and warrants to purchase 28,205 shares of common stock for an aggregate consideration of $250,000 in cash; and

   o Our receipt of $1,000,000 of loan proceeds, evidenced by a 12% unsecured promissory note in the original principal amount of $1,000,000 due August 31, 2004 and our issuance of warrants, covering 238,095 shares of common stock, having an exercise price of $5.25 per share in connection with that loan.

   Pro forma as adjusted for this offering also takes into account and assumes the following: (a) the sale of 750,000 units for $13.33 per unit, resulting in gross proceeds of approximately $10 million and net proceeds of $8.2 million;
(b) $1.725 million of the net proceeds will be used to cash collateralize $1.5 million aggregate principal amount of our 12% secured convertible debentures due March 31, 2004 and $150,000 of the net proceeds will be used to prepay, in part, a note payable to an affiliate; (c) no portion of the unit offering price is attributable to the unit warrants; and (d) none of the holders of warrants, options and convertible debt instruments issued by us exercise their rights to acquire our stock.

   Balance sheet data at March 31, 2003 gives effect to the valuation of stock and warrants issued together with debt securities.


Balance sheet data:



                                                                                  At March 31, 2003            At December 31, 2002
                                                                                    (in thousands)                (in thousands)
                                                                          ----------------------------------   --------------------
                                                                                                 Pro forma,
                                                                          Actual    Pro forma    as adjusted          Actual
                                                                         -------    ---------    -----------   --------------------
Current assets .......................................................   $ 1,634      $2,884       $ 9,209            $   872
Working capital (deficit) ............................................   $(1,290)     $  210       $ 6,535            $(1,620)
Total assets .........................................................   $ 4,691      $5,941       $13,991            $ 3,473
Total liabilities ....................................................   $ 4,183      $4,183       $ 4,033            $ 3,624
Stockholders' equity (deficit) .......................................   $   508      $1,758       $ 9,958            $  (151)

                                  RISK FACTORS


   This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus, including our financial statements and the notes to those statements, before you purchase any units.


                         Risks Related to Our Business

We have no history of profitable operations. Continuing losses could exhaust our capital resources and force us to discontinue operations.


   From the date on which we became a C corporation in 1998 through March 31, 2003, we incurred cumulative losses of $8.3 million. For the years ended December 31, 2001 and 2002 net losses were $1.55 million and $2.3 million respectively. For the first quarter of 2003, we incurred a net loss of $772,000. Unless we can significantly increase the number of our Qxpress 200 terminals in use, we will continue to incur losses for the foreseeable future. Due to our lack of liquidity, we have not been able to contract-manufacture and deploy a sufficient number of these new terminals to enable us to achieve profitability.

We have a significant working capital deficit. As a result, we have not been able to contract-manufacture our new point-of-sale terminal and increase our revenues.

   We had a working capital deficit of $1.6 million at December 31, 2002 and $1.3 million at March 31, 2003. This has impaired our ability to obtain vendor or other commercial credit. As a result, we have not been able to contract-manufacture additional Qxpress 200 terminals and increase the number of Qxpress 200 terminals in use, which, in turn, has had a negative impact on our revenue growth.


Our gross profit margins have historically been low, which makes it difficult to achieve profitability.


   Our margins, after taking into account the cost of the products sold through the Qxpress system and the fees and commissions payable to distributors, brokers and retailers, were approximately 2.2% in 2002, and 3.8% in 2001 and 2.4% for the three-month period ended March 31, 2003. As a consequence, for us to be profitable to any meaningful extent, we must do one or more of the following:


   o increase our revenue significantly;

   o add new products with higher profit margins to our portfolio; or

   o develop new revenue models.

   We cannot assure you that we will be able to achieve any of these goals. In order to increase our revenue from our historical business, we must increase the number of Qxpress 200 units in use. In order to expand our product line, we must enter into relationships with the suppliers of these products, establish new sales channels or expand existing channels and develop processing applications to handle the new products. Finally, new revenue models must be accepted by the market and may have ancillary adverse consequences, such as recognizing revenue on a "net" basis rather than a "gross" basis as we do now.


The future success of our business will require a substantial marketing effort on our part, including expending significant amounts of capital that could otherwise be used to purchase or develop new products.

   Currently, the established delivery method for prepaid products is vouchers and hard cards. Our future success depends on our ability to successfully market our point-of-sale activation system as the preferred distribution method. This will require us to allocate a signficant amount of our working capital to sales and marketing. This will reduce the amount of working capital available to develop new products and services that might have a greater positive impact on our revenue.

Most of our revenue growth is attributable to the growth of the prepaid wireless market. We cannot assure you that this growth will continue.

   Although we currently offer a variety of prepaid products, 92% of our revenue for the year ended December 31, 2002 and 97% of our revenues for the quarter ended March 31, 2003 was generated from sales of prepaid wireless products. The market for prepaid wireless has experienced substantial growth in past years. Our revenues have grown as this market has developed and expanded in the United States. We cannot assure you that this market will continue to grow. If it does not and we do not develop new products, our rate of revenue growth could decline rapidly, resulting in higher net losses.


The industry in which we operate is highly competitive and has low barriers to entry. Increased competition could result in margin erosion, which would make profitability even more difficult to achieve.

   The market for prepaid transaction processing and information management services is becoming increasingly competitive and is highly fragmented. This market includes companies that provide either point-of-sale activation terminals only, such as HyperCom and VeriFone, or information management services only, such as Blackstone, PreSolutions and DebiSys, as well as companies that provide integrated solutions, such as LDC Direct. In addition to companies that are focused solely on the prepaid transactions market, we also face competition from companies, such as First Data Corporation, that provide transaction processing and information management services to the postpaid market. We could also face competition from e-commerce solution providers. Finally, we may, in the future face competition from suppliers, such as telecommunication companies who may decide to provide electronic solutions directly to brokers and merchants.

   The industry in which we compete is characterized by low barriers to entry, rapidly changing technology, evolving industry standards, frequent new product and service introductions, and changing customer demands. Some of our competitors have substantially greater financial resources and/or pre-existing market share that may enable them to establish a stronger competitive position than we have, in part through better marketing opportunities. Current competitors or new market entrants could introduce products with features that may render our system obsolete or uncompetitive. To be competitive and serve our customers effectively, we must respond on a timely and cost-efficient basis to changes in technology, industry standards, and procedures and customer preferences. The cost to modify our products, services or infrastructure in order to adapt to these changes could be substantial and we cannot assure you that we will have the financial resources to fund these expenses. Increased competition could result in reduced operating margins, as well as a loss of market share and brand recognition.


We depend on brokers and other intermediaries to distribute our point-of-sale terminals. Our relationships with these brokers are usually short-term, non-exclusive arrangements, which can be terminated at will. As a result, we cannot prevent them from selling competitive products or discontinuing their relationship with us.


   We rely on independent brokers, distributors, wholesalers and other intermediaries to distribute our point-of-sale activation system to retail merchants. Currently, we distribute through 50 brokers. In order for us to achieve a meaningful level of market penetration, we must significantly increase this number. Until now, our relationships with our brokers have generally been on a short-term, non-exclusive basis allowing them to reduce or cancel their business with us without penalty and with little or short notice. For example, in 2002, our then largest customer, Cellcards of Illinois, terminated its distribution agreement with us. The prepaid products that we sell are widely available from a number of sources. We are not able to offer exclusive products or price advantages to our brokers. Rather, we rely on the quality of our Qxpress system to induce brokers to contract with us. If we do not continue to offer performance and service advantages, our brokers may not aggressively market our system to their retail networks or may terminate their relationship with us. We cannot assure you that we will continue to derive revenue, at current levels, or at all, from our existing brokers, or that we will be able to successfully establish relationships with new brokers.

Most of our business is placed through a small number of brokers. The loss of any one of these accounts could reduce our revenues.

   A small number of brokers account for a large percentage of our revenue. We expect the high level of customer concentration to continue for the foreseeable future. In 2001, our two largest customers accounted for approximately 39% and 10%, respectively, of revenues. In 2002, our three largest customers accounted for 30%, 28% and 13%, respectively, of revenues. We cannot assure you that the level of sales to these brokers will be sustained from year to year and there is a risk that these principal brokers may not continue to sell our products in the future. To the extent that any significant broker reduces its reliance on us, terminates its relationship with us, or defaults on payments, our revenues in the relevant fiscal period could decline substantially, which would result in lower net profits or a greater net loss. The customer that accounted for 39% of our revenue in 2001 and 28% of our revenue in 2002 terminated its distribution agreement with us. As a result, our revenue for the third quarter of 2002 was much lower and our net loss higher than we had anticipated.

We have no control over the prices vendors charge us for their products and we cannot always pass through price increases to our customers. As a result, price increases usually have a depressive impact on our margins and our profitability.

   We depend on suppliers to provide us with prepaid products that we can resell. We have no control over the prices they charge us. For example, recently Verizon, one of our largest suppliers, reduced the discount that they offer to resellers on their prepaid wireless products. While, in this case, we were able to pass along this reduction to the brokers and merchants, this is not always possible. Depending on the competitive environment, increases in the costs of our products may reduce our margins.

If we do not protect our proprietary technology and intellectual property rights against infringement or misappropriation, and defend against third parties assertions that we have infringed on their intellectual party rights, we may lose our competitive position in the markets in which we operate.


   We believe that our proprietary software and hardware provides us with a competitive advantage. While we have filed patent applications relating to various features of the Qxpress 200 terminal and proprietary technology, we cannot assure you that these applications will be approved, or that even if approved, they will provide us with meaningful protection. Other than our patent applications described above, we rely on trade secret laws and common law principles to protect our proprietary rights. For example, we have not registered or applied to register either "Qxpress" or "Qxpress 200" or any other trademarks, trade names, service marks, service names or copyrights that we may own or use.


   Despite our efforts to protect our rights, unauthorized parties may attempt to copy aspects of our point-of-sale terminals or the source code to our software or to obtain or use information that we regard as proprietary. The scope of any proprietary rights that we may have is uncertain and is not sufficient to prevent others from developing and selling competing products and services. In addition, third parties may assert infringement claims against us or claim that we have violated their intellectual property rights. While we know of no basis for any claims of this type, the existence of and ownership of intellectual property can be difficult to verify and we have not made an exhaustive search of all patent filings. If any of our proprietary rights are misappropriated or we are forced to defend our intellectual property rights, we may have to incur substantial costs. We may not have the financial resources to prosecute any infringement claims we may have or defend any infringement claims that are brought against us. Even if we do, defending or prosecuting our proprietary rights will divert valuable working capital and management's attention from business and operational issues.


If we cannot raise capital at a time when we need to do so, we may not be able to adequately and timely respond to competitive developments.


   In the future, we may need to raise additional capital to meet the capital requirements of our business or to take advantage of expansion or acquisition opportunities. If we are unable to do so, we may not be able to increase our revenues or achieve profitability. Even if we are able to secure additional capital by selling equity or equity-linked securities, these securities could dilute the ownership percentage of our existing stockholders. The securities that we might sell could also have rights, preferences or privileges senior to those of our common stock. We cannot assure you that we will be able to obtain additional financing when needed on acceptable terms or at all. We have no commitments for any additional financing. If we are unable to obtain additional financing when needed, the price of our common stock could decline significantly.

Our ability to continue as a going concern depends on the success of this offering.


   In their report issued in connection with our 2002 financial statement, our auditors stated "Q Comm International Inc., has incurred significant losses in recent years and has current liabilities in excess of current assets, raising substantial doubt about its ability to continue as a going concern." Our ability to continue as a going concern depends on our ability to raise additional capital, such as the proceeds of this offering. Even after this offering is completed, if we are not able, in the future, to achieve positive cash flow from operations or to secure additional financing as needed, we may again experience the risk that we will not be able to continue as a going concern.

Significant rapid growth could strain our internal resources which could lead to a lower quality of customer service, reporting problems and delays in meeting important deadlines. If we do not upgrade our internal systems and controls we may not be able to manage this growth properly.

   Any significant revenue growth will strain our existing financial and sales and marketing resources. The accounting system we currently use is marginally adequate for a company of our size. We have earmarked a portion of the proceeds of this offering to purchase new accounting software and to hire one or two new people for our accounting department. Similarly, our sales department must be expanded from its current level of two persons. Qualified sales personnel are in great demand and we cannot assure you that we will be able to hire a sufficient number of competent sales people in a short amount of time. Expanding our operations will increase the demands on our senior management and our customer service departments. We will need to continually improve our management, operational, financial and other departments to manage our growth properly and any failure to do so may lead to inefficiencies and/or redundancies and may impair our ability to provide accurate and timely information and reports to our stockholders.

                         Risks Related to this Offering

The market price of our common stock has been volatile and may continue to fluctuate significantly because of various factors, some of which are beyond our control.

   Our stock price has been extremely volatile, fluctuating over the last few years between $3.00 and $36.75. These fluctuations have been unrelated to or disproportionately affected by our operating performance. The market price of our common stock could continue to fluctuate significantly after this offering in response to a variety of factors, some of which may be beyond our control. These factors may include one or more of the following:


   o Quarterly operating results falling below or exceeding expectations in any given period;

   o Changes in economic conditions generally or in the telecommunications or banking industries;

   o Market fluctuations relating to markets generally or market sectors that include our competitors, which may or may not be based on earnings or other announcements by us or our competitors;

   o Fluctuations in our revenue which may or may not be related to changes in the way we conduct our business;

   o Announcements by our competitors of new technological innovations, service offerings, contracts, acquisitions or strategic relationships;

   o Departures of key personnel; and

   o Changes in business or regulatory conditions.

   In the past, following periods of market volatility, stockholders have instituted securities class action litigation. While we have not been involved in securities litigation to date, if we were to be involved in securities litigation, we could incur a substantial cost and experience diversion of resources and the attention of management away from our business. We cannot predict the future performance of the capital markets in general and stocks in our market sector in particular, and we cannot assure you that the price for our common stock will not drop significantly after this offering.

The unit warrants may be redeemed on short notice. This may have an adverse impact on their price.

   We may redeem the unit warrants for $0.25 per warrant on 30 days' notice at any time after the closing price for our stock, as reported on its principal trading market, has equaled or exceeded 100% of the initial unit offering price for any five consecutive trading days. If we give notice of redemption, you will be forced to sell or exercise your unit warrants or accept the redemption price. The notice of redemption could come at a time when, under your personal circumstances, it is not advisable or possible for you to exercise the unit warrants.

Future sales or the potential for sale of a substantial number of shares of our common stock could cause the trading price of our common stock and unit warrants to decline and could impair our ability to raise capital through subsequent equity offerings.


   Sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales may occur, could cause the market price of our stock to decline and could materially impair our ability to raise capital through the sale of additional equity securities. Once this offering is completed, in addition to the 2,965,250 shares of common stock actually issued and outstanding, there will be another 2,499,665 shares of common stock reserved for future issuance as follows:


   o up to 750,000 shares underlying the unit warrants;

   o up to 337,500 shares underlying the over-allotment option, including the shares underlying the unit warrants included in that option;

   o up to 225,000 shares underlying the representative's warrants, including the shares underlying the unit warrants includable in the representative's warrants;

   o up to 267,511 shares issuable to holders of convertible debt instruments if they elect to exercise their conversion rights;

   o up to 21,667 shares issuable to executives and key employees in June
     2004;

   o up to 233,333 shares reserved for issuance under our stock option plans;
     and


   o up to 664,654 shares underlying other stock options and warrants that were granted and remained outstanding as of the date of the prospectus.


   The common stock included in the units as well as the common stock underlying the unit warrants, other than those shares held by "affiliates", as defined by the rules and regulations promulgated under the Securities Act of 1933, will be freely tradable without restriction. As of the date of this prospectus, we had 1,465,250 shares of common stock outstanding, of which 456,841 are freely tradable. The remaining 1,008,409 shares are "restricted securities" as defined in Rule 144 promulgated under the Securities Act of 1933. Of this amount, 881,901 shares, including 359,927 shares held by "affiliates," as that term is defined by the rules and regulations issued under the Securities Act of 1933, can only be sold in compliance with the timing and volume limitations of Rule 144 promulgated under the Securities Act of 1933. The other 126,508 restricted shares may be sold without limitation under Rule 144(k). We have granted demand and piggyback registration rights covering 662,277 shares of common stock, including shares underlying options, warrants and convertible debt instruments. Except as described in the next sentence, our executive officers and directors and 5% stockholders have agreed not to sell any shares of stock for a period of six months after this offering without the consent of the representative of the underwriters. The lock-up agreements signed by the holders of our 12% unsecured convertible debentures due March 31, 2004 provide that they may sell an aggregate 84,615 shares 90 days after the date of this prospectus and the balance, 486,405 shares, 180 days after the date of this prospectus. The representative may, in its sole discretion, release any party from its lock-up agreement.


The existence of outstanding options, warrants and convertible securities may preclude us from obtaining additional equity financing.

   The existence of outstanding options, warrants and convertible securities could adversely make it more difficult to obtain or increase the cost of additional equity financing. The holders of these options and warrants have the opportunity to profit from a rise in the value or market price of our common stock and to exercise them at a time when we could obtain equity capital on more favorable terms than those contained in these securities.

                           FORWARD-LOOKING STATEMENTS


   Some of the statements made in this prospectus discuss future events and developments, including our future business strategy and our ability to generate revenue, income and cash flow. In some cases, you can identify forward-looking statements by words or phrases such as "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," "our future success depends," "seek to continue," or the negative of these words or phrases, or comparable words or phrases. These statements are only predictions that are based, in part, on assumptions involving judgments about future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various facts, including the risks outlined in the "Risk Factors" section. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                              RECENT DEVELOPMENTS


   Since January 1, 2003, we have entered into the following financing transactions:

      (a) We sold 3,333 shares of common stock to a single investor for $20,000 in cash.

      (b) We sold a 12% unsecured convertible note in the principal amount of $200,000 and 24,242 shares of common stock for an aggregate purchase price of $200,000. The entire principal amount of the note and all accrued interest is due and payable on February 28, 2004. The holder of the note may elect at any time to convert all or a portion of the principal amount of the note into shares of common stock. The conversion price is $8.25 per share. If the holder exercises this right, the note would be converted into 24,242 shares of common stock. We agreed to register for resale the 24,242 shares issued at closing by August 15, 2003.

      (c) We sold (a) $1.5 million aggregate principal amount of our 12% secured convertible debentures due March 31, 2004, (b) 169,231 shares of common stock and (c) warrants to purchase 169,231 shares of common stock. The gross proceeds to us from the sale of all of these securities was $1.5 million.

      The debentures are secured by a lien on all of our assets. Once this offering is completed, we are required to transfer $1.725 million to an escrow agent as collateral security for the repayment of the debentures, at which time the interest rate on the debentures will be reduced to the prime rate, currently 4.25%. The debenture holders may demand prepayment of the debentures at any time after this offering is completed. We may prepay the debentures beginning December 31, 2003, but only after giving the holders 90 days written notice. Alternatively, we have the right to prepay the debentures at any time, by paying a 35% premium. The debenture holders can elect to convert them at any time into shares of common stock. The conversion price is the lower of one-half of the unit offering price or $9.75 per share. Based on the current price of our stock, $6.45 per share, the debentures are convertible into 232,558 shares of common stock. The exercise price of the warrants is 150% of the conversion price of the debentures. The exercise price and the number of shares covered by the warrant will be adjusted in the case of stock splits, stock combinations, stock dividends, mergers and consolidations and stock issuances at a discount to the market price of the stock. The warrants have a term of five years.

      We are obligated to register for resale the shares issued in connection with the convertible debentures as well as shares underlying those debentures and the shares underlying the warrants issued in connection with the debentures. We are required to file a registration statement by the earlier of July 15, 2003 or the tenth business day following the date of this prospectus. If the resale registration statement is not filed timely or is not effective within 120 days of filing, then we are required to pay to the debenture holders 3% of the aggregate principal amount, or $45,000, per month as a penalty.

      Under the terms of the agreement under which we sold the debentures, we are prohibited from selling stock or other securities convertible into stock in transactions, other than underwritten public offerings, at prices below the market price in order to raise cash. This restriction terminates on the earlier of the day on which either none of the debentures are outstanding or there is an effective registration statement covering the sale of the shares issued in connection with the debentures, the shares that would be issued when the debenture holders exercise their conversion rights and the shares that would be issued when the debenture holders exercise their warrants.


      (d) We borrowed $1 million, which is evidenced by an unsecured promissory note bearing interest at 12% per annum and maturing on August 31, 2004. In connection with this loan, we also issued to the lender warrants covering 238,095 shares of common stock having an exercise price of $5.25 per share. The warrants are exercisable at any time beginning July 7, 2003 and ending January 31, 2007.

                                USE OF PROCEEDS



   The principal purpose of this offering is to raise a sufficient amount of capital that will allow us

   o to qualify for listing on the American Stock Exchange;

   o to repay the outstanding convertible notes and debentures that are due in the first quarter of 2004;

   o to contract manufacture additional Qxpress 200 terminals;

   o to expand our sales and marketing departments;

   o to purchase additional prepaid products; and

   o to respond quickly to new competitive and business developments in the industries and markets in which we operate and compete.


   Assuming a unit offering price of $13.33 per unit, resulting in gross proceeds of approximately $10 million, after deducting $1.3 million, reflecting the estimated underwriting discount and non-accountable expense allowance, and $500,000, reflecting estimated offering expenses payable by us, we estimate that the net proceeds to us from this offering will be approximately $8.2 million, or $9.5 million if the representative exercises the over-allotment option in full.

   We expect that our principal use for the net proceeds of this offering over the next 12 months will be to repay debt that we incurred to develop and introduce our proprietary Qxpress system and contract manufacture and place additional Qxpress 200 terminals in retail locations throughout the United States to support further growth of our business over the next two to three years. Because our Qxpress 200 terminals represent a new approach to markets that are themselves experiencing significant change, we have not forecasted specific applications of proceeds beyond the current fiscal year. The table below lists the specific uses of proceeds that we expect to incur in 2003 and the additional net proceeds available for use after 2003, or to meet unexpected cash requirements or opportunities.


                                                                   Approximate
Use of Proceeds                                     Approximate   Percentage of
---------------                                        Amount     Net Proceeds
                                                    -----------   -------------
Repayment of debt ...............................   $2,175,000         26.5%
Capital expenditures ............................    1,700,000         20.7
Sales and marketing .............................      375,000          4.6
Increase in inventory ...........................      250,000          3.0
Non-sales personnel expense .....................       80,000          1.0
Miscellaneous working capital ...................      420,000          5.1
Other uses ......................................    3,200,000         39.1%
                                                    ----------        -----
   Total.........................................   $8,200,000        100.0%
                                                    ==========        =====



   Repayment of debt. This amount includes repayment, in whole or in part, of notes, debentures and other evidences of indebtedness that will come due within 12 months of this offering as well as required monthly payments of interest and principal on long-term obligations. Specifically, it includes:

   o $1.725 million that will be transferred to an escrow account as cash collateral for the repayment of our 12% secured convertible debentures due March 31, 2004;

   o $200,000 for the repayment of the 12% unsecured convertible note due February 28, 2004;

   o $150,000 that will be used to prepay, in part, a note in the original principal amount of $410,692 held by Paul Hickey, our chairman and chief executive officer and principal stockholder; and

   o $100,000 to pay the current portion of other long term debt and capital leases.

   The proceeds from the sale of the 12% unsecured convertible note and the 12% secured convertible debentures, $1.7 million in the aggregate, were used to pay consulting fees, expenses related to the private placement and this offering, to reduce payables and to purchase inventory. The note held by Mr. Hickey bears interest at 10% and matures December 31, 2007. At March 31, 2003 the balance due on the note to Mr. Hickey, including accrued interest, was $420,959. The portion that will be repaid out of the proceeds of this offering is equal to the personal loans, and the interest on those loans, obtained by Mr. Hickey, which he used to fund our operating deficits and cash shortfalls.

   Capital expenditures. This consists primarily of the cost to contract-manufacture new point-of-sale activation system terminals and, to a lesser extent, other property, plant and equipment, such as computer and communications equipment needed to support an increase in business activity. It also includes the capitalized portion of the costs to further upgrade, enhance and improve the functionality of our proprietary data center software that are properly capitalizable.


   Sales and marketing expenses. This consists of the costs we expect to incur to expand our strategic relationships with brokers who market and distribute Qxpress and with suppliers of prepaid products. It includes expenses relating to hiring additional sales and marketing personnel, consultant fees, and expenses relating to attending trade shows and conventions and producing marketing materials.

   Increase in inventory. We expect to increase our inventory of prepaid wireless and other products to support a substantially higher level of operations.

   Non-sales personnel expense. Prior to this offering, we have been operating with cash conservation as a dominant business objective. We expect that additional personnel will be required, primarily in financial, administrative and customer service areas, both to provide adequate support to operations on an ongoing basis and to support growth.


   Miscellaneous working capital. The amount allocated to this category will be used to fund operating deficits and cash flow shortfalls and to pay for general and administrative costs, such as compensation, rent and travel expenses as well as the cost of acquiring and enhancing our operating, support and management systems. We may also use the portion of the amount currently allocated to working capital and general corporate purposes to reduce our accounts payable and current liabilities. Although we currently have no agreements or commitments to do so, we may also use a portion of the net proceeds to license or acquire new products, technologies or intellectual property or to acquire or invest in businesses complementary to ours. None of the proceeds of this offering will be used to pay salaries of our senior executive officers.

   Other uses. The balance of net proceeds, including the net proceeds, if any, realized as a result of the representative exercising the over-allotment option, will be available for use more than one year from now to fund operating deficits and cash flow shortfalls, if any, and to respond to new business and competitive developments and opportunities.

   The above information represents our best estimate of our capital requirements based on the current status of our business. We will retain broad discretion in the allocation of the net proceeds within the categories listed above. The amounts actually expended for these purposes may vary significantly and will depend on a number of factors, including our rate of revenue growth, cash generated by operations, evolving business needs, changes in demand for the Qxpress 200 terminals, inventory needs, the cost to develop or acquire new products, the success, or lack thereof, of our marketing efforts, general economic conditions, competitive developments, new strategic opportunities and other factors that we cannot anticipate at this time. Pending their use, we intend to invest the net proceeds of this offering in interest bearing, investment grade securities.


   We expect that the net proceeds from this offering and revenue from operations, will be sufficient to fund our operations and capital requirements for at least 12 months following this offering. We may be required to raise additional capital through the sale of equity or other securities sooner if our operating assumptions change or prove to be inaccurate. We cannot assure you that any financing of this type would be available. In the event of a capital inadequacy, we would be required to limit our growth and the expenditures described above.

                                DIVIDEND POLICY

   We have not declared or paid any dividends and do not intend to pay any dividends in the foreseeable future. We intend to retain any future earnings for use in the operation and expansion of our business. Any future decision to pay dividends on common stock will be at the discretion of our board of directors and will depend on our fiscal condition, results of operations capital requirements, and other factors our board of directors may deem relevant. A recent proposal by the Bush administration would eliminate the tax on dividends received from corporations. If this proposal is enacted into law, the stock of corporations that pay dividends may be more attractive to investors than the stock of corporations that do not pay dividends.

                                 CAPITALIZATION

   The table below sets forth our capitalization as of March 31, 2003 on an actual, pro forma and pro forma, as adjusted basis. Pro forma data takes into account the following events that took place in the second quarter of 2003:

   o The sale of secured convertible debentures due March 31, 2004, in the aggregate principal amount of $250,000, 28,205 shares of common stock and warrants to purchase 28,205 shares of common stock for an aggregate consideration of $250,000 in cash; and

   o Our receipt of $1,000,000 of loan proceeds evidenced by a 12% unsecured promissory note in the original principal amount of $1,000,000, due August 31, 2004 and our issuance of warrants, covering 238,095 shares of common stock, having an exercise price of $5.25 per share in connection with that loan.

   Pro forma as adjusted for this offering also takes into account and assumes the following: (a) the sale of 750,000 units for $13.33 per unit, resulting in gross proceeds of approximately $10 million and net proceeds of approximately $8.2 million; (b) $1.725 million of the net proceeds will be used to cash collateralize $1.5 million aggregate principal amount of our 12% secured convertible debentures due March 31, 2004 and $150,000 of the net proceeds will be used to prepay, in part, a note payable to an affiliate; (c) no portion of the unit offering price is allocated to the unit warrant; and
(d) none of the holders of warrants, options, and convertible debt instruments issued by us exercise their right to acquire our stock.





                                                                                                       March 31, 2003
                                                                                          ----------------------------------------
                                                                                                                        Pro forma
                                                                                             Actual       Pro forma    as adjusted
                                                                                          -----------    -----------   -----------
Debt:
 Notes payable.........................................................................   $ 1,610,186    $ 2,860,186   $ 2,860,186
 Less: Unamortized discount............................................................    (1,231,716)    (2,481,716)   (2,481,716)
 Note payable to affiliate.............................................................       420,959        420,959       270,959
 Capital lease obligations.............................................................        79,766         79,766        79,766
                                                                                          -----------    -----------   -----------
    Total debt.........................................................................   $   879,164    $   879,164   $   729,195
Stockholders' equity:
 Common stock, $0.001 par value,
   50,000,000 shares authorized:
   1,436,795 shares issued and outstanding, actual; 1,465,250 shares issued and outstanding, pro forma; and 2,965,250 shares issued and outstanding, pro forma, as
   adjusted............................................................................   $     1,437          1,465         2,965
 Capital in excess of par value........................................................     8,927,143     10,177,115    18,375,615
 Retained deficit......................................................................    (8,305,606)    (8,305,606)   (8,305,606)
 Stock subscription receivable.........................................................      (114,798)      (114,798)     (114,798)
                                                                                          ===========    ===========   ===========
    Total stockholders' equity (deficit)...............................................   $   508,176    $ 1,758,176   $ 9,958,176
                                                                                          ===========    ===========   ===========
    Total capitalization...............................................................   $ 1,387,840    $ 2,637,340   $10,687,371
                                                                                          ===========    ===========   ===========



---------------
The foregoing table gives effect to the valuation of stock and warrants issued together with debt securities.

                        PRICE RANGES OF OUR COMMON STOCK

   The principal market on which our common stock is traded is the OTC Bulletin Board. The ticker symbol for our common stock is QCCM. The following table sets forth the range of high and low sales prices and the high and low bid prices for our common stock for the periods indicated. Bid prices reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions. The sales information is available online at http://finance.yahoo.com and the bid information was provided to us by the OTC Bulletin Board.




                                                                                        Sales Price         Bid Price
                                                                                      ---------------    ---------------
                                                                                       High      Low      High      Low
                                                                                      ------   ------    ------   ------
    2001
    First quarter.................................................................    $ 9.90   $ 3.75    $ 8.44   $ 3.90
    Second quarter................................................................    $10.80   $ 3.00    $10.35   $ 3.00
    Third quarter.................................................................    $13.05   $ 3.90    $12.75   $ 3.90
    Fourth quarter................................................................    $30.00   $11.55    $29.25   $11.25

    2002
    First quarter.................................................................    $31.20   $18.75    $36.75   $18.75
    Second quarter................................................................    $30.00   $19.20    $29.55   $18.90
    Third quarter.................................................................    $23.55   $ 6.60    $22.95   $ 5.40
    Fourth quarter................................................................    $14.55   $ 7.65    $13.80   $ 7.65

    2003
    First quarter.................................................................    $14.85   $ 7.50    $13.50   $ 7.05
    Second quarter (through June 4)...............................................    $10.95   $ 4.65    $10.95   $ 4.65


   According to the records of our transfer agent, the approximate number of holders of record of our common stock, as of December 31, 2002, was 420.

   We have applied to the American Stock Exchange to list the units, our common stock, including the common stock included in the units, and the unit warrants on that exchange.

                      SELECTED CONSOLIDATED FINANCIAL DATA


   The selected consolidated financial data set forth below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for each of the years in the two-year period ended December 31, 2002 and the balance sheet data at December 31, 2002 are derived from our financial statements, which have been audited by Pritchett, Siler & Hardy, P.C., independent auditors, and are included elsewhere in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future, and the results of interim periods are not necessarily indicative of results for the entire year.



Statement of Operations Data:
                                                                                       Thre months ended           Years ended
                                                                                           March 31,              December 31,
                                                                                     ---------------------    ---------------------
                                                                                       2003         2003         2002        2001
                                                                                    ----------    --------    ----------   --------
                                                                                       (in thousands, except share and per share
                                                                                                         data)
Revenues ........................................................................   $    5,747    $  6,275    $   24,028   $ 16,360
Cost of goods sold ..............................................................        4,308       4,659        17,611     11,650
                                                                                    ----------    --------    ----------   --------
Gross profit ....................................................................   $    1,439    $  1,616    $    6,417   $  4,710
Commissions and fees ............................................................        1,298       1,461         5,881      4,089
Selling expenses ................................................................           94          64           308        282
General and administrative expenses .............................................          511         241         1,194      1,163
Depreciation and amortization ...................................................          159          29           258        159
Research and development ........................................................           --          --            --        146
Accrued litigation settlement ...................................................           --          --           200         --
Non-cash compensation ...........................................................           22          --           843        277
                                                                                    ----------    --------    ----------   --------
Loss from operations ............................................................   $     (645)   $   (179)   $   (2,267)  $ (1,406)
Other income (expense), net .....................................................         (127)         (9)          (31)      (144)
                                                                                    ----------    --------    ----------   --------
Loss before income taxes ........................................................   $     (772)   $   (188)   $   (2,298)  $ (1,550)
Income tax expense ..............................................................           --          --            --         --
Net loss ........................................................................   $     (772)   $   (188)   $   (2,298)  $ (1,550)
                                                                                    ==========    ========    ==========   ========
Net loss per share(1) ...........................................................   $     (.58)   $  (0.21)   $    (2.24)  $  (2.13)
                                                                                    ==========    ========    ==========   ========
Weighted average number of shares outstanding(1) ................................    1,321,963     896,918     1,027,974    727,656
                                                                                    ==========    ========    ==========   ========



Balance Sheet Data:




                                                                          March 31, 2003
                                                                          --------------
        Current assets................................................     $ 1,634,087
        Working capital (deficit).....................................     $(1,289,544)
        Total assets..................................................     $ 4,691,291
        Total liabilities.............................................     $ 4,183,115
        Stockholders' equity (deficit)................................     $  (508,176)

---------------
(1) The effect of options, warrants and convertible debt instruments has been excluded as their impact is anti-dilutive.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Overview


   Our principal source of revenue has been the resale of prepaid telecommunication products that we purchase from suppliers of wireless, long distance and other products or from distributors who purchase these products from suppliers. Historically, revenues from international operations have accounted for less than 1% of annual revenues. In the first quarter of 2003, we began generating revenues from a customer in Canada. We expect that revenues from international operations will grow over the next few years and will represent a more meaningful portion of our overall revenues, particularly as prepaid wireless is much more common and accepted in Europe, Asia and Latin America than it is in North America.

   The table below illustrates the revenues we derived from our principal products and the percentage of total revenues represented by this amount:





                                       Period Ended March 31,                                Year Ended December 31,
                         --------------------------------------------------    ----------------------------------------------------
                                  2003                       2002                        2002                        2001
                         -----------------------    -----------------------    ------------------------    ------------------------
                          Amount      Percentage     Amount      Percentage      Amount      Percentage      Amount      Percentage
                        ----------    ----------   ----------    ----------   -----------    ----------    -----------   ----------
Wireless ............   $5,568,540       96.9%     $5,663,394       90.3%     $22,108,620        92.0%     $13,466,953       82.3%
Long distance .......       97,426        1.7         315,939        5.0          793,114         3.3        1,365,296        8.3
Home dial tone ......        4,618         .1         136,610        2.2          271,576         1.1          910,189        5.6
Other ...............       76,455        1.3         159,450        2.5          854,642         3.6          617,066        3.8
                        ----------      -----      ----------      -----      -----------       -----      -----------      -----
 Totals .............   $5,747,039      100.0%     $6,275,593      100.0%     $24,028,002       100.0%     $16,359,504      100.0%
                        ==========      =====      ==========      =====      ===========       =====      ===========      =====




   Historically, our results of operations have been characterized by relatively high revenues but relatively low gross profits. As a reseller of prepaid telecommunication products, we book the entire value of the transaction as revenues. Our cost of sales includes the amount we pay for the product; it does not include the fees and commissions we pay the broker and the retailer who participated in the sale. In the period covered by the above table, our gross profit margins were approximately 25.0% in the quarter ended March 31, 2003 and 25.8% in the same period in 2002 and 26.7% in the year ended December 31, 2002 and 28.8% in the same period in 2001. However, after further subtracting the commissions and fees paid to the brokers and retailers (which vary substantially directly with revenues in our historical sales model), our margins were approximately 2.4% in the quarter ended March 31, 2003 and 2.5% in the same period in 2002 and 2.2% in the year ended December 31, 2002 and 3.8% in the same period in 2001. Because of these relatively small margins, a minor change in the price that we pay for products would have a substantial effect on our margins and profit if we were not able to (or, in the case of price decreases, were not required to) pass the difference on to our customers.


   The resale of prepaid telecommunication products has historically been a commodity market with most price increases or decreases being passed through the distribution chain to the end user. However, the amount of margin available to each participant in the distribution chain can be affected by various factors, such as the functions provided and risk assumed by the participant and the volume and payment terms on which the participant can purchase product. Historically, our ability to purchase products at attractive rates has been negatively impacted by our inability to purchase in volume and our status as an uncertain credit, which, in some cases, has resulted in our inability to purchase product directly from the supplier. In those cases, we have purchased product from a reseller at a markup from the supplier price. We believe that, as our business expands and our financial condition becomes more stable, there may be opportunities to increase margins in our historical business by purchasing a greater percentage of our product directly from the supplier and by purchasing in greater volume. However, the telecommunications business in general, and the wireless business in particular, is changing rapidly and it is not possible to anticipate potential changes that may occur in the distribution chain.

   Our business plan contemplates adding new products rapidly and adopting other sales models. With some of these products and sales models, rather than purchasing and reselling prepaid products, we will facilitate the purchase of the product by others, sell or lease terminals and provide transaction processing services for a fee. In particular, we have developed an alternative revenue model that we refer to as a "service bureau." Under this model, we replicate our data center for and license our proprietary transaction processing software to our customer who is responsible for functions such as inventory management, product ownership, report generation, and funds transfer. We generate license fees and ongoing revenues from transaction processing and management services. We recently established our first service bureau data center for a customer. While we expect our traditional model, which we refer to as the "broker model," to continue to be our primary means of business, we also expect the service bureau model to grow in 2003. We expect that substantially all of our international expansion will be based on this model and that domestic customers may also choose to operate in this way.

   Under the service bureau model, since we do not assume an ownership risk with respect to the product, we will record as revenue only the amount of the fee, as opposed to the entire value of the transaction. This will result in lower revenues per transaction. On the other hand, cost of sales should be minimal and fees and commissions payable to brokers and retailers should be nonexistent. As a result, we believe our gross profit margin under the service bureau model will be significantly higher than it is under our broker model. Accordingly, even if gross profit remains relatively stable, or increases at a relatively constant rate from period to period, revenues and gross profit margins may experience substantial volatility based on changes in the percentage of our business undertaken on a service fee basis compared to the percentage undertaken as a product reseller.

   We offer the brokers through whom we deploy the Qxpress system the option either to buy the Qxpress 200 terminals at a fixed price or to lease them under a "rent-to-own" program. The sale of the terminal will result in the immediate recognition of revenue, the immediate recovery of capital for the terminal and gross profit from the sale. The rent-to-own program has the advantage of ongoing rental income over the life of the contract and higher margins due to the premium we are able to charge under this alternative. Our ability to offer the rent-to-own option depends on the availability of capital to fund the cost of the terminals.

   Substantially all of our revenues are collected through automated clearing house, or ACH, transactions initiated by us within 72 hours of the sale of the product. In an ACH transaction, funds are electronically transferred from the merchants' accounts to our account. As a result, we have virtually no receivables from retailers and we do not have expenses associated with billing and collection. The brokers through whom we distribute our system are responsible for any unpaid ACH transactions from retailers so we experience virtually no bad debt expense. We expect that license fees to be earned under our service bureau model will be collected in essentially the same manner. However, we may generate receivables from sales of terminals and from consulting services provided to assist customers in setting up and operating data centers.

   In order to support expanded operations, we expect to increase sales and marketing and general and administrative expense. We expect to continue to invest in product development and improvement, although the rate of such investment may not equal the rate of expenditure we experienced to develop our Qxpress system. As gross profit increases, we expect general and administrative expenses, selling expenses and research and development expenditures to decrease as a percentage of gross profit, thereby significantly improving operating margins. However, in the immediate future, we expect to incur substantial costs in advance of the business growth that they are intended to support. Accordingly, operating margins may initially decrease and will not achieve the expected improvement unless and until business in fact expands on a profitable basis.

   A substantial portion of our net loss in 2001, approximately 17.9%, and in 2002, approximately 36.7%, was attributable to non-cash compensation paid to employees and consultants. In part, this was due to our limited cash resources and our need to conserve capital. We do not anticipate that non-cash compensation expense for 2003 and subsequent years will have as great an impact on our statement of operations as it has had the last two years.


   In 2003 we concluded a number of financing transactions involving the sale of notes, convertible debt, stock and warrants. The value of the stock and warrants issued in these transactions will be amortized over the lives of the debt instruments to which they relate. As a result, we will have significant interest expense for 2003 and 2004 only a small portion of which was recorded in the first quarter of 2003.


   Our future capital requirements will depend both on the rate of growth of our business and the mix of revenue models that we employ. Models that require us to maintain a large inventory of prepaid products or to continue to own terminals and/or to invest in transaction processing facilities will require relatively large amounts of capital. The capital requirements of a pure service bureau model are, in comparison, substantially less. We anticipate that various commercial credit options will be available to us to cover many of these capital requirements. However, we have no such arrangements in place and cannot assure you that we will be able to make commercially satisfactory credit arrangements.

Critical Accounting Policies and Estimates

   The discussion and analysis of our financial condition and results of operations are based on our financial statements that have been prepared according to accounting principles generally accepted in the United States. In preparing these financial statements, we are required to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. We evaluate these estimates on an on-going basis. We base these estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. We consider the following accounting policies to be the most important to the portrayal of our financial condition and that require the most subjective judgment.

   Revenue recognition

   We record revenue at the time of product sale. Sales of our prepaid products are generally made directly to end-users. There is no right of return for products sold and we are not obligated for further performance after the sale. These sales transactions are accounted for at "gross" since they meet the requirements specified by Securities and Exchange Commission Staff Accounting Bulletin No. 101 -- Revenue Recognition in Financial Statements (SAB 101) and Emerging Issues Task Force No. 99-19 (EITF 99-19). Revenues generated from other sources, such as from the sale or rental of terminals, minimum performance fees and sales of blank cards, are recorded when earned, net of any sales discounts. We expect in the future to record revenues from technology licensing and consulting fees and will record these fees when they are earned.

   Cost of goods sold

   Cost of goods sold primarily represents the cost of the personal identification number, or PIN, or other product sold. The cost of a PIN is set by the carrier and is expressed in terms of a percentage discount from the denomination value. This discount ranges from 15% to 25% for cellular and home dial tone products and 40% to 50% for long distance products. We do not have minimum purchase contracts or exclusivity agreements with any carrier. Historically, price increases are passed on to customers in the form of lower broker and merchant commissions, which are recognized as operating expenses under the caption "commissions and fees" on our statement of operations. Cost of goods sold and resulting gross profits fluctuate due to changes in the mix of our products and discount rates offered by carriers. As already noted, we expect to experience greater fluctuations in revenues and margins as we introduce our service bureau revenue model.

   Another component of cost of goods sold is transaction-processing services paid to LDC Direct, the supplier of the original Qxpress terminal. These transaction-processing fees are approximately 1% of revenues and are not payable on transactions processed by our proprietary Qxpress 200 terminal. We will continue to incur transaction-processing fees for revenues generated through the original terminal. We have not yet established a time frame for changing existing customers using the original terminal to the Qxpress 200 terminal but expect that to occur during 2003 and 2004.

   Software development costs

   We have invested a considerable amount of capital in our proprietary Qxpress 200 terminal and data center. We account for this investment in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed" and Statement of Accounting Standards No. 142, "Goodwill and Other Intangible Assets." Costs incurred before we established the technological feasibility of the project were recorded as research and development expenses. Once technological feasibility was established, costs incurred to develop the data center software and the embedded software in the terminal were capitalized. These costs include salaries paid to software engineers employed by us and fees paid to third parties for software development. Once the new system was placed in service, maintenance costs are expensed while costs of new software projects under development are capitalized. Capitalized costs are amortized over the estimated useful life of the software, which is three years. We periodically evaluate the recoverability of our capitalized software development costs based on the expected future cash flows from this asset.

   Stock options and warrants

   We have adopted the disclosure-only requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." As a result, no compensation costs are recognized for stock options granted to employees. Options and warrants granted to non-employees are recorded as an expense on the date of grant based on the then estimated fair value of the security in question.

   Income taxes


   At March 31, 2003, we had an accumulated net operating loss for federal and state corporate income tax purposes of approximately $8.0 million. Because our ability to use this net operating loss depends on our ability to earn future taxable income, we have established a valuation allowance equal to the net deferred tax asset. The amount of and ultimate realization of the benefits from these deferred tax assets for income tax purposes depends, in part, on applicable tax laws in effect, our future earnings, and other future events, the effects of which cannot be determined. However, our ability to offset our accumulated net operating loss against future taxable income may cause our future reported earnings and profitability to be greater than they would be if fully taxable.


Results of Operations

   The following table sets forth for the periods presented, statement of operations data as a percentage of revenues. The trends suggested by this table may not be indicative of future operating results. As noted earlier, these percentages can be expected to change substantially as a result of our implementation of different sales models and other factors.



                                                                                               Period ended      Year ended
                                                                                                 March 31,      December 31,
                                                                                               -------------    -------------
                                                                                               2003    2002     2002    2001
                                                                                              -----    -----   -----    -----
      Revenues ............................................................................   100.0%   100.0%  100.0%   100.0%
      Cost of goods sold ..................................................................    75.0%    74.2%   73.3%    71.2%
      Gross profit ........................................................................    25.0%    25.8%   26.7%    28.8%
      Commissions and fees ................................................................    22.6%    23.3%   24.5%    25.0%
      Selling expenses ....................................................................     1.6%     1.0%    1.3%     1.7%
      General and administrative expenses .................................................     8.9%     3.8%    5.0%     7.1%
      Depreciation and amortization .......................................................     2.8%     0.5%    1.1%     1.0%
      Research and development ............................................................      --       --      --      0.9%
      Accrued litigation settlement .......................................................      --       --     0.8%      --
      Non-cash compensation ...............................................................     0.4%      --     3.5%     1.7%
      Loss from operations ................................................................   -11.2%    -2.8%   -9.5%    -8.6%
      Other income (expense) - net ........................................................    -2.2%    -0.2%   -0.1%    -0.9%
      Net loss ............................................................................   -13.4%    -3.0%   -9.6%    -9.5%





Periods ended March 31, 2003 and 2002

   Revenues. Revenues for 2003 were $5.75 million compared to $6.28 million for 2002, a decrease of $530,000, or 8.4%. This decrease is due to the loss of a significant customer in the third quarter of 2002 and the delay in introducing the Qxpress 200 terminal. In April 2003, we ordered 1500 new Qxpress 200 terminals, of which approximately 300 were deployed by May 10, 2003. The balance are expected to be deployed before June 30, 2003. We expect these new terminals to begin generating additional revenue immediately.

   Cost of goods sold. Cost of goods sold for 2003 was $4.31 million compared to $4.66 million for 2002, a decrease of $350,000, or 7.5%. The majority of the decrease is due to decrease in revenues during the period. As a percentage of revenues, cost of goods sold in 2003 was 75.0% compared to 74.2% in 2002. This increase is attributable to the fact that some of our newer wireless products carry lower discounts. This increase was offset by a decrease in commissions and fees, as we were able to pass on this lower discount to brokers and retailers in the form of lower commissions.

   Gross profit. Gross profit for 2003 was $1.44 million compared to $1.62 million for 2002, a decrease of $178,000, or 11.0%. Gross margin was 25.0% in 2003 compared to 25.8% in 2002. As discussed above, this decrease is attributable to lower discounts offered by our suppliers, which translates into higher costs for us. In the future, we expect our gross margin to fluctuate as our product mix changes and as discount rates offered by carriers change. Gross margin will also be influenced by the relative growth experienced in our two business models, the traditional broker model and the service bureau model.

   Commissions and fees. These expenses are principally commissions paid to retailers and brokers for product sales through the Qxpress terminals and are a fixed percentage of the product sales price. Commissions and fees for 2003 were $1.30 million compared to $1.46 million for 2002, a decrease of $163,000, or 11.1%. As a percentage of revenues, these expenses decreased to 22.6% in 2003 from 23.3% in 2002. This decrease reflects the fact that we successfully reduced the commissions we pay to brokers as a result of a lower discounts we received from our suppliers. A component of commissions and fees is transaction processing fees paid to a third party. These fees were approximately $48,000 in 2003 compared to $58,000 in 2002. These fees have been consistently in the range of 1% of gross revenues. Since most of our revenue growth will come from transactions generated by the new Qxpress 200 terminal, these expenses are not expected to increase from their current level in terms of absolute dollars and will likely decrease as existing customers are transitioned to our new terminal.

   Selling expenses. Selling expenses for 2003 were $94,000 compared to $64,000 in 2002, an increase of $30,000, or 46.5%. The increase is due to higher travel expenses, reflecting the sales efforts associated with building an expanded network for the selling and distribution of our products, and to the cost of a new employee added to our sales force in 2003. As a percentage of revenues, selling expenses increased to 1.6% in 2003 from 1.0% in 2002.

   General and administrative. General and administrative expenses in 2003 were $511,000 compared to $241,000 in 2002, for an increase of $270,000, or 111.9%. The increase can be primarily attributed to two factors. First, we recorded a consulting expense of $150,000 in 2003 related to financial advisory business development services. We do not expect to incur similar expenses during future periods. Second, our general and administrative salaries and benefits were approximately $75,000 higher in 2003 than 2002. This increase is not due to higher gross salaries paid but to lower salaries eligible to be capitalized as software development in 2003. As previously noted, we placed our data center in service in September 2002. While we are still developing new applications for our system and some of the salaries of software engineers are capitalized, this amount is lower in 2003 and we expect that trend to continue in future periods.

   Depreciation and amortization. Depreciation and amortization expenses for 2003 were $159,000, compared to $29,000 for 2002. This increase is attributable primarily to the amortization of software development costs, which began in the fourth quarter of 2002. The amount amortized in 2003, $121,000, explains most of the increase. As we continue to amortize software development costs and we increase significantly the number of Qxpress 200 units in use, we expect depreciation and amortization expenses to increase in the future.

   Non-cash compensation. In December 2002, we granted a bonus payable in stock to four executives and key employees. Of the total grant of 43,333 shares, 50% of those were for past services and accrued as expense in 2002. The other 50% is payable in June 2004 provided that the employee has been continuously employed by us. We accrued $21,666 toward this future issuance of stock in the first quarter of 2003. No expenses of this nature were recorded in 2002.

   Loss from operations. Loss from operations for 2003 was $645,000 compared to $179,000 for 2002. This increase is attributable to factors discussed above, specifically (i) lower revenues, (ii) higher general and administrative expenses resulting from an increase in consulting expenses and a decrease in capitalized salaries and benefits, (iii) higher depreciation and amortization expenses,
(iv) an increase in selling expenses, and (v) non-cash compensation recorded in 2003. We expect our investment in an expanded distribution network to result in significantly higher revenues in the future while our ongoing operating expenses, other than commissions and fees, to increase by a smaller percentage. We believe these factors will contribute to continuing improvement in the results from operations in the foreseeable future.

   Other expense -- net. Other income and expense consists primarily of interest income and expense. Net other expense for 2003 and 2002 was $127,000 and $9,000, respectively. The increase in net other expense is the result of more interest expense related to the convertible note and debentures we sold in 2003. Approximately $90,000 of this amount is from the amortization of discount on these debt instruments and therefore does not represent an amount to be paid in cash.

   Income tax expense. At March 31, 2003 we had operating loss carryforwards of approximately $8 million that may be applied against future taxable income in years through 2023. The loss carryforwards and other items result in net deferred tax asset of approximately $2.6 million. The amount of and ultimate realization of the benefits from this deferred tax asset for income tax purposes depends, in part, on applicable tax laws in effect, our future earnings, and other future events, the effects of which cannot be determined. As a result of the uncertainty surrounding the realization of the deferred tax asset, at year-end we established a valuation allowance equal to the net deferred tax asset and no income tax benefit from our operating loss has been recognized for any of the periods presented.

   Net loss. Net loss for 2003 was $772,500 compared to $188,000 for 2002. The increased net loss is attributable to the foregoing factors.


Years ended December 31, 2002 and 2001


   Revenues. Revenues for 2002, were $24.0 million compared to $16.4 million for 2001, an increase of $7.6 million, or 46.9%. We believe this increase is attributable to the following factors listed in the order of their impact on our revenues: (i) market acceptance of the Qxpress system, (ii) an increase in the number of terminals installed and (iii) an increase in the number of transactions per terminal. We expect each of these factors to contribute to further revenue growth in the foreseeable future. While our existing customers have the option of switching to the service bureau model, we do not anticipate that to happen. Rather, we expect most of our revenue under the service bureau model will come from new international and domestic accounts. Except for an insignificant amount of revenue derived from sales in Puerto Rico, all of our revenue for 2001 and 2002 was from U.S. sources.


   Cost of goods sold. Cost of goods sold for 2002 was $17.6 million compared to $11.6 million for 2001, an increase of $6.0 million, or 51.2%. The majority of the increase in cost of goods sold is associated with the increase in revenues. As a percentage of revenues, cost of goods sold in 2002 was 73.3% compared to 71.2% for 2001. This increase is attributable to the fact that some of our newer wireless products carry lower discounts and one of our primary suppliers decreased its discount percentage in August 2001. We were able to pass on this reduced discount to the brokers and retailers in the form of lower commissions. Transaction processing fees were $225,000 in 2002 compared to $155,000 in 2001. These fees have consistently been approximately 1% of gross revenues. Since most of our revenue growth will come from transactions generated by the new Qxpress 200 terminal, these expenses are not expected to increase from their current level in terms of absolute dollars and will likely decrease as existing customers are transitioned to our new terminal.


   Gross profit. Gross profit for 2002 was $6.4 million compared to $4.7 million for 2001, an increase of $1.7 million, or 36.2%. Gross margin was 26.7% in 2002 compared to 28.8% in 2001. As discussed above, this decrease is attributable to lower discounts offered by our suppliers, which translates into higher costs for us.


   Commissions and fees. These expenses are principally commissions paid to retailers and brokers for product sales through the Qxpress terminals and are a fixed percentage of the product sales price. Commissions and fees for 2002 were $5.9 million compared to $4.1 million for 2001, an increase of $1.8 million, or 43.8%. As a percentage of revenues, these expenses decreased to 24.5% in 2002 from 25.0%
in 2001. This decrease reflects the fact that we successfully reduced the commissions we pay to brokers as a result of a lower discounts we received from our suppliers.

   Selling expenses. Selling expenses for 2002 were $308,000 compared to $282,000 in 2001, an increase of $26,000, or 9.1%. The increase is due to higher travel expenses, reflecting the sales efforts associated with building an expanded network for the selling and distribution of our products, and to the cost of attending trade shows and conferences to increase the visibility of our new system. As a percentage of revenues, selling expenses decreased to 1.3% in 2002 from 1.7% in 2001, primarily as a result of increased revenues.

   General and administrative expenses. General and administrative expenses for 2002 and 2001 were basically the same. However, as a percentage of revenues, general and administrative expenses decreased to 5.0% in 2002 from 7.1% in 2001. While the addition of personnel and the purchase of accounting systems to support the growth that we anticipate following this offering will result in a significant increase in general and administrative expense, general and administrative expenses are expected over time to increase at a slower rate than future increases in revenues.


   Depreciation and amortization. Depreciation and amortization expenses for 2002 were $258,000, compared to $159,000 for 2001, an increase of $99,000, or
62.3%. This increase is attributable primarily to the amortization of software development costs, which began in the fourth quarter of 2002. The amount amortized in 2002, $121,000, more than offset, the decrease in amortization expense as a result of the effect of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," which we adopted in 2002.


   Research and development. Research and development expenses were $146,500 for 2001. These expenses related to design work and other related activities for our new terminal and data center prior to actual development. No expenses of this nature were incurred in 2002. We do not anticipate incurring significant expenses of this nature in the near future.

   Accrued Litigation Settlements. We are named as a defendant in one lawsuit and have agreed to indemnify our chief executive officer in connection with an action brought against him individually relating to a transaction involving our stock. Based on our assessment of the potential liabilities arising from these lawsuits, at the end of 2002 we recorded an accrued litigation settlement expense of $200,000, increasing our total reserve for contingent liabilities to $359,000. We did not accrue any similar expense in 2001. We anticipate that these lawsuits will be resolved in 2003.

   Non-cash compensation. Non-cash compensation reflects the value of stock issued to employees, consultants and advisors and stock options issued to nonemployees for services. Since the transfer of these securities is not contingent on future services, we recognized an expense at the time of issuance. Non-cash compensation expense for 2002 was $843,000 compared to $277,000 for 2001. The 2002 amount reflects $130,000 worth of stock issued to four management employees. The 2001 amount is entirely attributable to payments to consultants.


   Loss from operations. Loss from operations for 2002 was $2.2 million compared to $1.4 million for 2001. This increase is attributable to factors discussed above, specifically (i) higher volume of lower margin business and
(ii) a higher amount of non-cash compensation recorded in 2002.


   Other expense -- net. Other income and expense consists primarily of interest income and expense and loss from disposition of assets. Net other expense for 2002 and 2001 was $31,000 and $144,000, respectively. The decrease in net other expense is primarily the result of more interest capitalized as software development costs during 2002 compared to the amount capitalized during 2001 and lower borrowings and associated interest expense during 2002 compared to 2001. In 2002, we recorded interest income of $4,000 and interest expense of $35,000. In 2001, we recorded interest income of $11,000 and interest expense of $155,000.

   Income tax expense. At December 31, 2002 we had operating loss carryforwards of approximately $7.2 million that may be applied against future taxable income in years through 2022. The loss carryforwards and other items result in net deferred tax asset of approximately $2.3 million. The amount of and ultimate realization of the benefits from this deferred tax asset for income tax purposes depends, in part, on applicable tax laws in effect, our future earnings, and other future events, the effects of which cannot be determined. As a result of the uncertainty surrounding the realization of the deferred tax asset, at year-end we established a valuation allowance equal to the net deferred tax asset and no income tax benefit from our operating loss has been recognized for any of the periods presented.

   Net loss. Net loss for 2002, was $2.3 million compared to $1.5 million for 2001. The increased net loss is attributable to the foregoing factors. A substantial portion of the loss in 2002 is attributable to non-cash expense items, particularly non-cash compensation and accrued litigation settlements, which we do not expect to incur in 2003. After eliminating these items, our net loss was $1.3 million in 2002 and 2001.


Liquidity and Capital Resources

   Historically, we have financed our working capital requirements through cash flow from operations, the sale of shares of our common stock, proceeds from short-term bank borrowings, and proceeds from the sale of convertible debentures and notes. Since the end of 2001, we have not had any working capital credit facility.

   In May 2003, we raised $1 million, by issuing an unsecured promissory note bearing interest at 12% per annum and maturing on August 31, 2004. In connection with this loan, we also issued to the lender warrants covering 238,095 shares of common stock having an exercise price of $5.25 per share. The warrants are exercisable at any time beginning July 7, 2003 and ending January 31, 2007.

   Between January 1, 2003 and April 30, 2003 we raised $1.72 million by selling stock, warrants and convertible debt instruments. Our 12% unsecured convertible note in the principal amount of $200,000 is due and payable on February 28, 2004. Our 12% secured convertible debentures in the aggregate principal amount of $1.5 million are due and payable March 31, 2004. The interest rate on the debentures is reduced to the prime rate once we cash collateralize the debt by transferring $1.725 million to an escrow account. We will continue to seek to raise additional capital through the sale of equity, debt and convertible securities.

   As of March 31, 2003, we had a working capital deficit of approximately $1.3 million. Our working capital deficit takes into account a $359,000 reserve for contingent liabilities arising in connection with lawsuits in which we are either a defendant or have agreed to indemnify a defendant.

   For the period ended March 31, 2003, net cash used by operating activities was $217,000. The primary components of our operating cash flows are our net loss, increase in accounts payable, depreciation and amortization, and increases in inventory and accounts receivable.

   Capital expenditures include capitalized software development costs and purchase of property and equipment. For the period ended March 31, 2003, capitalized software development costs were $168,000 and purchases of property and equipment were $210,000. We expect that capital expenditures will increase significantly in future periods of 2003 as we place more terminals in service.

   For the period ended March 31, 2003, net cash provided by financing activities was $1,047,000. Net cash provided by financing activities primarily reflects sales of common stock and convertible debt as well as repayments of existing indebtedness.

   In the future, we may issue additional debt or equity securities in order to satisfy our cash needs. Any debt incurred or issued may be secured or unsecured, at a fixed or variable interest rates and may contain other terms and conditions that our board of directors deems prudent. Any sales of equity securities may be at or below current market prices. We expect the proceeds from these financing activities to be used primarily to manufacture, market and sell additional Qxpress 200 terminals and to reduce short-term liabilities. We cannot assure you that we will be successful in generating sufficient capital to adequately fund our liquidity needs.

Recent Accounting Pronouncement

   Statement of Financial Accounting Standards ("SFAS") 146, "Accounting for Costs Associated with Exit or Disposal Activities", and SFAS No. 147, "Acquisitions of Certain Financial Institutions -- an Amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9", and SFAS 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure -- And Amendment of FASB Statement 123" were recently issued. SFAS No. 146, 147 and 148 have no current applicability to us or their effect on our financial statements are not significant.


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
                                    BUSINESS
Overview

   We have developed a proprietary, fully integrated transaction processing and management information system that we use to deliver and sell prepaid products to consumers at the point of sale, on demand. The Qxpress system includes:

   o proprietary electronic point-of-sale terminal equipment capable of processing a variety of prepaid products, including wireless and long-distance wireline telephone, home dial tone, Internet access, prepaid credit cards and money transfer; and

   o a state-of-the-art data center, using proprietary transactional communications protocols and other proprietary software, through which all transactions effected over our terminals are processed and which can produce a variety of management reports.

   Until recently, our strategy has been to purchase prepaid products and resell them through retail outlets. We market the Qxpress system through independent telecommunication brokers that place the terminals in retail outlets that they service. In March 2003, we introduced our "service bureau" revenue model in which we enter into a license agreement with a customer. Under this arrangement, we replicate our data center for and license the software to the customer. Revenue is generated from set-up fees, transaction fees, fees for maintenance and technical support and proceeds from the sale or lease of the terminals.


   Transaction processing and information management services are used by many different businesses in a variety of contexts. For example, credit card companies are significant users of these services for post-paid transactions. Our system is designed to accommodate transactions involving virtually any prepaid product that can be delivered electronically. Within the prepaid transaction market, our initial focus has been on the telecommunications market. Telecommunication carriers, such as Verizon, Cingular, T Mobile and AT&T sell their prepaid wireless services either directly or through distributors who purchase these products at rates significantly lower than those that could be obtained by individual consumers and small businesses. These distributors often purchase prepaid telecommunication products from different carriers, then resell these products in smaller quantities to their established networks of retail outlets, such as convenience stores, check cashing stores, newsstands, grocery stores and discount stores. Qxpress can also be used to sell and reload prepaid credit cards and we anticipate that it will be able to accommodate money transfer services by the end of June 2003.


Electronic Processing of Prepaid Products

   Distribution systems for prepaid products such as wireless telephone service, phone cards, debit cards, money transfers and currency exchange have generally failed to take full advantage of advances in electronic processing technology. For example, prepaid telecommunication products have generally been sold in the form of a card or voucher with a PIN number printed on it. Financial transactions, such as money transfer or currency exchange have generally required the consumer to go to a bank, telegraph office or other facility providing the required service.

   Electronic processing systems such as our Qxpress system enable these transactions to be available through a single terminal that can be installed at an almost unlimited number of commercial locations and that can offer a wide range of different prepaid options. The electronic nature of the transaction can offer a variety of efficiencies when compared to traditional distribution methods. A few of these potential efficiencies are described below.

   Reduction in distribution costs, carrying costs and shrinkage. There are three fundamental problems with the traditional hard card or voucher system for delivering prepaid wireless and wireline telecommunication products: high distribution costs; high carrying costs; and shrinkage. Carriers sell the hard cards to brokers who resell them to the retail outlets. The carriers print the cards and ship them to brokers who, in turn, store the cards and ship them to retail stores. The retailers depend on the brokers to provide to them with a sufficient number of cards to meet their demand. Both the brokers and retailers have to allocate valuable working capital to maintain an adequate inventory of cards. For example, based on informal

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
discussions we have had with distributors and merchants, we have found that a convenience store may stock up to $18,000 worth of hard cards at any given time in various denominations and from different carriers. A broker may service hundreds of convenience stores, requiring it to maintain inventory valued in the millions. If a retailer does not have a particular card in stock, it loses a potential sale. In addition, theft is a significant problem for many retailers who carry hard cards because the cards are usually readily accessible, easy to conceal and have an intrinsic value. An electronic processing system reduces theft risk. It also permits better inventory management for distributors and merchants by eliminating the need to stock cards with variety of specific numbers of minutes and by permitting "just-in-time" inventory purchasing program.

   Improved transactional data. Because traditional prepaid wireless transactions are virtually anonymous and because carriers are not involved directly in the sale, carriers have very little information regarding prepaid wireless transactions. They do not know any demographic information about the buyers. An electronic system maintains the anonymity of individual users but permits better demographic data collection by creating an electronic record of each transaction showing the time, value and location of each purchase.

   Improved distribution of financial services. An appropriately enabled point-of-sale activation system that can process a wide variety of financial transactions, including replenishing prepaid credit cards, funds transfers and currency exchanges, permits the consumer to engage in these kinds of transactions in his or her neighborhood and at almost all hours.

The Prepaid Wireless Market

   In a prepaid wireless transaction, the consumer pays for a fixed number of minutes in advance. In the traditional distribution format, to purchase prepaid wireless products, a consumer purchases a card, referred to in the industry as a "voucher", "scratch card" or "hard card", which entitles the holder to a specific number of minutes based on the value of the card. In order to activate his service, the customer must call the 800 number printed on the card and enter the PIN printed on the card. The carrier then credits the minutes to the consumer's phone number. The carrier records usage and deducts the time as the minutes are used. Once all the minutes are used up, the consumer must purchase a new card.

   Several carriers provide prepaid wireless services in the United States and Canada. They offer time increments in values ranging from $10 to $200 with most purchases being in the $30 to $120 range. Various carriers provide their prepaid plans bundled with the purchase of a phone. Prepaid plans typically allow the end-user 30 to 90 days to use the allotted airtime. If not used, the minutes are forfeited at the end of the period. However, a consumer can keep the remaining time if he extends their service before the existing plan expires. There can be significant differences between the carriers in terms of quality of equipment, quality of service and plan features, such as voice mail, call waiting and three-way calling.

   The prepaid wireless market, although the dominant wireless market in most of the world, has had limited use in the United States and Canada, where it has been targeted primarily at consumers whose credit history and economic condition will not support an application for post-paid service. Accordingly, prepaid wireless has been more expensive on a per minute basis than post-paid wireless, in part because the target market had no effective alternative and in part because carriers looking to build and maintain a stable customer base disfavored prepaid customers who could more easily discontinue service than could postpaid customers on a contract.

   As competition among wireless carriers has intensified, carriers have become increasingly interested in prepaid service and have made changes in their distribution systems in an attempt to attract to prepaid plans not only the credit challenged but also those with good credit histories who, for various reasons, may prefer a prepaid plan. This has resulted, among other things, in a faster reduction in per-minute charges for prepaid services than for postpaid services and the narrowing of the cost gap between the two alternatives. As a result, Frost & Sullivan projects that the United States market for prepaid wireless services will grow from $5.7 billion in 2001 to $14.3 billion in 2005, a compound annual growth rate of 25.85%, and that the number of subscribers for prepaid wireless services will grow from 13.3 million to 34.8 million during the same period.


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
   As a part of their effort to promote prepaid plans, the carriers have generally been supportive of improvements in the distribution chain that allow prepaid wireless products to be more widely and conveniently available to consumers. Electronic systems, such as our Qxpress system, have the potential to promote efficiency in the distribution of prepaid products generally and therefore have the potential to increase the attractiveness of prepaid products to consumers and merchants and to reduce distribution costs for prepaid products. At the same time, many carriers are experimenting with the Internet as a medium to provide product replenishment to prepaid subscribers. The use of the Internet may offer various advantages to carriers, including the ability to bypass the traditional distribution network. We view Internet-based systems as competitive with our system. However, we believe that the traditional point-of-sale distribution networks will remain robust in order to meet the needs of consumers who do not have Internet access or credit cards or who have an immediate need to replenish telephone time when they are not able to connect through the Internet.

   The market for wireless telecommunication products in general and prepaid telecommunication products in particular is in a state of rapid change. In order to succeed in the prepaid telecommunication products, we will be required to anticipate and respond appropriately to market developments as they occur.

The Q Comm Solution

   Qxpress is an integrated electronic point-of-sale activation and management information system that addresses many of the challenges to the prepaid products distribution system. The Qxpress system provides retailers, brokers and suppliers a network that facilitates and processes transactions for multiple prepaid products, collections, and custom reporting. It includes an attractive, compact, proprietary point of sale terminal, proprietary software, data center functionality and transactional communications/protocols and professional services, which include customer and technical support. The combination of the data center and the terminal not only processes transactions but also provides a suite of information management tools to assist merchants, brokers, carriers and others in the distribution chain.

   Terminal hardware. Our initial point-of-sale activation system terminal was a commercially available product with limited functionality. It can only support a limited number of products and does not have the ability to support transaction processing services such as sales and management reports. We use this terminal in over 1,000 locations but plan to gradually replace all of the original terminals with our new Qxpress 200 terminal.

   In the third quarter of 2002, we began shipping the Qxpress 200 terminal, our custom-designed, proprietary point-of-sale activation system terminal. The Qxpress 200 terminal, which is about the size of a telephone and sits on the checkout counter, features a significantly improved aesthetic design as well as additional functionality that significantly improves distribution efficiencies at the retail counter and in the back office. The new features include a large terminal face that make the operation of the Qxpress 200 unit intuitive for the first time user and even faster for the seasoned employee and an interactive training module. Each terminal also incorporates a 3-track magnetic stripe reader, multi-level password security, unique entry, unique denomination, real-time PIN and PIN-less transaction capability, and 128-bit encryption technology in concert with TCP/IP and proprietary protocols. TCP/IP -- Transmission Control Protocol/Internet Protocol -- are the Internet standard communication protocols that have been adopted so devices connected to the Internet, principally computers, can communicate with one another. Security is enhanced by efficient and speedy two-way information flow. Each terminal can support multiple platforms, methods, suppliers, categories, products and foreign currencies and languages. A streaming media display reads like a tiny, electronic billboard that consumers view during purchases -- an effective means to enhancing brand awareness or to introduce new products.

   All steps required to initiate a prepaid transaction are contained within a particular sequence of specifically designed screen displays. The information that is displayed depends on the particular task or product sequence initiated by the user. The sales process is implemented by the retailer inputting product selection, language, denomination, password and print or cancel. The retailer enters all of the relevant information, including the vendor and the transaction amount, by depressing various keys on the terminal. The terminal prints the PIN, simple activation instructions and any other relevant information on a blank card

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
that the retailer keeps in stock. The transaction is reported to our data center on either a just-in-time or real-time basis over a standard telephone line. PINs are transferred from the data center to the terminal at the same time.

   The terminal's media display screen is designed to create a point of purchase awareness for the consumer. The media display screen is positioned to face the consumer as they approach the checkout counter in an effort to engage additional purchasing behavior. The prepaid product market changes frequently with name changes, different rates, different destinations, and specials of the month. Currently, any `product change' information, special or other promotion is handled in paper form or by using sales personnel to deliver the message. The media display messaging is managed solely at the data center where proprietary instructions customize the information that is sent to an individual terminal or group of terminals. The messaging may have come from a variety of sources including the retailer, broker, carrier or other advertiser. The display itself is two rows of 40 characters configured in a Fluorescent Vacuum Display internal to the terminal. The messaging size is dynamic up to 256 characters per message with scrolling, flashing, top-to-bottom movement capability that can be implemented in an attempt to gain consumers' attention and action.

   Dynamically allocated interactive training is available on the Qxpress 200 terminal via the merchant display screen. When the retailer initiates a training session, the terminal sends a training request to the data center. The data center queries its database and gathers information on products and services that are currently supported by the terminal making the request. This information is compiled into a series of interactive display screens with training scripts focusing on only the current product line of that terminal. This real-time dynamic allocation of information means that the retailer is exposed only to training material pertaining to products being sold at that location. The training is timely and focused, rather than generalized and dated.

   Data center. The data center is the key to the overall function of the Qxpress system, serving as an inventory and information hub for the distribution of prepaid products. At the same time that we developed the Qxpress 200 terminal, we also developed new software for our data center and new communication protocols that allow for two-way communication between the data center and the terminals. The data center electronically distributes prepaid products to the terminals and the terminals report all of their transactions to the data center where the information is stored to connect our terminals to the data center. The communications protocols, which work in conjunction with the Qxpress 200 terminals and data center, create a flexible delivery platform for multiple services formats, including real-time, just-in-time and batch inventory distribution, PIN and PIN-less transactions. These methods enable efficient restock, quick product additions, and reporting and management capabilities. Through our data center, we are also able to offer electronic automated clearing house, or ACH, services, eliminating the need for billing and collecting, as well as detailed accounting, inventory, sales, transaction and other management information reports for the retailers, brokers and providers. In addition, the system controls the advertising message on the back face of the terminal, can produce custom-designed text and graphics for card backs. The system also works as a mechanism to process traditional magnetic swipe transactions. Finally, the data center and communication protocols are TCP/IP-enabled to allow the system to connect to all types of devices and communications and enterprise systems. As a result, our system can also be integrated with third-party point-of-sale hardware/ communications systems to provide an interface with installed legacy equipment.

   The Qxpress system has the ability to produce terminal reports on demand and in real-time. The data center keeps all sales, product inventory, and terminal metrics current in its database. When a retailer initiates a report request, the terminal processes this request and passes it to the communications server. The communications server validates the request and passes the request to the reports engine, which gathers the request data from its database and returns the requested information back to the terminal. The terminal then formats the information into a report and prints the report using the onboard thermal printer.

   Communications between the terminal and data center are accomplished by using a proprietary transmission protocol. This transmission protocol involves communicating to and from the communications server and the terminal. Each transaction is handled in its entirety with no parsing to multiple destinations. There are two communications modes that can be initiated by the terminal: just-in-time and real-time. Each product has a unique code associated with it denoting the communication methodology for the product. The

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
terminal keys off of the type of product being requested in order to successfully complete the communication requirements.

   The just-in-time communications protocol supports our just-in-time solution. Just-in-time provides for dynamic assessment and deployment of PIN inventory versus the standard batch-to-batch based on time or level. The just in time process is not limited to the product type only, but rather applies also to the denomination level, allowing for a queue and dynamic assessment to be established for the lowest level in the product tree. Qxpress is able to establish a queue of PINs by denomination. This queue is dynamic in the number of PINs that may be deployed to each queue based on an activity assessment. This queue is adjusted to meet the demands of the retailer and the just-in-time inventory methodology. Each denomination queue provides the PIN that is printed on demand at the point of sale. Following the completion of the transaction, the terminal establishes a connection to the data center and downloads all relevant data needed to capture and report this individual transaction to all parties involved. In addition, during the download connection, a PIN of equal value and type is sent from the data center to the queue. As prepaid services inventories continue to escalate, the just-in-time methodology establishes some additional benefits to the merchant and the carriers by providing the PIN or product on demand while allowing for diminishing number of PINs required at the point of purchase.

   The real-time communications supports any transaction that needs to have a real-time element to it. A real-time process is usually required in PINless or immediate crediting environments. This process marries the terminal and the data center to accomplish the transaction.

   Transaction Processing. We currently process transactions from one primary and two remote data centers. We administer all of our data centers from our headquarters. Our primary data center is located in Lindon, Utah and has multiple backup power sources. Our secondary facility is located in our headquarters in Orem, Utah. We process transactions originating on our LDC terminals at a data center maintained by LDC Direct in Atlanta, Georgia. In addition, a data center that we recently set up for a customer in Montreal, Canada is fully capable of functioning as a backup facility. To ensure redundancy, our Lindon and Orem data centers use different physical and network infrastructures. Both centers have adequate telephone and data access and we purchase telephone and network services from multiple vendors. Either center is capable of acting as the sole processing facility for all of our transactions in the event of a failure of the other center and all transaction data is reported to both locations.

   Our transaction processing facilities run on industry standard Intel based hardware. We use SUSE Linux for our operating system. We use multiprocessor, RAM laden servers with RAID Level 5 on every system. We use MySQL as the platform for the back end data store and PHP scripting in conjunction with Java servlets for the administration tools. All information is stored in the back end data store that is also fully encrypted and secure. All data is backed up a minimum of once per day. The data store is replicated across physical platforms constantly so that there are always at least two copies of critical data at any given point in time. Backups are stored off site in a secure facility. The administration web site uses 128-bit SSL running on an Apache web server. Java servlets and applications are run using Tomcat application server. Our networks are secured by Cisco's Netscreen product. We use VPN technology to connect data centers and secure data transfer between hosts and Cisco Netscreen technology to facilitate and manage VPN's. All information is secured from the terminal using 128-bit Blowfish encryption.

   The Qxpress system is monitored each minute by at least two stations outside our network. Engineers are notified promptly of any problems or performance degradations. The monitoring system aggressively tests the system from end-to-end to determine that all terminals in the field can sell products and report transactions. Software, hardware and network engineers are on call 24 hours a day, 7 days a week.

Growth Strategy

   Our goal is to become the leading provider of transaction processing and information management services for prepaid products. In order to achieve this goal we must expand our distribution network of brokers and distributors, increase the number of products and services that we sell and develop new applications and products.

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

   We will seek to expand our presence in the prepaid telecommunications market. We believe that the prepaid telecommunications market by itself presents an attractive opportunity for us. Currently, we purchase wireless telecommunications products from 10 carriers and distribute Qxpress 200 through more than 50 brokers, agents and other intermediaries. We believe we can expand our existing relationships with carriers and independent sales organizations as well as enter into new relationships to purchase and distribute prepaid telecommunication products and services. For example, we recently entered into an agreement with PreCash Corporation, discussed in greater detail below, which has the right to process payments for Sprint ClearPay, the prepaid version of Sprint PCS, in the United States. In addition, we intend to enter into direct strategic relationships with large retail chains to distribute prepaid products and services through their stores.

   We will develop new products and applications. Until now we have focused almost exclusively on prepaid telecommunication services market, particularly prepaid wireless products. However, Qxpress 200 can be adapted to accommodate almost any other prepaid product. For example, we are currently active with two large distributors of prepaid MasterCards.

   Second, in 2002, we entered into an agreement with EGX Electronic Funds Transfer, Inc., one of the largest providers of electronic money transfer services in the world. Electronic money transfer is a high volume, highly profitable business that has come under increased scrutiny as a result of the war on terrorism. The Patriot Act, enacted in response to the terrorist attacks of 9/11, imposes new regulations on the international money transfer business. The Patriot Act requires that senders of funds must provide detailed information relating to their identity and the source of those funds. This has put a tremendous strain on companies that are in this business. Basically, their employees have to be retrained to know what information is required, to make sure that all forms are properly completed and they must retain those records for a specified number of years. Their failure to comply with these regulations may result in fines and other types of enforcement action. As a result of our agreement with EGX, we developed a new software module for the Qxpress 200 terminal that enables it to facilitate electronic transfers of cash. The software that we developed for this application creates an interactive question and answer venue designed to generate the information needed to comply with the law. The system will issue a PIN allowing a transfer to occur only if all the information has been entered properly. In addition, the information is stored in the system for as long as necessary. We do not expect that the EGX agreement will be implemented in its current form. However, having developed the software, we can now market Qxpress to other companies in the electronic funds transfer business.

   Third, we recently entered into an agreement with PreCash Corporation, a wholly-owned subsidiary of PreNet, Inc., under which we will process electronic payments transactions through our Qxpress system. PreCash has developed a payment system using its privately labeled magnetic striped cards that enable cardholders to deposit funds, by cash, check or credit or debit card, at a point of sale into various electronic accounts maintained by card issuers, such as prepaid wireless accounts. Unlike our other prepaid products, PreCash transactions do not involve the issuance of PINs. In order to fulfill our obligations under the PreCash agreement, we developed a software module that enables the Qxpress 200 terminal to process PINless transactions by having the merchant pass the PreCash card through the magnetic reader on the Qxpress 200 terminal. Under our agreement with PreCash, each merchant can charge up to $5 to process a PreCash transaction over the Qxpress system, which is then divided up between us, the relevant distributor and the merchant. The agreement with PreCash is for one year and renews automatically for successive one-year periods unless either party gives 60 days notice of its desire not to renew.


   We will develop new revenue models. Currently, we derive substantially all of our revenue from reselling prepaid products. The margins under this model are relatively small after taking into account our cost to acquire these products and the commissions and fees we have to pay to intermediaries in connection with each transaction. In order to address new markets and offer more flexibility to our customers, we recently introduced a second revenue model, which we call the "service bureau" model. In this scenario, we license our technology and the licensee is responsible for buying the prepaid products, reselling them, deploying the terminals, customer support and providing management information reports. We earn revenue from transaction fees for each transaction effected over the Qxpress system. While this model results in lower revenue per transaction, the gross margins are higher. We anticipate that this will be our primary model in

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
connection with our international expansion. In connection with our EGX agreement, we use a hybrid model that incorporates aspects of both the broker model and the service bureau model. In this case, we sell them the terminals and manage the data center, deriving both sales revenue and transaction fees.


   We will seek to expand internationally. Currently, virtually all of our operations are in the United States and Puerto Rico. Historically, we derived less than one percent of our annual revenues from international operations. In the first quarter of 2003 we commenced operations in Canada, establishing a service bureau for a Canadian distributor. We expect that our international operations will grow quickly since the prepaid telecommunications market is much larger outside the United States than in the United States. For example, in some European and Asian countries prepaid wireless accounts for up to 80% of the wireless market. Given the maturity of the prepaid market in Europe, it is a natural market for our point-of-sale activation system. The same would be true for Asia and Latin America.


   We will consider strategic acquisitions. At the present time, we have no plans to make any acquisitions. However, we will consider specific acquisition opportunities if we feel they have strategic value. The types of acquisitions that we would consider as having strategic value include businesses with technology that complements our technology, businesses with prepaid products that we could add to our portfolio or business that would enable us to expand our distribution channels.

Competition

   Transaction processing and management information services for prepaid products are a relatively new market. However, we anticipate that this market will grow rapidly as the demand for prepaid products grows. Competition for our services may come from a variety of sectors, including companies, such as First Data Corporation, that provide transaction processing and management information services to the credit card market, companies, such as HyperCom and VeriFone, that supply electronic point-of-sale activation equipment, as well as companies, such as 9278 Communications, Blackstone Calling Card, Pre-Solutions, Debisys, Advanced Payment Systems and LDC Direct, that distribute a variety of prepaid telecommunication products and have developed or are in the process of developing electronic point-of-sale activation systems. Competition may also come from technology companies and e-commerce solution providers. The technology for point-of-sale-activation systems is rapidly evolving. Increased competition could result in reduced operating margins, as well as a loss of market share and brand recognition. Although most of our competitors are privately held companies, some have substantially greater resources and/or pre-existing market share that enable them to establish a stronger competitive position than we have, in part through greater marketing opportunities. This is particularly true in light of our lack of liquidity and capital resources.

   Because our system is focused on point-of-sale purchases, we also face competition from systems that offer prepaid products over the Internet. Internet based commerce has increased dramatically in recent years as more and more people have access to the Internet, as e-commerce becomes generally accepted as safe, reliable and efficient, and as access speed and convenience increase. Most or all of the prepaid products that we can offer can also be offered over the Internet, either by the suppliers themselves or by intermediaries or both. Many of the advantages of our system over traditional distribution systems will also be available through the Internet. However, online purchases require access to the Internet and a credit card or other type of credit account.


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   We believe that the principal competitive factors in our market include the following:

   o Cost efficiencies;

   o Scope of service;

   o Quality of service;

   o Convenience;

   o Breadth of geographic presence;

   o Customer service;

   o Reliability; and

   o Availability of enhanced services.


   We believe our competitive strengths include the following:

   o Ease of use. We believe that our Qxpress 200 terminal is the only one in the market designed specifically for prepaid products. Other terminals are generally adaptations of terminals designed for other purposes, such as processing credit card transactions. In designing a terminal for the prepaid transaction industry, we were able to take into account the specific needs of that industry. For example, our terminal includes an advertising display screen facing the customer, hot keys for commonly sold products, and a user training module included in the terminal. The success of this strategy has already begun to manifest itself by the strong market response to our new terminal.

   o Versatility and flexibility. We are able to offer our customers a wide array of products, both with a large number of product types and with several different carriers for products. Our business model allows customers to sell their own products through our terminals as well, while several of our competitors require their customers to only sell products supplied by the competitor.

   o Turn-key solution. We are one of the few companies in this industry that have developed a proprietary terminal that communicates directly with an accompanying data center to record and process transactions. This gives us total control of the transaction from beginning to end, which allows us to ensure service quality for our customers.

   o Ability to customize. Since we own the "front end" (terminal) and "back end" (data center) of the process, we are able to develop custom applications for customers in a relatively short time frame. We employ several experienced programmers in order to quickly respond to such requests. Examples of these requests include items ranging from custom reporting of transactions to enabling the terminal to process different types of transactions, such as money transfers and PINless magnetic card swipes.

   o Scalable, efficient operating structure. As a result of our technology, we can easily expand our operations without significantly increasing our fixed costs. Because all transactions are processed through our data center, we believe that our existing infrastructure can support a much higher revenue base. We believe this will be a significant competitive advantage as our business grows.


   We believe that Qxpress 200 will allow us to compete successfully in the market for prepaid transaction processing and management information services. Nevertheless, our ability to compete successfully will depend on our ability to support the distribution channels that are in fact used for prepaid products, our financial condition and our related ability to form strategic alliances and joint ventures with third-party telecommunications service providers. We cannot assure you that we will be able to compete successfully, and a failure to so successfully compete would have a material adverse effect on our revenue growth and earnings.

Suppliers and Customers

   We purchase prepaid telecommunication products, primarily PINs, from a number of sources, including national carriers such as Verizon Wireless, AT&T Wireless, Cingular and T Mobile, as well as regional and local carriers, such as Cincinnati Bell, Telefyne Incorporated, Hargray Wireless and Iowa Wireless. We have carrier agreements with some of these companies. The carriers determine prices for their products and we do not control the frequency or the quantity of the sales. To date, we have not experienced any supply side issues, meaning we have been able to purchase a sufficient number of products to meet customer demand. Some of our suppliers require that we pay for their products immediately, others extend us terms and some provide us with product on consignment.

   We have entered into agreements with approximately 50 brokers who, we believe, service over 100,000 retail locations throughout the country. As of December 31, 2002, only 1,600 of these locations used the Qxpress System. Each broker and each retailer is required to execute a Services and Rental Agreement and an ACH Agreement under which they authorize us to withdraw funds from their accounts to pay for the products they sell. In 2001, Cellcards of Illinois accounted for 39% of our revenues and Hargray Wireless accounted for 10% of our revenues. In 2002, Iowa Wireless accounted for 30% of our revenues, Cellcards of Illinois accounted for 28% of our revenues and Hargray Wireless accounted for 13% of our revenues. In 2002, our agreement with Cellcards of Illinois was terminated by mutual consent of the parties.

   The new Qxpress 200 terminal is manufactured by Universal Electronics, Inc., Milwaukee, Wisconsin. We purchased the original Qxpress terminal from LDC Direct, which also provided us with transaction processing services. We are no longer purchasing the original terminal, although LDC continues to provide transaction processing services for those terminals that are still in use. We expect to replace those original terminals gradually over the next two years.

Sales and Marketing

   Our sales and marketing strategy is designed to attract new customers, increase the number of retailers that use the Qxpress system, increase the volume of transactions per unit and develop new applications. Our sales and marketing department has three people including our president, Steve Flaherty, our national sales manager, Bruce Siskonen and our marketing director, John Hickey, who is the brother of Paul Hickey, our chief executive officer. Once this offering is complete we plan to hire at least two additional sales people, one of whom will focus on international distribution. Our sales staff is responsible for soliciting prospective new customers as well as for providing technical and training advice and customer support. Finally, our sales staff is also responsible for identifying new applications for the Qxpress system. Once these applications have been identified, our technology department develops the new applications.

   Initially, we relied on in-house sales representatives to market the Qxpress system directly to retailers. In the later part of 2000, we revised our strategy and began marketing our system directly to relatively large independent brokers, agents, distributors and other intermediaries who service multiple retail locations. We believe that this is a much more efficient way to market our system, as evidenced by the fact that our revenues increased dramatically in 2001 without a significant increase in our corporate overhead. In addition to independent brokers, our current marketing strategy also focuses on relatively large chains with either franchised or company owned stores. We are also marketing our system in foreign countries where the prepaid transaction market is quite large. We use the same strategy, i.e., targeting relatively large brokers rather than retailers. As part of our marketing strategy we offer our domestic clients the option of our "broker" model or "service bureau" model. For our foreign clients, we only offer our "service bureau" model.

   In support of our sales effort, we use comprehensive, targeted marketing programs that include direct mail, public relations, advertising, trade show participation and ongoing customer communication programs. Our marketing director is also a monthly contributor to Intelecard News, a publication that focuses exclusively on the telecommunication industry.

Intellectual Property

   Proprietary rights are important to our success and our competitive position. To protect our proprietary rights, we rely on a combination of patent, copyright, common law trademark, and trade secret laws, confidentiality procedures and contractual provisions.

   We have filed multiple patent applications in the United States relating to our proprietary technology, including, (i) design patent application, serial number 29/169,739, filed on October 25, 2002, for our "point-of-sale-activation device," (ii) patent application, serial number 10/351,493, filed on January 23, 2003, covering: "system and method for distributing inventory for point-of-sale-activation services," (iii) patent application, serial number 10/350,198, filed on January 23, 2003, covering: "point-of-sale-activation device," and (iv) patent application, serial number 10/350,203, filed on January 23, 2003, covering: "system and method for point-of-sale training concerning prepaid service transactions." These patent applications are currently pending. We cannot assure you that any allowed patent claims will result from these applications, that any patents that may issue will protect our intellectual property or that any issued patents will not be challenged by third parties. Furthermore, other parties may independently develop similar or competing technologies or design around any patents that may be issued to us. It is possible that any patent issued to us may not provide any competitive advantages, that we may not develop future proprietary products or technologies that are patentable, and that the patents of others may seriously limit our ability to do business. In this regard, we have not performed any comprehensive analysis of patents of others that may limit our ability to do business.


   We plan to license our software and technology. We anticipate that we will enter into written license agreements, which will impose restrictions on the use of the software. Since we have just implemented our first "service bureau" model, we cannot anticipate what the terms of these license agreements will be, what protections they will afford us and how a court, arbitrator or regulatory body would interpret the provisions and enforceability of such an agreement. Therefore, we cannot assure you that any license agreement that we enter into will afford us adequate protection.

   We have not applied to register any of the trademarks that we use in our business, including "Qxpress" and "Qxpress 200", in any jurisdiction. At this time, we are not planning to register these trademarks and we cannot assure you that we will be able to continue to use them. Even if we apply to register these marks, there can be no assurance that we will be successful in obtaining the trademarks for which we have applied or, if these applications are approved, that the trademarks will not be challenged by others or invalidated.

   We seek to avoid disclosure of our trade secrets through a number of means, including but not limited to, requiring those persons with access to our proprietary information to execute confidentiality agreements with us and restricting access to our source code. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection.

   We cannot assure you that any of our proprietary rights with respect to our products or services will be viable or of value in the future since the validity, enforceability and type of protection of proprietary rights such as the ones we have are uncertain and still evolving.

   Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software may exist, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States, and effective copyright, trademark and trade secret protection may not be available in those jurisdictions. Our means of protecting our proprietary rights may not be adequate to protect us from the infringement or misappropriation of our rights by others.

   In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights, particularly in the software and technology industries. We could become subject to intellectual property infringement claims as the number of our competitors grows and our products and services overlap with competitive offerings. These claims, even if not meritorious, could be expensive to defend and could divert management's attention from our operations. If we become liable to third parties for infringing their intellectual property rights, we could be required to pay a substantial award of damages and to develop noninfringing technology, obtain a license or cease selling the products that contain the infringing intellectual property. We may be unable to develop noninfringing technology or obtain a license on commercially reasonable terms, if at all.

Government Regulation

   There are no significant governmental approvals directly related to our products or services and we are not aware that any significant regulation is contemplated.

Employees


   As of June 1, 2003, we had 26 employees, of which 25 were full-time employees.


Facilities

   Our executive offices, plants and other property are located in Orem, Utah. We lease 6,546 sq. ft. of space at 1145 South 1680 West, Orem, Utah from Highland Ranch, Inc., under a lease agreement dated as of November 22, 1999. The property consists of two floors of offices, of 1,546 sq. ft. apiece, and 3,454 sq. ft. of warehouse space. The base monthly rent for 2002 was $3,200 and for 2003 is $3,400. The lease expires December 31, 2003. We have not yet had any discussions with our landlord regarding a new lease. We expect those discussions to begin no earlier than the second half of this year.

   We also maintain our national sales office in Spring Lake, Michigan. The lease for this office expired March 31, 2003. We continue to occupy this space on a month-to-month basis. The current monthly rent is $400.

Legal Proceedings


   As of June 1, 2003, we are not a party to any legal proceedings, except as set forth below.


   On October 10, 2000, First Security Bank, N.A. filed suit in the Fourth Judicial District Court of Utah County, claiming breach of a Merchant Agreement. The complaint relates to charge-backs of customer credit card purchases, which resulted in overdrafts of our merchant account with First Security. First Security claims $175,477 in damages. We believe that First Security honored charge-backs inappropriately, based on the terms and conditions of the customers' credit card agreements and the terms and conditions of their contracts with us. First Security recently filed a motion for summary judgment, which we are contesting. We anticipate that this case will not be resolved until after trial, which has not yet been scheduled, but which will likely be scheduled to take place within the next four to six months. We have recorded a contingent liability in connection with this matter and believe the resolution of this suit will not have a material impact on our financial condition or results of operations.

   In January 2002, we filed a lawsuit against an individual for non-payment of funds owed relating to the purchase of common stock. We have been awarded summary judgment in the amount of $135,000 and expect to collect the remaining oustanding amount, which was $130,950 at December 31, 2002.

   As described under the heading "Certain Relationships and Related Party Transactions," we have agreed to indemnify Paul Hickey, our chief executive officer for any losses, expenses and damages incurred by him in connection with a lawsuit brought by Dallin Bagley.

Corporate History

   Q Comm International, a Utah corporation, was organized in 1986 under the name Four Rivers Development, Inc. The name was changed to Q Comm International in 1998. Q Comm International has no operations. Its only asset is all of the issued and outstanding stock of Q Comm, Inc., also a Utah corporation, organized on July 13, 1998. Q Comm owns all of the assets used in and conducts all of the operations of the business. All references in this prospectus to "us," "we," "our" and similar pronouns refer to Q Comm International, our various subsidiaries from time to time and their respective predecessors.

                                   MANAGEMENT


Executive Officers and Directors


   Our executive officers and directors and theirrespective ages, as of June 1, 2003, are as follows:



Name                                Age    Position
----                                ---    --------
Paul C. Hickey .................    43    Chairman of the board of directors and
                                          chief executive officer
Stephen C. Flaherty ............    55    President
Michael K. Openshaw ............    44    Chief financial officer, chief
                                          operating officer, secretary
                                          and treasurer
Brae Burbidge ..................    36    Director
Lamond Woods ...................    36    Director
Brent Bingham ..................    36    Director
Vicky Johnson ..................    37    Director



   Each director holds office until the next annual meeting of shareholders and until his or her successor is elected and qualified. Officers are elected to service subject to the discretion of the board of directors.

   Set forth below is a brief description of the background and business experience of our executive officers and directors.

   Paul Hickey, our founder and chief executive officer, had also founded, in 1992 and 1993, two telecom companies, Teleshare 900 and Teleconnect, that we later acquired and merged with. As founder of Teleshare and Teleconnect, Mr. Hickey was responsible for creating an Interactive Voice Response (IVR) service bureau, implementing a nationwide telecom training program, and recruiting telecom value-added resellers. He has been chairman of our board of directors since August 1998. Mr. Hickey has a Bachelor of Science degree from Brigham Young University.

   Stephen Flaherty, our president, joined us in April 1999. From 1996 to 1998, he served as the president and chief operating officer of Global Business Solutions, a software consulting firm based in Costa Mesa, California.
Mr. Flaherty has pursued a career in business development, marketing and sales with an emphasis on startup companies and restructuring.

   Michael Openshaw joined us in November 2000 and was named chief financial officer in April 2001, our chief operating officer in April 2002 and our secretary and treasurer in February 2003. From 1996 to November 2000,
Mr. Openshaw served as the chief financial officer of The University of Utah Hospital. Mr. Openshaw is a Certified Public Accountant and has a Bachelor of Arts degree in accounting from the University of Utah.


   Brae Burbidge has been a member of our board of directors since June 2000. He has also been, since July 2002, vice president of sales and marketing of Clickincome Inc., a website design company. From 1996 until June 2002 he was the president and chief executive officer and a director of Global Web, Inc., a reporting company based in Utah that provides web design services. He has a Bachelor of Arts degree from the University of Utah. On ____ __, 2003, Mr. Burbidge filed for personal bankruptcy. The petition, No. _____, was filed with the United States Bankruptcy Court for the District of Utah.


   Lamond Woods has been a member of our board of directors since June 2000. He has also been, since 1996, the president of SNIS Insurance, a Utah-based insurance agency.

   Brent Bingham has been a member of our board of directors since January 1999. He has also been, since 1992, the president and chief executive officer of Eclipse Marketing, a Utah-based direct sales company. He is a graduate of Brigham Young University.

   Vicky Johnson joined our board of directors in January 2003. Since June 2002 she has been the international accounting manager of Cadence Design Center, Inc., a New York Stock Exchange reporting company that provides comprehensive software, design and methodology services for product development to leading electronics companies. From April 1999 to March 2002, Ms. Johnson served as the controller of Inari, Inc., a computer networking company. From September 1995 to March 1999 she was the accounting manager of American Stores Company, a retail food and drug store operator. Ms. Johnson is a licensed CPA and has a degree in accounting and business administration from Peru State College, Nebraska.

Key Employees

   Chris Leonard, our chief technical officer, joined us in October 2002. From November 2000 until June 2002 he served as director of data center operations of TNEXT- Telemar IDC, an Internet data center company. From May 2000 until November 2000 he was a consultant with KPMG and headed a team of developers for an ASP infrastructure project for Cisco. From November 1999 until May 2000 he was technical services director of Qwest Communications and from August 1997 until November 1999 he was chief Internet officer of Myjobsearch.com, a career services company where he was responsible for the creation and management of a high-traffic Internet career website.

   Bruce Siskonen, our national sales manager, joined us in August 1999. From 1998 to 1999, Mr. Siskonen served as director of sales and marketing for Assemtech and Forge Industrial. Mr. Siskonen has a Bachelor of Science degree from Northern Michigan University.

Committees of the Board of Directors

   Our board of directors has an audit committee and a compensation committee consisting of Brae Burbidge, Lamond Woods and Vicky Johnson. The audit committee meets with management and our independent public accountants to determine the adequacy of our internal controls and other financial reporting matters and review related party transactions for potential conflict of interest situations. The compensation committee reviews and recommends the compensation and benefits payable to our officers, reviews general policy matters relating to employee compensation and benefits and administers our stock option plans.

Compensation of Directors

   Our directors receive $500 for each board or committee meeting they attend and are not otherwise reimbursed for travel expenses.

Executive Compensation

   Summary compensation. The following table sets forth information regarding compensation awarded to, earned by, or paid to our chief executive officer and our other most highly compensated executive officers whose compensation exceeded $100,000 in 2002 for all services rendered to us in all capacities during the last three completed fiscal years.

                           Summary Compensation Table



                                                                                                   Long Term
                                                                               Securities         Compensation
                                                                           Annual Compensation    ------------
                                                                           -------------------     Underlying
Name and principal position                                       Year     Salary      Bonus        Options
---------------------------                                       ----    --------    --------   ------------
Paul Hickey, chairman of the board and                            2002    $120,000          --          --
 chief executive officer                                          2001    $120,000          --      33,333(1)
                                                                  2000    $120,000(2)       --      53,333

Stephen Flaherty, president                                       2002    $120,000    $100,000(3)       --
                                                                  2001    $120,000          --      68,000(4)
                                                                  2000    $120,000(5)       --          --

Michael Openshaw, chief financial officer,                        2002    $110,000    $ 10,000(3)    6,667(7)
 chief operating officer, secretary and treasurer (6)             2001    $ 73,333          --      14,667(8)

---------------
(1) As of December 31, 2002, 22,917 options were vested and the balance were forfeited.
(2) Includes $46,154 of deferred compensation.
(3) Represents stock bonus declared December 31, 2002, valued at $6.00 per share.
(4) As of December 31, 2002, 28,417 options were vested and 12,917 options were forfeited.
(5) Includes $6,769 of deferred compensation.

(6) Mr. Openshaw joined us in April 2001.
(7) As of December 31, 2002, 1,250 options were vested and 2,083 options were forfeited.
(8) As of December 31, 2002, 10,083 options were vested and the balance were forfeited.

Options held by Named Executives

   The following tables provide information with respect to stock options granted during the fiscal year ended December 31, 2002 to each of the executives named in the summary compensation table above and the number and aggregate value of unexercised options held by those executives as of December 31, 2002. The per share exercise price of all options was equal to, or above, the estimated fair market value of a share of common stock on the date of grant. No options granted to any named executives have been exercised.

              Option Grants in Fiscal Year Ended December 31, 2002
                              (Individual Grants)


                                                                     Number of
                                                                    Securities        Percent of Total
                                                                    Underlying       Options Granted to       Exercise   Expiration
Name                                                                  Options     Employees in Fiscal Year     Price        Date
----                                                                ----------    ------------------------    --------   ----------
Michael Openshaw ................................................      6,667                 33%               $15.00    11/26/2007


   These options are earned quarterly over 2002 and 2003 based on us meeting specified revenue goals. Based on our 2002 revenues, out of 3,333 options that could have been earned during 2002, 1,250 options were actually earned and the balance of the 3,333 options were forfeited.

                          2002 Year-End Option Values


                                                                         Number of Shares Underlying      Value of Unexercised
                                                                                 Unexercised                   In-the-Money
                                                                         Options at Fiscal Year-End     Options At Fiscal Year-End
                                                                                     (#)                          ($)(1)
                                                                         ---------------------------    ---------------------------
Name
  ----                                                                  Exercisable    Unexercisable    Exercisable   Unexercisable
                                                                        -----------    -------------    -----------   -------------
Paul Hickey .........................................................     76,250(2)          --             --              --
Stephen Flaherty ....................................................     28,417(3)       26,667(4)         --              --
Michael Openshaw ....................................................     11,333(3)        3,333(4)         --              --

---------------
(1) Based on a $10.50 closing price of our stock on the OTC Bulletin Board on December 31, 2002, adjusted to reflect post reverse-split figures.
(2) Includes (i) 53,333 options with an exercise price of $16.50 per share and
    (ii) 22,917 options with an exercise price of $15 per share. These 22,917 options are deemed exercisable based on the assumption that our shares are listed on the American Stock Exchange as of the effective date of this prospectus.
(3) These options have an exercise price of $15 per share and are deemed exercisable based on the assumption that our shares are listed on the American Stock Exchange as of the effective date of this prospectus.
(4) Having an exercise price of $15 per share.

   None of the options referred to above had been exercised as of December 31, 2002.

Employment Agreements

   We have entered into employment agreements with our chief executive officer, Paul Hickey, and with our president, Stephen Flaherty. Mr. Hickey's agreement is for an initial three-year term ending on December 31, 2005. The agreement is automatically extended for successive one-year periods unless either party gives the other 180 days prior notice that it elects not to extend the agreement. Under the agreement, Mr. Hickey receives an annual base salary of $120,000, which may be increased in the sole discretion of the compensation committee, plus incentive compensation, which also is at the discretion of the compensation committee. We may terminate this agreement at any time for "cause". If we terminate the agreement without "cause", or if Mr. Hickey terminates the agreement for "good reason", including following a "change in control", he is entitled to a lump sum payment equal to two times the sum of
(a) his then base salary and (b) the average cash incentive compensation over the immediately preceding three years. In addition, any stock options held by him will vest immediately. In the event of his death, we will continue to pay his base salary to his estate for 12 months. If we elect not to extend the employment agreement, or we terminate the agreement without "cause", or Mr. Hickey terminates the agreement for "good reason", we agreed to release

Mr. Hickey from any obligations he may have to us at that time and any amounts we owe to him will become immediately due and payable. In addition, if Mr. Hickey is still a guarantor of any of our obligations, we must pay him, in a lump sum, an amount equal to his average annual compensation for the last three years. During the term of the agreement and for one year following its termination or expiration, Mr. Hickey is prohibited from competing with us so long as we have not terminated the agreement without cause or that he has not terminated the agreement for good reason. Mr. Hickey may terminate the agreement at any time without cause.


   Under Mr. Flaherty's agreement, which terminates December 31, 2003, he is entitled to an annual base salary of $120,000. Either party may terminate the contract at any time for any reason on at least 30 days prior written notice. In the event we terminate the contract without "cause", all of his options become immediately exercisable. During the contract term and for one year following its termination or expiration, he is prohibited from soliciting our employees and customers and competing with us, provided we have not terminated the employment contract without cause. Under the contract, we will indemnify Mr. Flaherty to the maximum extent permitted by law, for all expenses incurred by him in connection with any proceedings brought or threatened upon him in connection with his service as our officer.

Stock option and stock bonus plans

   To attract and retain the personnel necessary for our success, in 2000 we adopted a stock option plan and reserved 133,333 shares of stock for future grants under that plan. Only employees are eligible for grants under this plan. In February 2003, we adopted, subject to stockholder approval, a new stock option plan, under which we may grant options covering up to 100,000 shares of common stock to our employees, directors and consultants. The compensation committee established by the board of directors administers both plans. In addition, each plan provides that the maximum term for options granted under the plan is 10 years and that the exercise price for the options may not be less than the fair market value of the common stock on the date of grant. Options granted to stockholders owning more than 10% of our outstanding common shares must be exercised within five years from the date of grant and the exercise price must be at least 110% of the fair market value of the common stock on the date of the grant. As of December 31, 2002, we issued options covering 86,438 shares of common stock under the 2000 stock option plan. These options have a weighted exercise price of $15.00. We have not yet granted any options under the 2003 stock option plan.

   In 2002, we entered into stock bonus agreements with two executives and two key employees. Under these agreements, we agreed to issue 33,334 shares of common stock to Steve Flaherty and 3,333 shares of common stock to each of Michael Openshaw, Chris Leonard and Bruce Siskonen. Each employee received 50% of his shares on or after January 31, 2003 and will receive the balance of the shares on June 30, 2004, if he is still employed by us on that date.

   The following table sets forth, as of December 31, 2002, information concerning our 2000 stock option plan, as well as information relating to other equity compensation plans that we have adopted.

                           Equity Compensation Plans

                                                                                                                       Number of
                                                                                   Number of                           securities
                                                                               securities to be       Weighted         remaining
                                                                                  issued upon         average        available for
                                                                                  exercise of      exercise price   future issuance
                                                                                  outstanding      of outstanding     under equity
                                                                                  options and       options and       compensation
                                                                                   warrants           warrants           plans
                                                                               ----------------    --------------   ---------------
Equity compensation plans approved by
  stockholders (1).........................................................          86,438            $15.00            46,895
Equity compensation plans not approved by stockholders (2).................         157,439(3)         $16.20            21,667(4)
                                                                                    -------            ------            ------
 Total.....................................................................         243,877            $15.75            68,562
                                                                                    =======            ======            ======

---------------
(1) The 2000 stock option plan.
(2) Includes options granted to employees and consultants outside our stock option plan and stock bonus grants.

(3) Includes options covering 39,189 shares of common stock granted to consultants and options covering 118,250 shares of common stock granted to employees outside our stock option plan. The options granted to consultants vest immediately and are for terms that range from three to five years from the date of grant. The options granted to our employees expire at the end of five years from date of grant. All of the employees' options have vested with the exception of 26,667 options to which vesting is tied to future profitability of the Company.
(4) Stock bonus granted to four employees payable on June 30, 2004.

Limitation of Directors' Liability and Indemnification

   Our articles of incorporation limit the liability of individual directors for specified breaches of their fiduciary duty. The effect of this provision is to eliminate the liability of directors for monetary damages arising out of their failure, through negligent or grossly negligent conduct, to satisfy their duty of care, which requires them to exercise informed business judgment. The liability of directors under the federal securities laws is not affected. A director may be liable for monetary damages only if a claimant can show receipt of financial benefit to which the director is not entitled, intentional infliction of harm on us or on our shareholders, a violation of section 16-10a-842 of the Utah Revised Business Corporation Act (dealing with unlawful distributions to shareholders effected by vote of directors), and any amended or successor provision thereto, or an intentional violation of criminal law.

   Our articles of incorporation also provide that we will indemnify each of our directors or officers, and their heirs, administrators, successors and assigns against any and all expenses, including amounts paid upon judgments, counsel fees, and amounts paid or to be paid in settlement before or after suit is commenced, actually and necessarily incurred by such persons in connection with the defense or settlement of any claim, action, suit or proceeding, in which they, or any of them are made parties, or which may be asserted against them or any of them by reason of being, or having been, directors or officers of the corporation, except in relation to such matters in which the director or officer is adjudged to be liable for his or her own negligence or misconduct in the performance of his or her duty.

   We have also entered into indemnification agreements with our directors and our senior executive officers. Under these agreements, we have agreed to indemnify each of them for all expenses, judgments, fines and settlement amounts they actually and reasonably incur in connection with any proceeding, actual or threatened, to which they are party, relating to any action taken by them or their failure to take any action in their capacity as an officer or director. We have also agreed to advance these expenses if they provide us with written affirmation of their good faith belief that they have met the standard of conduct required under the Utah Revised Business Corporation Act and other applicable law.

   Except as set forth under Certain Relationships and Related Party Transactions, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which we are required or permitted to provide indemnification. We are also not aware of any other threatened litigation or proceeding that may result in a claim for such indemnification.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers or controlling persons under our articles of incorporation, we have been informed that, in the opinion of the SEC, indemnification is against public policy as expressed in the Securities Act and is unenforceable.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

   As of January 1, 2003, we owed Paul Hickey, our principal stockholder and chief executive officer, an aggregate amount of $410,692, consisting of loans from him to cover cash shortfalls, past due lease payments, and deferred salary. This amount is reflected in a note that bears interest at 10%, which is less than Mr. Hickey's cost of funds, and which matures December 31, 2007. The note provides that we must pay Mr. Hickey $150,000 out of the proceeds of this offering. Also, beginning one year after this offering is completed, we are obligated to amortize the balance of the note over its remaining term.


   We have agreed to indemnify Paul Hickey against any and all costs, fees, expenses, damages and liabilities that he may incur in connection with the matter of Dallin Bagley v. Paul Hickey, filed on October 22, 2001 and pending in the Third District Court in Salt Lake County, Utah. We indemnified Mr. Hickey because the plaintiff's allegations relate to a matter in which Mr. Hickey acted in the interest of Q Comm. Specifically, the lawsuit relates to a financing transaction. Mr. Bagley, who was a Q Comm stockholder at the time, threatened to revoke his consent to the transaction unless Mr. Hickey agreed to give him an option to purchase 20,000 shares of Q Comm stock at a nominal price. Since we needed the financing, Mr. Hickey agreed. When Bagley tried to exercise his option, Mr. Hickey claimed the option was unenforceable. Bagley then sued Mr. Hickey, claiming breach of contract and that, as a result, he had suffered damages to the extent of $400,000. On March 31, 2003, at a hearing, the court granted plaintiff's motion for partial summary judgment that the option agreement was enforceable and denied defendant's motion for leave to file an amended answer and counterclaim. No decision has been made as to the extent of plaintiff's damages or the relief to which he is entitled. Mr. Hickey is currently in the process of appealing this decision.


   Mr. Hickey has personally guaranteed the repayment of our indebtedness to the Utah Technology Funding Corporation in the original principal amount of $250,000 as well as the repayment of $1.5 million aggregate principal amount of our 12% secured convertible debentures. Mr. Hickey has pledged his stock in Q Comm as collateral security for his guaranty of the repayment of the debentures. Mr. Hickey has also personally guaranteed customer chargebacks under our merchant agreement with First Security Bank. As discuss under the heading "Business--Legal Proceedings", First Security Bank has brought a lawsuit claiming that it is owed approximately $175,000 relating to customer chargebacks.

   We have adopted a policy that the audit committee must review all transactions with any officer, director or 5% shareholder.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth, as of the date of the prospectus, information regarding the beneficial ownership of our common stock as of the date of this prospectus by:

   o each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding common stock;

   o each of our directors;

   o each executive officer named in the summary compensation table above; and

   o all of our directors and executive officers as a group.

   Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all of the common stock owned by them.



                                                                                                       Percent of Common Stock
                                                                                                          Beneficially Owned
                                                                              Common Stock         --------------------------------
Name and address of beneficial owner (1)                                  Beneficially Owned(2)    Before Offering   After Offering
  ----------------------------------------                                ---------------------    ---------------   --------------
Paul Hickey...........................................................           300,240(3)             19.4%              9.9%
Stephen Flaherty......................................................            45,084(4)              3.0               1.5
Michael Openshaw......................................................            14,067(5)                *                 *
Brent Bingham.........................................................               533                   *                 *
Brae Burbidge.........................................................                 2(6)                *                 *
Lamond Woods..........................................................                 2(6)                *                 *
Vicky Johnson.........................................................                --                  --                --
Salzwedel Financial Communications, Inc.(7)...........................            93,333                 6.4                 1
All directors and executive officers as a group (7 persons)...........           359,928(8)             22.8%             11.7%

---------------
 *  Less than 1%
(1) All addresses are c/o Q Comm International, Inc., 1145 South 1680 West, Orem, Utah 84058-4930.
(2) According to the rules and regulations of the SEC, shares that a person has a right to acquire within 60 days of the date of this prospectus are deemed to be outstanding for the purpose of computing the percentage ownership of that person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(3) Includes 3,867 shares held by family members and an option to purchase 76,250 shares exercisable within 60 days of the date of this prospectus, assuming that our common stock is listed on the American Stock Exchange as of that date.
(4) Includes 28,417 shares underlying options exercisable within 60 days of the date of this prospectus, assuming that our common stock is listed on the American Stock Exchange as of that date.
(5) Includes 11,333 shares underlying options exercisable within 60 days of the date of this prospectus, assuming that our common stock is listed on the American Stock Exchange as of that date.
(6) Includes one share held by a family member.
(7) Jeffrey L. Salzwedel is the sole stockholder of Salzwedel Financial Communications.
(8) Includes 116,000 shares underlying options exercisable within 60 days of this prospectus, assuming that our common stock is listed on the American Stock Exchange as of that date.

   All of the shares set forth in the above table are covered by lock-up agreements prohibiting their sale, assignment or transfer for 90 days following the date of this prospectus without the prior written consent of the representative.

                           DESCRIPTION OF SECURITIES


   As of the date of this prospectus, our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share. After this offering, we will have 2,965,250 shares of common stock issued and outstanding, 3,190,250 if the over-allotment option is exercised in full. As of the date of this prospectus, we have 1,465,250 shares of common stock outstanding held of record by approximately 420 stockholders.


Units

   Each unit consists of two shares of common stock and one warrant to purchase one share of common stock. The shares and the unit warrants included in the units will not trade separately until the 31st day following the effective date of this offering. After 30 days, the stock and the warrants will trade separately. At closing, we will deliver only unit certificates. An investor can request physical delivery of the certificate and can immediately request that the unit certificate be exchanged for stock and unit warrant certificates. If the investor does so before the stock and unit warrants trade separately, trades based on the stock and unit warrant certificates will not clear until trading in those securities commences.

Common Stock

   The holders of outstanding shares of common stock are entitled to receive dividends out of legally available assets when and to the extent determined by our board of directors from time to time. Each stockholder is entitled to one vote for each share held by him on each matter submitted to a vote of stockholders. At an election of directors, each director is elected by a majority vote of the holders of the common stock voting. The shares of common stock are not entitled to preemptive rights and are not convertible or redeemable. In the case of a liquidation, dissolution or other termination of our business, the holders of common stock are entitled to share ratably in the distribution of all of our assets remaining available for distribution after all of our liabilities have been satisfied.

Unit Warrants

   General. The unit warrants issued in this offering may be exercised at any time beginning 30 days after this offering and ending on _____________ ___, 2008. Each unit warrant entitles the holder to purchase one share of common stock at an exercise price of $_______ per share (75% of the unit offering price). This exercise price will be adjusted if specific events, summarized below, occur. A holder of unit warrants will not be deemed a holder of the underlying stock for any purpose until the unit warrant is exercised.

   Redemption. Beginning immediately after the effective date of this offering, we will have the right to redeem the unit warrants at a price of $0.25 per warrant, after providing 30 days' prior written notice to the warrantholders, which we may do at any time after the closing price for our common stock, as reported on the principal exchange on which our stock trades, was at or above 100% of the unit offering price for any five consecutive trading days. We will send a written notice of redemption by first class mail to holders of the unit warrants at their last known addresses appearing on the registration records maintained by the transfer agent. No other form of notice or publication will be required. If we call the unit warrants for redemption, the holders of the unit warrants will then have to decide whether to sell the unit warrants, exercise them before the close of business on the business day preceding the specified redemption date or hold them for redemption. If the unit warrants are not covered by a current registration statement or are not either qualified for sale under the laws of the state in which you reside or exempt from such qualification, you may not be able to exercise them.

   Exercise. The holders of the unit warrants may exercise them only if an appropriate registration statement is then in effect and if the common stock issuable upon their exercise are qualified for sale under the securities laws of the state in which the holder resides. We cannot assure you that we will continue to maintain a current registration statement relating to the offer and sale of the unit warrants and the common stock underlying these warrants or that an exemption from registration or qualification will be available throughout their term. This may have an adverse effect on the demand for the unit warrants and the prices that can be obtained from reselling them. To exercise a unit warrant, the holder must deliver to our transfer agent the unit warrant certificate on or before the expiration date or the redemption date, as applicable, with the form on the reverse side of the certificate executed as indicated, accompanied by payment of the full exercise price for the number of unit warrants being exercised. Fractional shares of common stock will not be issued upon exercise of the unit warrants.

   Adjustments of exercise price. The exercise price of the unit warrants will be adjusted if we declare any dividend on the common shares payable in common shares or effect any split or share combination with regard to our shares of common stock. If we effect any stock split or stock combination with regard to our shares of common stock, the exercise price in effect immediately before the stock split or combination will be proportionately reduced or increased, as the case may be. Any adjustment of the exercise price will also result in an adjustment of the number of shares underlying a unit warrant.

Options and Warrants

   As of the date of this prospectus, we had outstanding options, warrants and convertible instruments covering 1,023,561 shares of common stock, consisting of 209,646 shares underlying options granted to employees, 39,189 shares underlying options granted to non-employees, 507,215 shares underlying warrants and 267,511 shares underlying convertible debt. Options granted to employees have exercise prices ranging from $15.00 to $16.50 per share and expire between May 2005 and January 2007. Options covering 159,959 shares are vested and options covering 68,667 shares are currently exercisable. Options granted to non-employees have exercise prices ranging from $7.50 per share to $27.00 per share and expire between June 2003 and November 2008. Outstanding warrants have exercise prices ranging from $5.25 to $15.38 per share and expire at various times between August 2003 and November 2008. Convertible debt instruments have conversion prices ranging from $7.50 to $18.75. All of these derivative securities provide that the exercise price or conversion price, as the case may be, and the number of shares that they cover will be adjusted in the event of stock splits, stock combinations, stock dividends and mergers and consolidations. In addition, warrants covering 169,231 shares also provide for adjustment in the event we issue stock at less than the market value at the time of issuance.


Registration Rights

   As of the date of this prospectus, 662,277 shares of common stock, including shares underlying options, warrants and convertible notes and debentures, are covered by registration rights agreements with the holders of these securities. We have agreed with the holders of our 12% secured convertible debentures due March 31, 2004 to file a resale registration statement no later than July 15, 2003 covering the 571,020 shares that they own and that are issuable when the exercise their right to convert the debentures and exercise their warrants. The lock-up agreements with the debenture holders provides that they will be able to sell 84,615 shares 90 days after this offering and the balance of their shares 180 days after this offering. We have agreed with the holder of our 12% unsecured convertible note due February 28, 2004 to file a resale registration statement covering 24,242 shares by August 15, 2003. In the case of the remaining shares, if we propose to register any of our securities, other than in connection with this offering, either for our own account or for the account of any other security holder, these holders are entitled to notice of the registration and to include their shares in the registration statement. The underwriter in any underwritten offering may limit the number of shares included in the registration statement if it feels that it is necessary to do so.

Authorized But Unissued Shares

   The authorized but unissued shares of common stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings, corporate acquisitions and employee benefit plans. The existence of authorized but unissued common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

   The Utah Revised Business Corporation Act provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's articles of incorporation or bylaws, unless the corporation's articles of incorporation or bylaws, as the case may be, require a greater percentage. Our articles of incorporation do not impose any supermajority vote requirements.

Transfer Agent, Warrant Agent and Registrar

   The transfer agent and registrar for our common stock and the warrant agent for the unit warrants is American Stock Transfer and Trust Company, 59 Maiden Lane, New York, New York.

                                  UNDERWRITING

   The underwriters named below have severally agreed, subject to the terms and conditions contained in an underwriting agreement with us, to purchase 750,000 units, each unit consisting of two shares of common stock and one public warrant to purchase one share of common stock from us at the price set forth on the cover page of this prospectus, in accordance with the following table:

    Underwriter                                                      Number of Units
    -----------                                                      ---------------
    Paulson Investment Company, Inc. .............................
                                                                         -------
       Total .....................................................       750,000
                                                                         =======


   Nature of Underwriting Commitment. The underwriting agreement provides that the underwriters are committed to purchase the 750,000 units offered by this prospectus if any units are purchased. This commitment does not apply to 112,500 units subject to the over-allotment option granted by us to the underwriters to purchase additional units in this offering.

   Conduct of the Offering. We have been advised by Paulson Investment Company, Inc., that the underwriters propose to offer the units to be sold in this offering directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain securities dealers at that price less a concession of not more than $0.__ per share. The underwriters may allow, and those dealers may reallow, a concession not in excess of $0.__ per share to certain other dealers. After the shares are released for sale to the public, the underwriters may change the offering price and other selling terms from time to time. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The initial public offering price of the units will be based on various factors, including the reported sales price per share of our common stock as reported on the Over-the-Counter Bulletin Board, and will be determined by negotiations between us and Paulson Investment Company, the representative of the underwriters.

   The underwriters have informed us that they do not expect to confirm sales of units offered by this prospectus to accounts over which they exercise discretionary authority without obtaining the specific approval of the account holder.

   Over-allotment Option. We have granted the underwriters an option, expiring 45 days after the date of this prospectus, to purchase up to 112,500 additional units from us on the same terms as set forth in this prospectus with respect to the 750,000 units. The underwriters may exercise this option, in whole or in part, only to cover over-allotments, if any, in the sale of the units offered by this prospectus.

   Offering Discounts. The following table shows the per unit and total underwriting discounts to be paid by us to the underwriters. These amounts are shown assuming no exercise and full exercise, respectively, of the underwriters' over-allotment option described above:


                                                                                                    Total without      Total with
                                                                                                    Over-Allotment   Over-Allotment
                                                                                        Per Unit        Option           Option
                                                                                        --------    --------------   --------------
Total underwriting discount to be paid by us........................................     $              $                $


   Expense Allowance. We have agreed to pay to Paulson Investment Company, Inc., a non-accountable expense allowance equal to three percent of the aggregate public offering price of the units sold by us in this offering (including units sold on exercise of the underwriters' over-allotment option).

   Underwriters' Warrants. On completion of this offering, we will issue to certain of the underwriters warrants to purchase from us up to 75,000 units, for a price of $_____ per unit. These warrants are exercisable during the four-year period beginning one year from the date of this prospectus. These warrants are not transferable for one year following the date of this prospectus, except to an individual who is an officer or partner of an underwriter, by will or by the laws of descent and distribution, and are not redeemable.

   The holder of these warrants will have, in that capacity, no voting, dividend or other shareholder rights. Any profit realized on the sale of the units issuable upon exercise of these warrants may be deemed to be additional underwriting compensation. The securities underlying these warrants are being registered pursuant to the registration statement of which this prospectus is a part. During the term of these warrants, the holder thereof is given the opportunity to profit from a rise in the market price of our common stock. We may find it more difficult to raise additional equity capital while these warrants are outstanding. At any time at which these warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms.

   Indemnification. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect thereof.

   Lock-up Agreements. Our officers and directors have agreed not to sell or transfer any shares of our common stock or equity securities for six months after the date of this public offering, without first obtaining the written consent of Paulson Investment Company, Inc. Specifically, these officers and directors have agreed not to, directly or indirectly:

   o sell or offer to sell any shares of our common stock or equity securities;

   o grant any option to sell any shares of our common stock or equity securities;

   o engage in any short sale of our common stock or equity securities;

   o pledge or otherwise transfer or dispose of any shares of our common stock or equity securities; or

   o publicly announce an intention to do any of the foregoing.

   These lock-up agreements apply to shares of our common stock and also to any options or warrants to acquire shares of our common stock. These lock-up agreements apply to all such securities that are currently owned or later acquired either of record or beneficially by the persons executing the agreements. However, Paulson Investment Company, Inc. may, in its sole discretion and without notice, release some or all of the securities subject to these agreements at any time during the six month period. Currently, there are no agreements by Paulson Investment Company, Inc. to release any of the securities from the lock-up agreements.


   Stabilization and Other Transactions. The rules of the SEC generally prohibit the underwriters from trading in our securities on the open market during this offering. However, the underwriters are allowed to engage in some open market transactions and other activities during this offering that may cause the market price of our securities to be above or below that which would otherwise prevail in the open market. These activities may include stabilization, short sales and over-allotments, syndicate covering transactions and penalty bids.


   o Stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

   o Short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our shares than it purchases from us in this offering. In order to cover the resulting short position, the managing underwriter may exercise the over-allotment option described above and/or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The underwriters will deliver a prospectus in connection with any such short sales. Purchasers of shares sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement.

   o Syndicate covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the underwriters in order to reduce a short position incurred by the managing underwriter on behalf of the underwriters.

   o A penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the common stock originally sold by the underwriter was later repurchased by the managing underwriter and therefore was not effectively sold to the public by such underwriter.

   If the underwriters commence these activities, they may discontinue them at any time without notice. The underwriters may carry out these transactions on the American Stock Exchange, in the over-the-counter market or otherwise.

   Expenses. The following table sets forth an itemization of all expenses we will pay in connection with the issuance and distribution of the securities being registered. Except for the SEC registration fee, the NASD filing fee and American Stock Exchange listing fee, the amounts listed below are estimates:



Nature of Expense                                                         Amount
-----------------                                                         ------
SEC registration fee..................................................    $
Underwriters' nonaccountable expense allowance........................
NASD filing fees......................................................
AMEX listing fee......................................................
Accounting fees and expenses..........................................
Legal fees and expenses...............................................
Printing and related expenses.........................................
Transfer agent fees and expenses......................................
Travel................................................................
Miscellaneous expenses................................................
                                                                          ------
Total.................................................................
                                                                          ======

                                 LEGAL MATTERS


   The validity of the common shares offered by this prospectus will be passed upon for us by Morse, Zelnick, Rose & Lander LLP, New York, New York. Stoel Rives LLP will pass upon certain matters for the underwriters named in this prospectus in connection with this offering.


                                    EXPERTS

   Pritchett, Siler & Hardy P.C., independent auditors, have audited our financial statements as of and for the years ended December 31, 2002 and 2001 as set forth in their report. We have included these financial statements in the prospectus in reliance on Pritchett, Siler & Hardy P.C.'s report, given on their authority as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION


   In connection with the units offered by this prospectus, we have filed a registration statement on Form SB-2 under the Securities Act with the SEC. This prospectus, filed as part of the registration statement, does not contain all of the information included in the registration statement and the accompanying exhibits and schedules. For further information with respect to our units, shares and warrants, and us you should refer to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete, and you should refer to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by the actual contents of the contract or other document referred to. You may inspect a copy of the registration statement and the accompanying exhibits and schedules without charge at the Securities and Exchange Commission's public reference facilities, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and you may obtain copies of all or any part of the registration statement from those offices for a fee. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of the site is http://www.sec.gov.

   We intend to furnish our shareholders with annual reports containing financial statements audited by our independent certified public accountants.

                   Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

                                    CONTENTS




                                                                            PAGE
                                                                            ----
Interim Financial Statements for the Three Months Ended March 31, 2003

 -- Unaudited Condensed Consolidated Balance Sheets, March 31, 2003 and
    December 31, 2002 ...................................................    F-2

 -- Unaudited Condensed Consolidated Statements of Operations, for the
    three months ended
     March 31, 2003 and 2002 ............................................    F-3

 -- Unaudited Condensed Consolidated Statements of Cash Flows, for the
    three months ended
     March 31, 2003 and 2002 ............................................    F-4

 -- Notes to Unaudited Condensed Consolidated Financial Statements for
    the three months
     ended March 31, 2003 and 2002 ......................................    F-6

Financial Statements For the Year Ended December 31, 2002

 -- Independent Auditors' Report ........................................   F-15

 -- Consolidated Balance Sheet, at December 31, 2002 ....................   F-16

 -- Consolidated Statements of Operations, for the years ended
    December 31, 2002
     and 2001 ...........................................................   F-17

 -- Consolidated Statement of Stockholders' Equity (Deficit), for the
    years ended
     December 31, 2002 and 2001 .........................................   F-18

 -- Consolidated Statements of Cash Flows, for the years ended
    December 31, 2002
     and 2001 ...........................................................   F-19

 -- Notes to Consolidated Financial Statements ..........................   F-21


                   Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET




                                                       March 31,    December 31,
                                                         2003           2002
                                                      -----------   ------------
                      ASSETS
Current Assets:
 Cash in bank ....................................    $   566,887    $   115,609
 Accounts receivable, net ........................        191,946         51,699
 Inventory .......................................        336,026        165,491
 Deferred taxes ..................................        539,228        539,228
                                                      -----------    -----------
   Total Current Assets...........................      1,634,087        872,027
                                                      -----------    -----------
Property & Equipment, net ........................      1,196,251      1,035,502
Other Assets:
 Capitalized software development costs, net .....      1,377,442      1,330,053
 Goodwill, net ...................................        144,580        144,580
 Deferred stock offering costs ...................        314,857         67,115
 Deposits ........................................         24,074         24,074
                                                      -----------    -----------
   Total Other Assets.............................      1,860,953      1,565,822
                                                      -----------    -----------
   Total Assets...................................    $ 4,691,291    $ 3,473,351
                                                      ===========    ===========
  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
 Bank overdraft ..................................    $   253,074    $   595,544
 Accounts payable ................................      1,810,041      1,229,701
 Accrued expenses ................................        342,342        226,635
 Notes payable ...................................         31,350         31,350
 Convertible notes and debentures -- current
  portion.........................................        101,294         43,557
 Capital lease obligations -- current portion ....         26,295          5,892
 Contingent liabilities ..........................        359,235        359,235
                                                      -----------    -----------
   Total Current Liabilities......................      2,923,631      2,491,914
                                                      -----------    -----------
Long-term Obligations:
 Convertible notes payable .......................        245,826        167,690
 Capital lease obligations .......................         53,471         14,754
 Related party obligations .......................        420,959        410,692
 Deferred taxes ..................................        539,228        539,228
                                                      -----------    -----------
   Total Long-term Obligations....................      1,259,484      1,132,364
                                                      -----------    -----------
   Total Liabilities..............................      4,183,115      3,624,278
                                                      -----------    -----------
Stockholders' Equity (Deficit):
 Common stock, $.001 par value, 50,000,000 shares
   authorized, 1,437,045 and 1,268,443 shares
   issued and outstanding, respectively...........          1,437          1,268
 Capital in excess of par value ..................      8,927,143      7,511,857
 Retained deficit ................................     (8,305,606)    (7,533,102)
                                                      -----------    -----------
                                                          622,974        (19,977)
 Less stock subscription receivable ..............       (114,798)      (130,950)
                                                      -----------    -----------
   Total Stockholders' Equity (Deficit)...........        508,176       (150,927)
                                                      -----------    -----------
   Total Liabilities and Stockholders' Equity
  (Deficit).......................................    $ 4,691,291    $ 3,473,351
                                                      ===========    ===========

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                   Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS






                                                          For the Three Months
                                                             Ended March 31,
                                                             --------------
                                                            2003         2002
                                                         ----------   ----------
Revenues ............................................    $5,747,039   $6,275,593
Cost of goods sold ..................................     4,308,499    4,659,069
                                                         ----------   ----------
Gross profit ........................................     1,438,540    1,616,524
                                                         ----------   ----------
Operating Expenses:
 Commissions and fees ...............................     1,298,513    1,461,116
 Selling expenses ...................................        93,806       64,017
 General and administrative expenses ................       510,683      241,006
 Depreciation and amortization ......................       159,167       29,099
 Non-cash compensation ..............................        21,666           --
                                                         ----------   ----------
   Total Operating Expenses..........................     2,083,835    1,795,238
                                                         ==========   ==========
Loss from Operations ................................      (645,295)    (178,714)
                                                         ----------   ----------
Other Income (Expense):
 Other income .......................................            96        3,427
 Interest and other expense .........................      (127,305)     (12,865)
   Total Other Income (Expense)......................      (127,209)      (9,438)
                                                         ----------   ----------
Loss Before Income Taxes ............................      (772,504)    (188,152)
Income tax expense ..................................            --          ---
                                                         ----------   ----------
Net Loss ............................................    $ (772,504)  $ (188,152)
                                                         ==========   ==========
Basic Loss per Common Share .........................    $    (0.60)  $    (0.15)
                                                         ==========   ==========

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                   Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS






                                                          For the Three Months
                                                             Ended March 31,
                                                             --------------
                                                            2003         2002
                                                         ----------   ----------
Cash Flows from Operating Activities:
 Net loss ...........................................    $ (772,504)  $ (188,152)
 Adjustments to reconcile net loss to net cash used
   by operating activities:
   Loss on disposal of property and equipment........        10,888       21,878
   Depreciation and amortization.....................       159,167       29,099
   Non-cash compensation.............................        21,666           --
   Change in assets and liabilities:
    (Increase) decrease in accounts receivable ......      (140,247)     (53,037)
    Increase in inventory ...........................      (170,535)      10,031
    Increase in accounts payable ....................       580,340     (216,243)
    Increase (decrease) in accrued liabilities ......        94,041    (133,550)
                                                         ----------   ----------
     Net Cash Used by Operating Activities ..........      (217,184)    (531,555)
                                                         ----------   ----------
Cash Flows from Investing Activities:
 Purchase of property and equipment .................      (209,888)    (377,684)
 Capitalized software development costs .............      (168,304)    (208,838)
     Net Cash Used by Investing Activities ..........      (378,192)    (586,522)
                                                         ----------   ----------
Cash Flows from Financing Activities:
 Issuance of common stock ...........................        20,000    1,645,575
 Cash received from subscription receivable .........        16,152           --
 Payment of stock offering costs ....................      (247,742)     (48,899)
 Proceeds from convertible notes and debentures .....     1,450,000           --
 Amortization of discount on debentures and notes ...        91,748           --
 Payments on convertible notes payable ..............       (10,421)      (9,097)
 Payment on notes payable ...........................            --     (360,441)
 Proceeds from capital leases .......................        66,992           --
 Payments on capital lease obligations ..............        (7,872)      (1,173)
 Increase (decrease) in related party obligations ...        10,267        2,643
 Increase (decrease) in bank overdraft ..............      (342,470)     202,952
                                                         ----------   ----------
     Net Cash Provided by Financing Activities ......     1,046,654    1,428,917
                                                         ----------   ----------
Net Increase (Decrease) in Cash .....................       451,278      310,840
Cash, Beginning of Period ...........................       115,609        2,422
                                                         ----------   ----------
Cash, End of Period .................................    $  566,887   $  313,262
                                                         ==========   ==========
Supplemental Disclosures of Cash Flow Information:
 Cash paid during the period for:
   Interest expense..................................                 $   21,618
   Capitalized interest..............................    $       --   $   18,031
   Income taxes......................................    $      100   $       --


                   Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

Supplemental Schedule of Non-cash Investing and Financing Activities:


                   For the three months ended March 31, 2003:

     The Company issued 141,026 shares of common stock and warrants to purchase 141,026 shares of common stock in connection with the sale of convertible debentures.

     The Company issued 24,242 shares of common stock in connection with the sale of a convertible note.


                   For the three months ended March 31, 2002:


     The Company issued 3,370 shares of common stock for stock offering costs valued at $50,544.

     The Company issued 3,109 shares of common stock for future legal services valued at $90,000.

     The Company issued 2,891 shares of common stock in a cashless exercise of a common stock option.

     The Company canceled 26,667 shares of common stock, which had been issued as collateral for a loan.


The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                   Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


   Organization - Q Comm International, Inc. (the Company) was organized on February 7, 1986 as Four Rivers Development, Inc. This name was changed on August 3, 1998 to Q Comm International Inc. Substantially all operations are conducted through the Company's wholly owned subsidiary, Q Comm, Inc. The Company is headquartered in Orem, Utah. The Company's business involves purchasing and reselling prepaid telecommunication products through a proprietary electronic point-of-sale activation system. The Company provides its products to end users throughout the United States as well as Canada and Puerto Rico. The Company has not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

   Unaudited Condensed Financial Statements - The accompanying financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at March 31, 2003 and for all the periods presented have been made.

   Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America have been condensed or omitted. These condensed financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 2002 audited financial statements. The results of operations for the periods ended March 31, 2003 and 2002 are not necessarily indicative of the operating results for the full year.

   Cash and Cash Equivalents - For purposes of the financial statements, the Company considers all highly liquid debt investments purchased with an original maturity of three months or less to be cash equivalents.

   Accounts Receivable - Accounts receivable consists of trade receivables arising in the normal course of business. At March 31, 2003, the Company has established an allowance for doubtful accounts of approximately $24,600, which reflects the Company's best estimate of probable losses in the accounts receivable balance. The Company determines the allowance based on the status and age of the accounts, historical experience, and other currently available evidence. Amounts written off as bad debt for the periods presented are insignificant.

   Inventory - Inventory consists of prepaid telecommunication products sold by the Company and is carried at the lower of cost or market value on the first-in, first-out method.

   Depreciation - Depreciation of property and equipment is provided on the straight-line method over the estimated useful lives of the assets of five years.

   Intangible Assets - During the year ended December 31, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142). The Company has classified its goodwill as an indefinite-life intangible asset and accordingly has stopped recording amortization.

   The Company capitalizes software development costs incurred to develop certain of the Company's new products and services in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed". Costs are capitalized only after the technological feasibility of the project has been established. In accordance with SFAS No. 142, the Company has recorded its software development costs as a definite-life intangible asset is amortizing these costs over the estimated useful life of the software of three years.

   The Company regularly reviews the carrying value of intangible assets. At the time a determination is made that capitalized amounts are not recoverable based on the estimated cash flows to be generated from the asset, the difference between the carrying amount and the estimated valued based on cash flows are written off (see Notes 3 and 4).

                   Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (Continued)


   Revenue Recognition - The Company provides electronic delivery of prepaid telecommunication products through a variety of retail locations. Revenue is recognized at the time products are sold. Sales of the Company's products are generally made directly to end-users. There is no right of return for products sold and the Company is not obligated for further performance after the sale. These sales transactions are accounted for at "gross" since the Company meets the requirements specified by Securities and Exchange Commission Staff Accounting Bulletin No. 101 -- Revenue Recognition in Financial Statements (SAB 101) and Emerging Issues Task Force No. 99-19 (EITF 99-19). In the event of sales where the Company does not have ownership of the product sold and another entity has such risk and reward of product ownership and/or where certain other requirements of SAB 101 or EITF 99-19 are not met, the Company records revenues on a "net" basis.

   The Company also generates revenue from the sale or rental of terminals, minimum performance fees and sales of other products. These sales are recorded net of sales discounts and allowances.

   Cost of Goods Sold - The cost of goods sold is primarily the cost of the prepaid telecommunication products sold at retail and the cost of terminals and other miscellaneous products sold. The full cost of the product, as well as all direct costs associated with the sale of the product, are recorded at the time of sale. Cost of goods sold does not include commissions and fees paid to brokers and other intermediaries and transaction processing fees paid to a third party.

   Loss Per Share - The Company computes loss per share in accordance with Statement of Financial Accounting Standards No. 128 "Earnings Per Share," which requires the Company to present basic earnings per share and dilutive earnings per share when the effect of options/warrants and convertible notes is dilutive (see Note 12).

   Income Taxes - The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." This statement requires an asset and liability approach for accounting for income taxes.

   Research and Development - Research and development costs are for the purpose of new product development and are expensed as incurred.

   Advertising Costs - Advertising costs are expensed as incurred. Such costs amounted to $5,574 and $5,230 during the three months ended March 31, 2003 and 2002, respectively.

   Consolidation - All intercompany balances and transactions between the parent and subsidiary have been eliminated in consolidation.

   Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimated by management.

   Reclassifications - Certain amounts in the financial statements for the three months ended March 31, 2002 have been reclassified to conform to headings and classifications used in the March 31, 2003 financial statements.

   Recently Enacted Accounting Standards - Statement of Financial Accounting Standards ("SFAS") No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", SFAS No. 147, "Acquisitions of Certain Financial Institutions -- an Amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9", and SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure -- an Amendment of FASB Statement No. 123", were recently issued. SFAS No. 146, 147 and

                   Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

148 have no current applicability to the Company or their effect on the financial statements would not have been significant.

NOTE 2 - PROPERTY & EQUIPMENT

   The following is a summary of property and equipment:





                                                       March 31,    December 31,
                                                          2003          2002
                                                       ----------   ------------
Point of sale equipment ...........................    $1,290,422    $1,134,961
Office and computer equipment .....................       147,951       140,349
                                                       ----------    ----------
Total cost ........................................     1,438,373     1,275,310
Accumulated depreciation ..........................      (242,122)     (239,808)
                                                       ----------    ----------
Property & equipment, net .........................    $1,196,251    $1,035,502
                                                       ----------    ----------





   Depreciation expense for the three months ended March 31, 2003 and 2002 was $38,252 and $29,099, respectively.

   Included in the cost of property and equipment at March 31, 2003 is a deposit in the amount of approximately $700,000 for various components of point of sale equipment to be manufactured for the Company. The deposit will be offset against the cost of the equipment to the Company as the point of sale equipment is purchased.

NOTE 3 - GOODWILL

   At March 31, 2003, the Company had $144,580 in goodwill remaining from a purchase acquisition classified as an indefinite-life intangible asset. In accordance with SFAS No. 142, the Company completed its initial test of goodwill for impairment during the year ended December 31, 2002. The Company used the quoted market price of its common stock to test the remaining goodwill for impairment and determined that the Company's goodwill was not impaired. Accordingly, there was no amortization expense recorded during the three months ended March 31, 2003 and 2002.

NOTE 4 - CAPITALIZED SOFTWARE DEVELOPMENT

   Information related to capitalized software development costs at March 31, 2003 is as follows:





      Capitalized software, January 1, 2003.............................    $1,450,968
                                                                            ----------
      Capitalized during the period.....................................       168,304
      Capitalized software, March 31, 2003..............................     1,619,272
      Accumulated amortization..........................................      (241,830)
                                                                            ----------
      Capitalized software, net.........................................    $1,377,442
                                                                            ----------


   Of the balance at March 31, 2003, approximately $400,000 was paid to a third-party software development company and other outside entities. The remaining costs represent capitalized internal costs, which are primarily employee salaries and benefits, and related capitalized interest of approximately $100,000.

   During the year ended December 31, 2002, the Company completed its initial test of capitalized software development costs in accordance with SFAS No.
142. The Company used the estimated future cash flows related to its capitalized software development costs and determined that such costs were not impaired. The Company has classified its capitalized software development costs as a definite-life intangible asset. The project was placed in service during September 2002, and the Company began recording amortization

                   Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

NOTE 4 - CAPITALIZED SOFTWARE DEVELOPMENT -- (Continued)


expense. During the three months ended March 31, 2003, the Company recorded amortization expense of $120,915.

NOTE 5 - BANK OVERDRAFT

   The Company receives payment on substantially all its sale transactions through the automated clearinghouse system (ACH system) on either a daily or weekly basis. Once the payment has been received, the Company disburses funds via the ACH system for the cost of products sold and commissions according to the respective agreements, generally ranging from 1-4 days after funds are received. This timing difference between receipt of funds and payment of product costs and commissions creates an ongoing balance of available funds (float) in the Company's bank accounts. The Company utilized a portion of this available balance at March 31, 2003 in the amount of $253,074, which created an overdraft in the Company's books and records while the balance on the bank's records was positive.

NOTE 6 - RELATED PARTY OBLIGATIONS

   At December 31, 2002 the Company owed its CEO a total of $410,692 consisting principally of unpaid equipment lease expenses, deferred salary, notes payable and accrued interest. In February 2003 the amounts were combined into a single note payable with interest at 10%, due the earlier of December 31, 2007 or upon a change in control of the Company or a sale or liquidation of the Company's assets. At March 31, 2003 the outstanding balance of the note and accrued interest thereon was $420,959. If the Company enters into a qualified financing (consisting of a transaction or series of related transactions in which the Company raises at least $4,000,000) i) a payment of $150,000 is due within three days of the financing; ii) accrued interest is due the last day of the 12th month following the financing; and iii) monthly payments in the amount required to fully amortize the remaining principal amount of the note and interest by December 31, 2007 will begin the last day of the 13th month following the financing. The entire balance of the note is reflected as a long-term liability in the accompanying unaudited condensed balance sheet as of March 31, 2003.

   During the three months ended March 31, 2003 and 2002, the Company recorded interest expense on the notes of $10,267 and $4,570, respectively.

NOTE 7 - LONG-TERM DEBT

CONVERTIBLE NOTES AND DEBENTURES

   During November and December 2001, the Company borrowed a total of $250,000 in the form of a convertible note. The outstanding balance of the note may be converted into common stock at $18.75 per share after one year at the option of the holder. The note bears interest at 14% and requires monthly payments of $5,865 through November 2006. The note is secured by the Company's tangible and intangible assets, and the proceeds therefrom. In connection with the note, the Company issued warrants for the purchase of 10,000 shares of common stock at $18.75 per share, expiring in 2008. At March 31, 2003, the outstanding balance of the note was $200,826. In February 2003, the borrower agreed to subordinate its security interest related to the note in favor of certain investors who purchased the Company's convertible debentures (see below). As consideration for this subordination of security interest, the Company decreased the exercise price of the warrants to $11.25 per share. The effect of the decrease in the exercise price of the warrant was $2,490, which was recorded as interest expense in February 2003.

   In January 2003, the Company issued a 12% unsecured convertible note with a principal amount of $200,000, due February 28, 2004. The Company also issued 24,242 shares of restricted common stock, which were valued at $145,454 or $6.00 per share, the value of similar restricted common shares sold for cash, and has been recorded as a discount to the note and will be amortized to interest expense over the term of the note. The unamortized discount at March 31, 2003 was $123,618 and is offset against the outstanding balance

                   Q COMM INTERNATIONAL, INC. AND SUBSIDIARY of the note in the accompanying unaudited balance sheet. The note may be converted into common stock at the option of the holder at $8.25 per share.


   In February and March 2003, the Company received commitments to purchase (a) $1.5 million aggregate principal amount of 12% secured convertible debentures due March 31, 2004, (b) 169,231 shares of restricted common stock and (c) warrants to purchase 169,231 shares of common stock, expiring in 2008. As of March 31, 2003, $1,250,000 of the expected gross proceeds of $1,500,000 from the sale of these securities had been received. The balance was received subsequent to March 31, 2003.

   The debentures are secured by a lien on all of the Company's assets. The Company is required to transfer $1.725 million out of the proceeds of any financing in excess of $5 million (a "Qualified Financing") to an escrow agent as collateral security for the repayment of the debentures, at which time the interest rate on the debentures will be reduced to the prime rate, currently 4.25%. The debenture holders may demand prepayment of the debentures at any time after a Qualified Financing is completed. The Company may prepay the debentures beginning December 31, 2003, but only after giving the holders 90 days written notice. Alternatively, the Company has the right to prepay the debentures at any time by paying a 35% premium. The debenture holders can elect to convert them at any time into shares of common stock. The conversion price is the lower of the price of a share of common stock as determined in connection with the proposed public offering (see Note 13) or $9.75 per share. The exercise price of the warrants is 150% of the conversion price of the debentures. The exercise price and the number of shares covered by the warrant will be adjusted in the case of stock splits, stock combinations, stock dividends, mergers and consolidations and stock issuances at a discount to the market price of the stock.

   The 169,231 restricted common shares were valued at $1,015,386, or $6.00 per share, the value of similar restricted common shares sold for cash. The
169,231 warrants were valued at $845,562 using the Black-Scholes pricing model and the following assumptions: $14.625 exercise price, $6.00 underlying stock price, 140% volatility, five year expected life, 2.9% risk free interest rate and expected dividend yield of zero. The value of the shares and warrants were reduced on a pro-rata basis to the $1.5 million in debentures, resulting in relative fair values of $818,412 and $681,558, respectively. The $1.5 million discount recorded against the debentures will be amortized as interest expense over the term of the debentures. The unamortized discount at March 31, 2003 was $1,180,088 and is offset against the outstanding balance of the debentures in the accompanying unaudited balance sheet.


NOTES PAYABLE

   During November 2000, the Company issued an unsecured note payable for $50,000 with interest at 12% and a due date of November 27, 2001. The due date was later extended to November 30, 2003. In connection with obtaining the note, the Company issued options to purchase 1,667 shares of common stock at $9.00 per share expiring November 2003, with demand registration rights. The balance of the note at March 31, 2003 was $31,350.

NOTE 8 - LEASES

   During 2001, the Company entered into a capital lease for the purchase of certain computer equipment. The lease requires monthly payments of $820 through September 2005 and has an outstanding principal balance at March 31, 2003 of $18,745. The lease is collateralized by equipment with a remaining book value of approximately $18,300 at March 31, 2003. Depreciation expense of $5,285 was recognized on this equipment during each of the periods ended
March 31, 2003 and 2002.

   In January 2003, the Company entered into a capital lease for certain equipment. The lease requires monthly payments of $2,842 through January 2006 and has an outstanding principal balance of $61,021 at March 31, 2003. The lease is collateralized by equipment with a remaining book value of approximately

                   Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

NOTE 8 - LEASES -- (Continued)


$62,000 at March 31, 2003. Depreciation expense of $3,250 was recognized on this equipment during the three months ended March 31, 2003.

   The Company leases office and warehouse space under an operating lease agreement with an expiration date of December 31, 2003. The Company's future minimum rental under this operating lease amounts to $30,600 at March 31, 2003.

NOTE 9 - LITIGATION AND CONTINGENCIES

   In 1999, the Company sold certain services to a third party who in turn sold these services to consumers. When the third party failed to deliver as anticipated, some of the consumers reversed the charges that had been made on their credit card accounts to purchase the services. These reversals were ultimately covered by charges made to the Company's merchant account with a bank, resulting in an overdraft of that account. The Company, under the agreement with the third party, is entitled to be reimbursed 50% of the amount of the charge-backs. During 2000, the bank filed suit claiming damages of $175,477. Management believes the bank reversed charges that should not have been reversed under the terms and conditions of the consumers' agreement and therefore disputes the bank's claim.

   At March 31, 2003, the Company's CEO was party to a suit in which the plaintiff claims the CEO agreed to sell to the plaintiff 20,000 shares of the Company's common stock at $.45 per share. The CEO disputes the plaintiff's claim that this option is valid. Since the CEO's actions were for the benefit of the Company, the Board of Directors has agreed to indemnify the CEO by replacing his shares through the issuance of shares from treasury or otherwise compensate the CEO for any monetary loss if the plaintiff is successful in his claim.

   The Company has recorded a contingent liability in connection with these matters.

   In January 2002, the Company filed an action against an individual for non-payment of funds owed for the purchase of common stock in the amount of $135,000. The Company has been awarded summary judgment in this matter and expects to receive the remaining outstanding amount, which was $114,780 at March 31, 2003. This amount is reflected in the accompanying unaudited balance sheet as an offset to stockholders' equity.

   In December 2002, the Company granted a total of 43,333 shares of restricted common stock as a bonus payable to four executives and key employees. 21,667 of the shares were for past services and are distributable anytime after January 31, 2003 at the election of the employee. These 21,667 shares were valued at $130,000 and recorded as non-cash compensation during the year ended December 31, 2002. The remaining 21,667 shares are to be issued in June 2004 or upon a change in control of the company. The employee must remain in the continuous employment of the Company until the time the shares become distributable in order to receive them. During the three months ended March 31, 2003, the Company accrued $21,667 in non-cash compensation related to these agreements based on a price per share of common stock of $6.00.

                   Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

NOTE 10 - CAPITAL STOCK

   A summary of common stock transactions for the periods ended March 31, 2003 and 2002 is as follows:

                       Three Months Ended March 31, 2003

   The Company sold 3,333 shares of restricted common stock at $6.00 per share through a private placement for $20,000 in cash.

   The Company issued 24,242 shares of restricted common stock in connection with a convertible note in the amount of $200,000 (see Note 7). The shares were valued at $6.00 per share, or $145,454.

   The Company issued 141,026 shares of restricted common stock and warrants to purchase 141,026 shares of restricted common stock in connection the sale of $1,250,000 of debentures. Subsequent to March 31, 2003, the Company issued an additional 28,205 shares of restricted common stock and warrants to purchase 28,205 shares of restricted common stock in connection with the sale of $250,000 of debentures (see Note 7). The 169,231 aggregate shares of common stock and the 169,231 aggregate warrants to purchase common stock were valued at $818,412 and $681,558, respectively.

                       Three Months Ended March 31, 2002

   The Company sold 127,812 shares of restricted common stock at $15.00 per share through private placements for $1,917,175 in cash. Stock offering costs of approximately $99,000 were recorded in connection with the sale, including 3,370 shares of restricted common stock valued at $15.00 per share.

   The Company issued 1,667 shares of restricted common stock upon the exercise of common of stock options for $15,000 in cash.

   The Company issued 2,891 shares of restricted common stock in a cashless exercise of common stock options. The underlying agreement was for a total of 6,000 common stock options with an exercise price of $15.00 per share.

   The Company issued 3,109 shares of common stock for future legal services valued at $90,000.

   The Company canceled 26,667 shares of common stock, which had been issued as collateral for a loan.

   At December 31, 2002 the Company's CEO was party to a suit in which the plaintiff claims the CEO agreed to sell to the plaintiff 20,000 shares of the Company's common stock at $0.45 per share (see Note 9).

NOTE 11 - STOCK OPTIONS AND WARRANTS

   At March 31, 2003, the Company had outstanding 209,646 options to employees under various agreements with exercise prices ranging from $15.00 to $16.50 per share, expiring between May 2005 and February 2008. Of the options outstanding at March 31, 2003, 158,813 were vested and 68,667 were exercisable. During the three months ending March 31, 2003, 6,333 options were granted, 2,000 options were forfeited and no options were exercised.

   At March 31, 2003, the Company had outstanding options and warrants to purchase 280,104 shares of common stock that were issued to non-employees under various agreements with exercise prices ranging from $6.00 to $27.00 per share, expiring between August 2003 and November 2008. During the three months ended March 31, 2003, the Company issued options and warrants to purchase 141,026 shares of common stock to non-employees at a price to be determined based on the price of a share of common stock issued in a public offering (see
Note 13). Subsequent to March 31, 2003, 28,205 warrants to purchase common stock were issued under the same terms. During the three months ended March 31, 2003, no options or warrants to non-employees were exercised or expired.

                   Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

NOTE 12 - LOSS PER SHARE

   The following data show the amounts used in computing loss per share and the weighted average number of shares of common stock outstanding for the periods presented:




                                                           For the Three Months
                                                                  Ended
                                                                March 31,
                                                                 --------
                                                             2003         2002
                                                          ----------   ---------
Loss from continuing operations available to common
  shareholders (numerator)............................    $ (772,504)  $(188,152)
                                                          ----------   ---------
Weighted average number of common shares outstanding
  during the year used in per share calculations
  (denominator).......................................     1,321,963     896,918
                                                          ----------   ---------


   Because the Company incurred losses for the years ended March 31, 2003 and 2002, the effect of options/warrants and convertible notes totaling 706,755 and 453,024 equivalent shares, respectively, has been excluded from the loss per share computation since its impact would be antidilutive.

NOTE 13 - PUBLIC OFFERING

   On February 7, 2003, the Company's Board of Directors approved the filing by the Company with the Securities and Exchange Commission of a registration statement on form SB-2 registering the sale by the Company of up to $10,000,000 worth of the Company's common stock and warrants. The registration statement was filed on April 1, 2003 and amended on May 6, 2003. There is no assurance that the Company will successfully complete the offering.

   In connection with its authorization of the filing of a registration statement, the Company's Board of Directors also authorized, subject to stockholder approval, a reverse split of the Company's common stock. The stockholders will be asked to authorize the Board to determine, in its sole discretion, the precise ratio of the split and the timing thereof.

NOTE 14 - GOING CONCERN

   The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company has incurred significant losses in recent years, has current liabilities in excess of current assets and has not yet been successful in establishing profitable operations. These factors raise substantial doubt about the ability of the Company to continue as a going concern. In this regard, management plans to raise additional funds through debt and/or equity offerings (see Note 13) and substantially increase sales. There is no assurance that the Company will be successful in raising funds or in achieving profitable operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 15 - SUBSEQUENT EVENTS

   In April 2003, the Company received $250,000 in the sale of debentures and issued 28,205 shares of common stock and 28,205 warrants to purchase common stock (See Note 7).

                   Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

   In May 2003, the Company borrowed $1 million, evidenced by a 12% unsecured promissory note due August 31, 2004. As consideration for the loan, the Company issued to the lender warrants covering 238,095 shares of common stock. These warrants are exercisable at any time from July 7, 2003 through January 31, 2007 and have an exercise price of $5.25 per share. The warrants were valued at $1,264,486 using the Black-Scholes pricing model and the following assumptions: $.37 exercise price, $.43 underlying stock price, 132% volatility, five year expected life, 1.7% risk free interest rate and expected dividend yield of zero. The value of the warrants were reduced to the $1 million in note proceeds and recorded as a discount against the note, and will be amortized as interest expense over the term of the note.

   On June 4, 2003, the Company filed an amendment to its Articles of Incorporation, reverse splitting its stock 15 old shares for 1 new share.

                          INDEPENDENT AUDITORS' REPORT



Board of Directors
Q COMM INTERNATIONAL, INC. AND SUBSIDIARY
Orem, Utah


   We have audited the accompanying consolidated balance sheet of Q Comm International, Inc. and Subsidiary at December 31, 2002, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 2002 and 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements audited by us present fairly, in all material respects, the financial position of Q Comm International, Inc. and Subsidiary as of December 31, 2002, and the results of its operations and its cash flows for the years ended December 31, 2002 and 2001, in conformity with generally accepted accounting principles in the United States of America.

   The financial statements referred to above have been prepared assuming Q Comm International, Inc. and Subsidiary will continue as a going concern. As discussed in Note 15 to the financial statements, Q Comm International Inc., has incurred significant losses in recent years and has current liabilities in excess of current assets, raising substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 15. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.


/s/ PRITCHETT, SILER & HARDY, P.C.

April 1, 2003 except for Note 17
As to which the date is June 5, 2003

Salt Lake City, Utah

                   Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET




                                                               December 31, 2002
                                                               -----------------
                           ASSETS
Current Assets:
 Cash in bank ..............................................      $   115,609
 Accounts receivable, net ..................................           51,699
 Inventory .................................................          165,491
 Deferred taxes ............................................          539,228
                                                                  -----------
   Total Current Assets ....................................          872,027
                                                                  -----------
Property & Equipment, net ..................................        1,035,502
Other Assets:
 Capitalized software development costs, net ...............        1,330,053
 Goodwill, net .............................................          144,580
 Deferred stock offering costs .............................           67,115
 Deposits ..................................................           24,074
                                                                  -----------
   Total Other Assets ......................................        1,565,822
                                                                  -----------
   Total Assets ............................................      $ 3,473,351
                                                                  ===========
       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
 Bank overdraft ............................................      $   595,544
 Accounts payable ..........................................        1,229,701
 Accrued expenses ..........................................          226,635
 Notes payable .............................................           31,350
 Convertible notes payable - current portion ...............           43,557
 Capital lease obligation - current portion ................            5,892
 Contingent liabilities ....................................          359,235
                                                                  -----------
   Total Current Liabilities ...............................        2,491,914
                                                                  -----------
Long-term Obligations:
 Convertible notes payable .................................          167,690
 Capital lease obligation ..................................           14,754
 Related party obligations .................................          410,692
 Deferred taxes ............................................          539,228
                                                                  -----------
   Total Long-term Obligations .............................        1,132,364
                                                                  -----------
   Total Liabilities .......................................        3,624,278
                                                                  -----------
Stockholders' Equity (Deficit): [Restated]
 Common stock, $.001 par value, 50,000,000 shares
   authorized,
   1,268,443 shares issued and outstanding .................            1,268
 Capital in excess of par value ............................        7,511,857
 Retained deficit ..........................................       (7,533,102)
                                                                  -----------
                                                                      (19,977)
 Less stock subscription receivable ........................         (130,950)
                                                                  -----------
   Total Stockholders' Equity (Deficit) ....................         (150,927)
                                                                  -----------
   Total Liabilities and Stockholders' Equity (Deficit) ....      $ 3,473,351
                                                                  ===========




              The accompanying notes are an integral part of these
                       consolidated financial statements.

                   Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                          For the Years Ended
                                                             December 31,
                                                       -------------------------
                                                          2002           2001
                                                       -----------   -----------
Revenues ..........................................    $24,028,002   $16,359,504
Cost of goods sold ................................     17,611,023    11,649,760
                                                       -----------   -----------
Gross profit ......................................      6,416,979     4,709,744
                                                       -----------   -----------
Operating Expenses:
 Commissions and fees .............................      5,880,793     4,089,066
 Selling expenses .................................        307,734       282,009
 General and administrative expenses ..............      1,194,103     1,162,534
 Depreciation and amortization ....................        258,076       158,672
 Research and development .........................             --       146,490
 Accrued litigation settlements ...................        200,000            --
 Non-cash compensation ............................        842,986       276,722
                                                       -----------   -----------
   Total Operating Expenses........................      8,683,692     6,115,493
                                                       -----------   -----------
Loss from Operations ..............................     (2,266,713)   (1,405,749)
                                                       -----------   -----------
Other Income (Expense):
 Other Income .....................................          3,950        11,119
 Interest and other expense .......................        (34,802)     (155,586)
                                                       -----------   -----------
   Total Other Income (Expense)....................        (30,852)     (144,467)
                                                       -----------   -----------
Loss Before Income Taxes ..........................     (2,297,565)   (1,550,216)
Income tax expense ................................             --            --
                                                       -----------   -----------
Net Loss ..........................................    $(2,297,565)  $(1,550,216)
                                                       ===========   ===========
Basic Loss per Common Share .......................    $     (2.24)  $     (2.13)
                                                       ===========   ===========




              The accompanying notes are an integral part of these
                       consolidated financial statements.

                   Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001


                                   [Restated]



                                                                        Common Stock       Capital in       Stock
                                                                     ------------------     Excess of    Subscription     Retained
                                                                      Shares     Amount     Par Value     Receivable      Deficit
                                                                     ---------   ------    ----------    ------------   -----------
BALANCE, January 1, 2001.........................................      612,890   $  613    $2,862,234     $      --     $(3,685,321)
Issuance of common stock for cash, at $4.50 to $10.50 per share,
  net of offering costs of $152,528..............................      140,064      140       700,860            --              --
Issuance of common stock for services, at $3.75 to $8.10 per
  share..........................................................       63,729       64       150,367            --              --
Issuance of common stock upon conversion of debentures at $4.50
  per share......................................................       13,128       13        59,062            --              --
Issuance of common stock for subscription receivable.............       25,714       26       134,974      (135,000)             --
Issuance of common stock upon exercise of warrants under cashless
  exercise option................................................       17,123       17           (17)           --              --
Issuance of 126,356 options/warrants to purchase common shares at
  $5.25 to $18.75 per share......................................           --       --       199,010            --              --
Net loss for the year ended December 31, 2001....................                                                        (1,550,216)
                                                                     ---------   ------    ----------     ---------     -----------
BALANCE, December 31, 2001.......................................      872,648      873     4,106,490      (135,000)     (5,235,537)
Issuance of common stock for cash, at $4.50 to $15.00 per share,
  net of offering costs of $149,116..............................      274,189      274     2,636,501            --              --
Issuance of common stock for services, at $4.50 to $28.95 per
  share..........................................................      143,257      143       669,858
Issuance of common stock upon exercise of warrants under cashless
  exercise option................................................        5,016        5            (5)           --              --
Cancellation of common stock issued as collateral for a loan.....      (26,667)     (27)           27            --              --
Issuance of 11,167 options/warrants to purchase common shares at
  $22.50 to $27.00 per share.....................................           --       --        98,986            --              --
Cash received for subscription receivable........................           --       --            --         4,050              --
Net loss for the year ended December 31, 2002....................           --       --            --            --      (2,297,565)
                                                                     ---------   ------    ----------     ---------     -----------
BALANCE, December 31, 2002.......................................    1,268,443   $1,268    $7,511,857     $(130,950)    $(7,533,102)
                                                                     =========   ======    ==========     =========     ===========



              The accompanying notes are an integral part of these
                       consolidated financial statements.

                   Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                          For the Years Ended
                                                             December 31,
                                                       -------------------------
                                                          2002           2001
                                                       -----------   -----------
Cash Flows from Operating Activities:
 Net loss .........................................    $(2,297,565)  $(1,550,216)
 Adjustments to reconcile net loss to net cash
   used by operating activities:
   Loss on disposal of property and equipment......         18,121         5,170
   Depreciation and amortization...................        258,076       158,672
   Non-cash compensation...........................        842,986       276,722
   Change in assets and liabilities:
    (Increase) decrease in accounts receivable ....        (22,386)      155,451
    Increase in inventory .........................       (142,982)      (22,509)
    Increase in other assets ......................        (20,516)         (820)
    Increase in accounts payable ..................        471,275       475,511
    Increase (decrease) in accrued liabilities ....        (26,633)      189,060
    Increase (decrease) in related party
      obligations..................................         (2,608)       78,771
    Increase in contingent liabilities ............        200,000            --
                                                       -----------   -----------
     Net Cash Used by Operating Activities ........       (722,232)     (234,188)
                                                       -----------   -----------
Cash Flows from Investing Activities:
 Purchase of property and equipment ...............       (573,428)     (549,362)
 Capitalized software development costs ...........       (814,748)     (632,742)
 Proceeds from sale of property and equipment .....         30,327            --
 Decrease in certificates of deposit ..............        100,000            --
                                                       -----------   -----------
     Net Cash Used by Investing Activities ........     (1,257,849)   (1,182,104)
                                                       -----------   -----------
Cash Flows from Financing Activities:
 Issuance of common stock .........................      2,636,775       701,000
 Cash received from subscription receivable .......          4,050            --
 Payment of stock offering costs ..................       (141,114)           --
 Net decrease in lines of credit ..................             --       (63,368)
 Proceeds from notes payable ......................             --       200,000
 Proceeds from convertible notes payable ..........             --       450,000
 Payment on notes payable .........................       (570,124)     (154,825)
 Payments on convertible notes payable ............       (237,900)           --
 Payments on capital lease obligation .............         (5,043)         (753)
 Increase in bank overdraft .......................        406,624       188,920
                                                       -----------   -----------
     Net Cash Provided by Financing Activities ....      2,093,266     1,320,974
                                                       -----------   -----------
Net Increase (Decrease) in Cash ...................        113,187       (95,318)
Cash, Beginning of Period .........................          2,422        97,740
                                                       -----------   -----------
Cash, End of Period ...............................    $   115,609   $     2,422
                                                       ===========   ===========
Supplemental Disclosures of Cash Flow Information:
 Cash paid during the period for:
   Interest expense................................    $     9,205   $    27,238
   Capitalized interest............................    $    73,710   $    26,632
   Income taxes....................................    $       100   $        --

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                   Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

Supplemental Schedule of Non-cash Investing and Financing Activities:


                     For the year ended December 31, 2002:

     The Company issued 121,590 shares of common stock to non-employees for services rendered valued at $689,117, including stock offering costs of $75,117.

     The Company issued 11,167 in options/warrants to purchase common stock valued at $98,986 in exchange for services.

     The Company issued 21,667 shares of common stock to employees with a value of $130,000.

     The Company issued 5,016 shares of common stock in cashless exercises of common stock options.

     The Company canceled 26,667 shares of common stock which had been issued as collateral for a loan.


                     For the year ended December 31, 2001:


     The Company issued 63,729 shares of common stock to non-employees for services rendered valued at $302,959, including stock offering costs of $152,528 and a reduction in accounts payable of $72,719.

     The Company issued 126,356 in options/warrants to purchase common stock valued at $199,010 in exchange for services.

     The Company issued 13,128 shares of common stock in conversion of $50,000 of convertible debentures along with accrued interest of $9,075.

     The Company issued 25,714 shares of common stock for a subscription receivable in the amount of $135,000.

     The Company issued 17,123 shares of common stock in a cashless exercise of a common stock option.

     The Company converted $63,446 in accrued interest payable to notes payable.

     The Company obtained equipment with a value of $26,422 by entering into a capital lease.



              The accompanying notes are an integral part of these
                       consolidated financial statements.

                   Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Organization - Q Comm International, Inc. (the Company) was organized on February 7, 1986 as Four Rivers Development, Inc. This name was changed on August 3, 1998 to Q Comm International Inc. Substantially all operations are conducted through the Company's wholly owned subsidiary, Q Comm, Inc. The Company is headquartered in Orem, Utah. The Company's business involves purchasing and reselling prepaid telecommunication products through a proprietary electronic point-of-sale activation system. The Company provides its products to end users throughout the United States as well as Canada and Puerto Rico. The Company has not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

   Cash and Cash Equivalents - For purposes of the financial statements, the Company considers all highly liquid debt investments purchased with an original maturity of three months or less to be cash equivalents.

   Accounts Receivable - Accounts receivable consists of trade receivables arising in the normal course of business. At December 31, 2002, the Company has established an allowance for doubtful accounts of approximately $24,600, which reflects the Company's best estimate of probable losses in the accounts receivable balance. The Company determines the allowance based on the status and age of the accounts, historical experience, and other currently available evidence. Amounts written off as bad debt for the years presented are insignificant.

   Inventory - Inventory consists of prepaid telecommunication products sold by the Company and is carried at the lower of cost or market value.

   Depreciation - Depreciation of property and equipment is provided on the straight-line method over the estimated useful lives of the assets of five years.

   Intangible Assets - During the year ended December 31, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142). The Company has classified its goodwill as an indefinite-life intangible asset and accordingly has stopped recording amortization.

   The Company capitalizes software development costs incurred to develop certain of the Company's new products and services in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed". Costs are capitalized only after the technological feasibility of the project has been established. In accordance with SFAS No. 142, the Company has recorded its software development costs as a definite-life intangible asset is amortizing these costs over the estimated useful life of the software of three years.

   The Company regularly reviews the carrying value of intangible assets. At the time a determination is made that capitalized amounts are not recoverable based on the estimated cash flows to be generated from the asset, the difference between the carrying amount and the value based on estimated cash flows is written off (see Notes 3 and 4).

   Revenue Recognition - The Company provides electronic delivery of prepaid telecommunication products through a variety of retail locations. Revenue is recognized at the time products are sold. Sales of the Company's products are generally made directly to end-users. There is no right of return for products sold and the Company is not obligated for further performance after the sale. These sales transactions are accounted for at "gross" since the Company meets the requirements specified by Securities and Exchange Commission Staff Accounting Bulletin No. 101 - Revenue Recognition in Financial Statements (SAB
101) and Emerging Issues Task Force No. 99-19 (EITF 99-19). In the event of sales where the Company does not have ownership of the product sold and another entity has such risk and reward of product ownership and/or where certain other requirements of SAB 101 or EITF 99-19 are not met, the Company records revenues on a "net" basis.

                   Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (Continued)

   The Company also generates revenue from the sale or rental of terminals, minimum performance fees and sales of other products. These sales are recorded net of sales discounts and allowances.

   Cost of Goods Sold - The cost of goods sold is primarily the cost of the prepaid telecommunication products sold at retail and transaction processing services paid to a third party. The full cost of the product, as well as all direct costs assoicated with the sale of the product, are recorded at the time of sale. Cost of goods sold does not include commissions and fees paid to brokers and other intermediaries.

   Loss Per Share - The Company computes loss per share in accordance with Statement of Financial Accounting Standards No. 128 "Earnings Per Share," which requires the Company to present basic earnings per share and dilutive earnings per share when the effect of options/warrants and convertible notes is dilutive (see Note 13).

   Income Taxes - The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." This statement requires an asset and liability approach for accounting for income taxes (see Note 12).

   Research and Development - Research and development costs are for the purpose of new product development and are expensed as incurred.

   Advertising Costs - Advertising costs are expensed as incurred. Such costs amounted to $13,513 and $19,573 during the years ended December 31, 2002 and 2001, respectively.

   Consolidation - All intercompany balances and transactions between the parent and subsidiary have been eliminated in consolidation.

   Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimated by management.

   Reclassifications - Certain amounts in the financial statements for the year ended December 31, 2001 have been reclassified to conform to headings and classifications used in the December 31, 2002 financial statements.


   Restatement - On June 4, 2003, the Company filed an amendment to its Articles of Incorporation, reverse splitting its stock 1 new share for 15 old shares. The financial statements have been restated to reflect this split.


   Recently Enacted Accounting Standards - Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections", SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", and SFAS No. 147, "Acquisitions of Certain Financial Institutions - an Amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9", and SFAS 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure -- an Amendment of FASB Statement 123" were recently issued. SFAS No. 144, 145, 146, 147 and 148 have no current applicability to the Company or their effect on the financial statements would not have been significant.

NOTE 2 - PROPERTY & EQUIPMENT

   The following is a summary of property and equipment at December 31, 2002:

      Point of sale equipment...........................................    $1,134,961
      Office and computer equipment.....................................       140,349
                                                                            ----------
      Total cost........................................................     1,275,310
      Accumulated depreciation..........................................      (239,808)
                                                                            ----------
      Property & equipment, net.........................................    $1,035,502
                                                                            ==========

                   Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

   Depreciation expense for the years ended December 31, 2002 and 2001 was $137,161 and $113,704, respectively.

   Included in the cost of property and equipment at December 31, 2002 is a deposit in the amount of approximately $520,000 for various components of point of sale equipment to be manufactured for the Company. The deposit will be offset against the cost of the equipment to the Company as the point of sale equipment is purchased.

NOTE 3 - GOODWILL

   At December 31, 2002, the Company had $144,580 in goodwill remaining from a purchase acquisition classified as an indefinite-life intangible asset. In accordance with SFAS No. 142, the Company completed its initial test of goodwill for impairment during the year ended December 31, 2002. The Company used the quoted market price of its common stock to test the remaining goodwill for impairment and determined that the Company's goodwill was not impaired. Accordingly, there was no amortization expense recorded during the year ended December 31, 2002.

   Previous to the adoption of SFAS No. 142 on January 1, 2002, the Company's goodwill was being amortized on a straight-line basis over the estimated useful life of five years, in accordance with Accounting Principles Board Opinion No. 17, "Intangible Assets". During the year ended December 31, 2001, the Company recorded amortization expense of $44,968.

   If SFAS No. 142 had been applied in all years presented, it would have the following effects:

                                                                   December 31,
                                                             -------------------------
                                                                2002          2001
                                                            -----------    -----------
      Net loss as reported ..............................   $(2,297,565)   $(1,550,216)
      Add amortization of assets no longer being
       amortized ........................................            --         44,968
                                                            -----------    -----------
      Adjusted net loss .................................   $(2,297,565)   $(1,505,248)
                                                            ===========    ===========


NOTE 4 - CAPITALIZED SOFTWARE DEVELOPMENT

   Information related to capitalized softwaredevelopment costs at December 31, 2002 is as follows:

      Capitalized software, beginning of year...........................    $  636,220
      Capitalized during the year.......................................       814,748
                                                                            ----------
      Capitalized software, end of year.................................     1,450,968
      Accumulated amortization..........................................      (120,915)
                                                                            ----------
      Capitalized software, net.........................................    $1,330,053
                                                                            ==========


   Of the balance at December 31, 2002, approximately $380,000 was paid to a third-party software development company and other outside entities. The remaining costs represent capitalized internal costs, which are primarily employee salaries and benefits, and related capitalized interest of approximately $100,000.

   During the year ended December 31, 2002, the Company completed its initial test of capitalized software development costs in accordance with SFAS No. 142. The Company used the estimated future cash flows related to its capitalized software development costs and determined that such costs were not impaired. The Company has classified its capitalized software development costs as a definite-life intangible asset. The project was placed in service during September 2002, and the Company began recording amortization expense. During the year ended December 31, 2002, the Company recorded amortization expense of $120,915.

                   Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

NOTE 5 - BANK OVERDRAFT

   The Company receives payment on substantially all its sale transactions through the automated clearinghouse system (ACH system) on either a daily or weekly basis. Once the payment has been received, the Company disburses funds via the ACH system for the cost of products sold and commissions according to the respective agreements, generally ranging from 1-4 days after funds are received. This timing difference between receipt of funds and payment of product costs and commissions creates an ongoing balance of available funds (float) in the Company's bank accounts. At December 31, 2002, the Company has utilized a portion of this available balance in the amount of $595,544, which created an overdraft in the Company's books and records while the balance on the bank's records was positive.

NOTE 6 - RELATED PARTY OBLIGATIONS

   At December 31, 2002 the Company owed its CEO a total of $410,692 consisting principally of unpaid equipment lease expenses, deferred salary, notes payable and accrued interest. In February 2003 the amounts were combined into a single note payable with interest at 10%, due the earlier of December 31, 2007 or upon a change in control of the Company or a sale or liquidation of the Company's assets. If the Company enters into a qualified financing (consisting of a transaction or series of related transactions in which the Company raises at least $4,000,000), i) a payment of $150,000 is due within three days of the financing; ii) accrued interest is due the last day of the 12th month following the financing; and iii) monthly payments in the amount required to fully amortize the remaining principal amount of the note and interest by December 31, 2007 will begin the last day of the 13th month following the financing. The entire balance of the note is reflected as a long-term liability as of December 31, 2002.

   During the years ended December 31, 2002 and 2001, the Company recorded interest expense on the original notes of $ 14,873 and $14,429, respectively.

NOTE 7 - LONG-TERM DEBT

CONVERTIBLE NOTES PAYABLE

   During November and December 2001, the Company borrowed a total of $250,000 in the form of a convertible note payable. The outstanding balance of the note may be converted into common stock at $18.75 per share after one year at the option of the holder. The note bears interest at 14% and requires monthly payments of $5,865 through November 2006. The note is secured by the Company's tangible and intangible assets, and the proceeds therefrom. In connection with the note, the Company issued warrants for the purchase of 10,000 shares of common stock at $18.75 per share, expiring 2008. These warrants were valued at $15,750 and recorded as interest expense. At December 31, 2002, the outstanding balance of the note was $211,247. In February 2003, the borrower agreed to subordinate its security interest related to the note in favor of certain investors who purchased the Company's convertible debentures (see
Note 17). As consideration for this subordination of security interest, the Company decreased the exercise price of the warrants to $11.25 per share. The effect of the decrease in the exercise price of the warrant was $2,490, which was recorded as interest expense in February, 2003.

NOTES PAYABLE

   During November 2000, the Company issued an unsecured note payable for $50,000 with interest at 12% and a due date of November 27, 2001. The due date was later extended to November 30, 2003. In connection with obtaining the note, the Company issued options to purchase 1,667 shares of common stock at $9.00 per share expiring November 2003, with demand registration rights. The options were exercised during the year ended December 31, 2002. The balance of the note at December 31, 2002 was $31,350.

                   Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

   A summary of maturities of all long-term debt as of December 31, 2002 is as follows:

      2003................................................................    $ 74,907
      2004................................................................      49,980
      2005................................................................      57,514
      2006................................................................      60,196
                                                                              --------
      Total...............................................................     242,597
      Less current portion................................................     (74,907)
                                                                              --------
      Long-term portion...................................................    $167,690
                                                                              ========


   At December 31, 2002, the total of $74,907 due in 2003 is reflected in the accompanying balance sheet as notes payable of $31,350 and convertible notes payable of $43,557.

NOTE 8 - LEASES

   During 2001, the Company entered into a capital lease for the purchase of certain computer equipment. The lease requires monthly payments of $820 through September 2005 and has an outstanding principal balance at December 31, 2002 of $20,646. The lease is collateralized by equipment with a remaining book value of approximately $19,600 at December 31, 2002. Depreciation expense of $5,285 and $1,506 was recognized on this equipment during the years ended December 31, 2002 and 2001, respectively.

   Total future minimum lease payments, including interest and other costs, are as follows:

      2003.................................................................    $ 9,845
      2004.................................................................      9,845
      2005.................................................................      8,204
                                                                               -------
      Total................................................................     27,894
      Less interest and other costs........................................     (7,248)
                                                                               -------
      Present value of future minimum lease payments.......................     20,646
      Less current portion.................................................     (5,892)
                                                                               -------
      Long-term portion....................................................    $14,754
                                                                               =======


   In January 2003, the Company entered into a capital lease for certain equipment (see Note 17).

   The Company leases office and warehouse space under an operating lease agreement dated November 22, 1999, with an original expiration date of December 31, 2001. In 2001, the Company exercised its option to renew the lease for an additional two years with base rents of $3,280 per month in 2002 and $3,400 in 2003. The Company's future minimum rental under this operating lease amounts to $40,800 at December 31, 2002.

NOTE 9 - LITIGATION AND CONTINGENCIES

   In 1999, the Company sold certain services to a third party who in turn sold these services to consumers. When the third party failed to deliver as anticipated, some of the consumers reversed the charges that had been made on their credit card accounts to purchase the services. These reversals were ultimately covered by charges made to the Company's merchant account with a bank, resulting in an overdraft of that account. The Company, under the agreement with the third party, is entitled to be reimbursed 50% of the amount of the charge-backs. During 2000, the bank filed suit claiming damages of $175,477. Management believes the bank reversed charges that should not have been reversed under the terms and conditions of the consumers' agreement and therefore disputes the bank's claim.

                   Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

   At December 31, 2002, the Company's CEO was party to a suit in which the plaintiff claims the CEO agreed to sell to the plaintiff 20,000 shares of the Company's common stock at $.45 per share. The CEO disputes the plaintiff's claim that this option is valid. Since the CEO's actions were for the benefit of the Company, the Board of Directors has agreed to indemnify the CEO by replacing his shares through the issuance of shares from treasury or otherwise compensate the CEO for any monetary loss if the plaintiff is successful in his claim.

   In January 2002, the Company filed an action against an individual for non-payment of funds owed for the purchase of common stock in the amount of $135,000. The Company has been awarded summary judgment in this matter and expects to receive the remaining outstanding amount, which was $130,950 at December 31, 2002.

   In December 2002, the Company granted a total of 43,334 shares of restricted common stock as a bonus payable to four executives and key employees. 21,667 of the shares are for past services and are distributable anytime after January 31, 2003 at the election of the employee. These 21,667 shares were valued at $130,000 and recorded as non-cash compensation in the accompanying statement of operations for the year ended December 31, 2002. The remaining 21,667 shares are issuable in June 2004 or upon a change in control of the company. The employee must remain in the continuous employment of the Company until the time the shares become issuable in order to receive them.

   The Company has recorded a contingent liability in connection with these matters.

NOTE 10 - CAPITAL STOCK


   On June 4, 2003, the Company filed an amendment to its Articles of Incorporation, reverse splitting its stock 1 new share for 15 old shares. The financial statements have been restated to reflect this split.


   A summary of common stock transactions for the years ended December 31, 2002 and 2001 is as follows:

Year Ended December 31, 2002

   The Company sold 272,523 shares of restricted common stock at prices ranging from $4.50 to $15.00 per share through private placements for $2,621,775 in cash. Stock offering costs of $149,116 were recorded in connection with the sales, including 5,148 shares of restricted common stock valued at $75,117.

   The Company issued 1,666 shares of restricted common stock upon the exercise of common of stock options for $15,000 in cash.

   The Company issued 116,442 shares of restricted common stock for legal, consulting and investor relations services valued at $614,000, which is reported as non-cash compensation in the accompanying statement of operations.

   The Company granted a total of 21,667 shares of restricted common stock to four executives and key employees for services rendered during the year. The shares were valued at $130,000 and recorded as non-cash compensation in the accompanying statement of operations.

   The Company issued 5,016 shares of restricted common stock in a cashless exercise of common stock options. The underlying agreements were for a total of 10,296 common stock options with exercise prices ranging from $6.00 to $15.00 per share.

   The Company canceled 26,667 shares of common stock that had been issued as collateral for a loan.

   The Company recorded $98,986 in non-cash compensation in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) for the issuance of 11,167 options to non-employees to purchase common stock at $22.50 to $27.00 per share for consulting services.

                   Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

NOTE 10 - CAPITAL STOCK -- (Continued)

Year Ended December 31, 2001

   The Company sold 92,444 shares of restricted common stock at $4.50 per share through private placements for $416,000 in cash. Stock offering costs of $152,528 were recorded in connection with the sales, including 25,689 shares of restricted common stock valued at $128,868. In connection with the sales, the company issued warrants to purchase 83,556 shares of restricted common stock at an exercise price of $15.00 per share.

   The Company issued 73,334 shares of registered common stock upon the exercise of stock options at $5.25 to $10.50 per share for $285,000 in cash and $135,000 in a subscription receivable.

   The Company issued 38,040 shares of common stock (31,373 of which were restricted) for legal, consulting and investor relations services valued at $174,091, which is reported as non-cash compensation in the accompanying statement of operations.

   The Company issued 13,128 shares of restricted common stock upon the conversion of a $50,000 debenture at $4.50 per share and related accrued interest of $9,075.

   The Company issued 17,123 shares of registered common stock in a cashless exercise of common stock options. The underlying agreement was for a total of 25,333 common stock options with an exercise price of $5.25 per share.

   The Company recorded $199,010, including $23,660 in stock offering costs, in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) for the issuance of 8,424 options to non-employees to purchase common stock at $5.25 to $18.75 per share for consulting services, legal services, extension of notes payable and upon issuance of notes payable.

   At December 31, 2002 the Company's CEO was party to a suit in which the plaintiff claims the CEO agreed to sell to the plaintiff 20,000 shares of the Company's common stock at $.45 per share. (See Note 9).

   On February 7, 2003, the Company's Board of Directors authorized the sale of convertible notes and debentures, warrants and stock to raise additional capital as well as the filing of a registration statement with the Commission for an underwritten public offering of stock and warrants by the Company. The Board of Directors also authorized the establishment of the Company's 2003 Stock Option Plan. (See Note 17).

NOTE 11 - STOCK OPTIONS AND WARRANTS

   A summary of the status of options granted to employees at December 31, 2002 and 2001, and changes during the years then ended are as follows:


                                                                                      2002                          2001
                                                                           --------------------------    --------------------------
                                                                                     Weighted Average              Weighted Average
                                                                           Shares     Exercise Price     Shares     Exercise Price
                                                                          -------    ----------------    -------   ----------------
Outstanding at beginning of year ......................................   252,667         $16.20         110,333        $20.10
Granted ...............................................................    21,667         $15.00         201,334        $15.30
Exercised .............................................................        --         $   --              --        $   --
Forfeited .............................................................    26,000         $16.80          17,600        $21.60
Expired ...............................................................    43,646         $15.00          41,400        $24.00
                                                                          -------         ------         -------        ------
Outstanding at end of year ............................................   204,688         $15.45         252,667        $15.45
                                                                          =======                        =======
Exercisable at end of year ............................................    68,666         $16.20          68,666        $16.20
Weighted average fair value of options granted ........................    21,667         $ 8.55         201,333        $10.35

                   Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

   A summary of the status of stock options outstanding to employees of the Company at December 31, 2002 is presented below:

                                                              Options Outstanding                         Options Exercisable
                                               --------------------------------------------------    ------------------------------
                  Range of                                   Weighted Average    Weighted Average                  Weighted Average
                  Exercise                       Number          Remaining           Exercise          Number          Exercise
                   Prices                      Outstanding   Contractual Life          Price         Exercisable         Price
-------------------------------------------    -----------   ----------------    ----------------    -----------   ----------------
                   $15.00                         17,917         4.9 years            $15.00               --           $   --
                   $15.00                        131,438         3.7 years            $15.00           13,333            15.00
              $15.00 - $16.50                     55,333         2.4 years            $16.50           55,333            16.50
                                                 -------                                               ------
                                                 204,688                                               68,666
                                                 =======                                               ======


   The Company has adopted the disclosure-only provisions of SFAS 123. Accordingly, no compensation cost has been recognized for the stock option plans or other agreements. Had compensation cost for the Company's stock option plan and agreements been determined based on the fair value at the grant date for awards in 2002 and 2001 consistent with the provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been increased to the pro forma amounts indicated below:

                                                                2002          2001
                                                            -----------    -----------
      Net Income               As reported ..............   $(2,297,565)   $(1,550,216)
                               Pro forma ................    (2,698,369)    (2,258,918)
      Basic earnings per share As reported ..............         (2.24)         (2.13)
                               Pro forma ................         (2.63)         (3.10)


   The fair value of each option granted is estimated on the date granted using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants during the years ended December 31, 2002 and 2001: expected dividend yields of zero, expected life of 5 years, expected volatility of 140%, and risk-free interest rates of 3.1% and 4.6%, respectively.

   A summary of the status of options and warrants granted to non-employees at December 31, 2002 and 2001, and changes during the years then ended are as follows:


                                                                                     2002                          2001
                                                                          --------------------------    ---------------------------
                                                                                    Weighted Average               Weighted Average
                                                                          Shares     Exercise Price      Shares     Exercise Price
                                                                         -------    ----------------    --------   ----------------
Outstanding at beginning of year .....................................   171,559         $18.15           85,332        $28.50
Granted ..............................................................    11,167          24.30          214,356         10.05
Exercised ............................................................   (11,963)         13.35         (109,778)         5.55
Forfeited ............................................................        --             --               --            --
Expired ..............................................................   (31,685)         31.65          (18,351)        44.70
                                                                         -------                        --------
Outstanding at end of year ...........................................   139,078          15.90          171,559         18.15
                                                                         -------                        --------
Exercisable at end of year ...........................................   139,078                         171,559         18.15
                                                                         -------                        --------
Weighted average fair value of options granted .......................    11,167           8.85          214,356          1.50
                                                                         -------                        --------

                   Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

   A summary of the status of the options and warrants outstanding to non-employees of the Company at December 31, 2002 is presented below:



                                                              Options Outstanding                         Options Exercisable
                                               --------------------------------------------------    ------------------------------
                                                             Weighted Average    Weighted Average                  Weighted Average
                                                 Number          Remaining           Exercise          Number          Exercise
          Range of Exercise Prices             Outstanding   Contractual Life          Price         Exercisable         Price
                                               -----------   ----------------    ----------------    -----------   ----------------
$ 6.00 - $7.50.............................        4,333         1.9 years            $ 7.20             4,333          $ 7.20
$13.50 - $18.75............................      123,578         1.4 years            $15.00           123,578          $15.00
$22.50 - $24.75............................       11,167         2.2 years            $24.30            11,167          $24.30
                                                 -------                                               -------
                                                 139,078                                               139,078
                                                 =======                                               =======


   The fair value of each option and warrant granted to non-employees is estimated on the date granted using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants during the years ended December 31, 2002 and 2001: risk-free interest rates of 2.7% and 4.5%, expected dividend yields of zero, expected life of 2.5 and 3.7 years, and historical volatility of 141% and 169%, respectively.

NOTE 12 - INCOME TAXES

   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109). SFAS No. 109 requires the Company to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting and any available net operating loss or tax credit carryforwards. At December 31, 2002, the total of all deferred tax assets was approximately $2,823,000 and the total of the deferred tax liabilities was approximately $539,000. The amount of and ultimate realization of the benefits from the deferred tax assets for income tax purposes is dependent, in part, upon the tax laws in effect, the Company's future earnings, and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the deferred tax assets, the Company has established a valuation allowance of approximately $2,284,000 and $1,440,000 at December 31, 2002 and 2001, respectively. The change in the valuation allowance for the year ended December 31, 2001 was approximately $844,000.

   The Company had available at December 31, 2002, net operating loss carryforwards of approximately $7,234,000, which may be applied against future taxable income and which expire in various years through 2022.

                   Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

NOTE 12 - INCOME TAXES -- (Continued)

   The components of income tax expense from continuing operations for the years ended December 31, 2002 and 2001 consist of the following:

                                                                  2002         2001
                                                              -----------    ---------
      Current income tax expense:
      Federal .............................................   $        --    $      --
      State ...............................................            --           --
                                                              -----------    ---------
      Current tax expense .................................   $        --    $      --
                                                              ===========    =========
      Deferred tax expense (benefit) arising from:
      Excess of tax over financial accounting depreciation    $   235,438    $ 303,790
      Deferred compensation ...............................       (69,378)     (35,172)
      Net operating loss carryforwards ....................    (1,000,330)    (780,189)
      Valuation allowance .................................       843,647      522,563
      Other ...............................................        (9,377)     (10,992)
                                                              -----------    ---------
      Net deferred tax expense ............................   $        --    $      --
                                                              ===========    =========


   Deferred income tax expense results primarily from the reversal of temporary timing differences between tax and financial statement income.

   A reconciliation of income tax expense at the federal statutory rate to income tax expense at the company's effective rate is as follows:

                                                                         2002    2001
                                                                        -----    -----
      Computed at the expected statutory rate .......................    34.0%    34.0%
      State and local income taxes, net of federal benefit ..........     3.3      3.3
      Valuation allowance ...........................................   (36.7)   (33.7)
      Compensation due to issuance of options/warrants ..............    (2.2)    (4.2)
      Other .........................................................     1.6       .6
                                                                        -----    -----
      Income tax expense ............................................      --%      --%
                                                                        =====    =====


   The temporary differences, tax credits and carryforwards gave rise to the following deferred tax asset and liability at December 31, 2002:

      Deferred tax asset:
      Net operating loss carryforwards.................................    $ 2,698,179
      Deferred compensation and other..................................        124,919
                                                                           -----------
         Total deferred tax asset......................................    $ 2,823,098
      Valuation Allowance..............................................     (2,283,870)
                                                                           -----------
         Net deferred tax asset........................................    $   539,288
                                                                           ===========
      Deferred tax liability:
      Excess of tax over financial accounting depreciation.............    $   539,288
                                                                           ===========

                   Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

NOTE 13 - LOSS PER SHARE

   The following data show the amounts used in computing loss per share and the weighted average number of shares of common stock outstanding for the years presented:

                                                                For the Years Ended
                                                                   December 31,
                                                             -------------------------
                                                                2002          2001
                                                            -----------    -----------
      Loss from continuing operations available to
       common shareholders (numerator) ..................   $(2,297,565)   $(1,550,216)
      Weighted average number of common shares
       outstanding during the year used in per share
       calculations (denominator) .......................     1,027,975        727,656


   Because the Company incurred losses for the years ended December 31, 2002 and 2001, the effect of options/warrants and convertible notes totaling 357,849 and 486,324 equivalent shares, respectively, has been excluded from the loss per share computation since its impact would be antidilutive.

NOTE 14 - SIGNIFICANT CUSTOMERS

   The Company has three significant customers, Iowa Wireless, Cellcards and Hargray Wireless, that accounted for 29.7%, 27.6% and 13.4%, respectively, of revenues for the year ended December 31, 2002.

NOTE 15 - GOING CONCERN

   The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has incurred significant losses in recent years, has current liabilities in excess of current assets and has not yet been successful in establishing profitable operations. These factors raise substantial doubt about the ability of the Company to continue as a going concern. In this regard, management plans to raise additional funds through debt and/or equity offerings (see Note 17) and substantially increase sales. There is no assurance that the Company will be successful in achieving profitable operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 16 - EMPLOYMENT AGREEMENTS

   The Company has an employment agreement with its CEO, which expires on December 31, 2005. The agreement may be extended for successive one-year periods. If the Company terminates the agreement without cause, or if the CEO terminates the agreement for good reason, the CEO is entitled to a lump sum payment equal to the sum of two times his annual salary plus the average cash incentive pay received over the previous three years. In addition, any stock options would vest immediately. If the agreement is terminated by the Company without cause or if the CEO terminates the agreement for good reason, or if the Company does not extend the agreement beyond its original expiration date, the CEO will be released from any obligations he has with the Company and any amounts due from the Company will be immediately due and payable (see Note 6).

   The Company has also entered into an employment agreement with its president, which expires on December 31, 2003. If the Company terminates the agreement without cause, any outstanding options of the president will immediately vest and be exercisable. The Company has agreed to indemnify the president for all expenses he incurred by him in connection with his employment as an officer of the Company.

                   Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

NOTE 17 - SUBSEQUENT EVENTS

   In January 2003, the Company sold 3,333 shares of restricted common stock through a private placement for $20,000.

   In January 2003, the Company entered into a capital lease for certain computer equipment items. The amount of the lease is $66,992 and requires monthly payments of $2,842 through January 2006.



   In January 2003, the Company issued a 12% unsecured convertible note with a principal amount of $200,000, due February 28, 2004. The Company also issued 24,242 shares of restricted common stock, which were valued at $145,454 or $6.00 per share, the value of similar restricted common shares sold for cash, and will be recorded as interest expense over the term of the note. The note may be converted into common stock at the option of the holder at $8.25 per share.


   On February 7, 2003, the Company's Board of Directors approved the company's 2003 Stock Option Plan, providing for the issuance to directors, officers, employees, and consultants of the Company incentive and non-qualified stock options to purchase up to 100,000 shares of common stock.

   In March and April 2003, the Company received $1.5 million in cash from the sale of (a) $1.5 million aggregate principal amount of 12% secured convertible debentures due March 31, 2004, (b) 169,231 shares of restricted common stock and warrants to purchase 169,231 shares of common stock.

   The debentures are secured by a lien on all of the Company's assets. The Company is required to transfer $1.725 million out of the proceeds of any financing in excess of $5 million (a "Qualified Financing") to an escrow agent as collateral security for the repayment of the debentures, at which time the interest rate on the debentures will be reduced to the prime rate, currently 4.25%. The debenture holders may demand prepayment of the debentures at any time after a Qualified Financing is completed. The Company may prepay the debentures beginning December 31, 2003, but only after giving the holders 90 days written notice. Alternatively, the Company has the right to prepay the debentures at any time by paying a 35% premium. The debenture holders can elect to convert them at any time into shares of common stock. The conversion price is the lower of the price of a share of common stock as determined in connection with the proposed public offering described below or $9.75 per share. The exercise price of the warrants is 150% of the conversion price of the debentures. The exercise price and the number of shares covered by the warrant will be adjusted in the case of stock splits, stock combinations, stock dividends, mergers and consolidations and stock issuances at a discount to the market price of the stock.

   The 169,231 restricted common shares were valued at $1,015,386, or $6.00 per share, the value of similar restricted common shares sold for cash. The
169,231 warrants were valued at $845,562 using the Black-Scholes pricing model and the following assumptions: $14.625 exercise price, $6.00 underlying stock price, 140% volatility, five year expected life, 2.9% risk free interest rate and expected dividend yield of zero. The value of the shares and warrants were reduced on a pro-rata basis to the $1.5 million in debentures, resulting in relative fair values of $818,412 and $681,558, respectively. The $1.5 million discount recorded against the debentures will be amortized as interest expense over the term of the debentures.

                   Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

NOTE 17 - SUBSEQUENT EVENTS -- (Continued)


   On April 1, 2003, the Company filed a registration statement on Form SB-2 with the Securities and Exchange Commission registering the sale by the Company of $10 million worth of units, each unit consisting of two shares of common stock and one common stock purchase warrant. There is no assurance that the Company will successfully complete the offering.


   In connection with its authorization of the filing of a registration statement, the Company's Board of Directors also authorized, subject to stockholder approval, a reverse split of the Company's common stock. The stockholders will be asked to authorize the Board to determine, in its sole discretion, the precise ratio of the split and the timing thereof.


   In May 2003, the Company borrowed $1 million, evidenced by a 12% unsecured promissory note due August 31, 2004. As consideration for the loan, the Company issued to the lender warrants covering 238,095 shares of common stock. These warrants are exercisable at any time from July 7, 2003 through January 31, 2007 and have an exercise price of $5.25 per share. The warrants were valued at $1,264,486 using the Black-Scholes pricing model and the following assumptions: $.37 exercise price, $.43 underlying stock price, 132% volatility, five year expected life, 1.7% risk free interest rate and expected dividend yield of zero. The value of the warrants were reduced to the $1 million in note proceeds and recorded as a discount against the note, and will be amortized as interest expense over the term of the note.

   On June 4, 2003, the Company filed an amendment to its Articles of Incorporation, reverse splitting its stock 1 new share for 15 old shares.

================================================================================

   You may rely on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common shares means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy our common shares in any circumstances under which the offer or solicitation is unlawful.




                                ----------------


                               TABLE OF CONTENTS




                                                                            Page
                                                                            ----
Prospectus Summary ......................................................      3
Risk Factors ............................................................      6
Forward Looking Statements ..............................................     11
Recent Developments .....................................................     12
Use of Proceeds .........................................................     13
Dividend Policy .........................................................     14
Capitalization ..........................................................     15
Price Ranges of Our Common Stock ........................................     16
Selected Consolidated Financial Data ....................................     17
Management's Discussion and Analysis of Financial Condition and Results
  of Operations..........................................................     18
Business ................................................................     26
Management ..............................................................     37
Certain Relationships and Related Party Transactions ....................     42
Security Ownership of Certain Beneficial Owners and Management ..........     43
Description of Securities ...............................................     44
Underwriting ............................................................     46
Legal Matters ...........................................................     49
Experts .................................................................     49
Where You Can Find
  More Information.......................................................     49
Index to Financial Statements ...........................................    F-1



                                ----------------



================================================================================

================================================================================



                                 750,000 Units







                                     Q COMM

                              INTERNATIONAL, INC.




                                   [graphic]







                              --------------------

                                   PROSPECTUS

                              --------------------








                               Paulson Investment

                                 Company, Inc.











                                          , 2003


================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Indemnification of Directors and Officers

   Section 16-10a-902 of the Utah Revised Business Corporation Act grants us the power to indemnify our directors as follows:

   "Authority to indemnify directors. (1) Except as provided in Subsection (4), a corporation may indemnify an individual made a party to a proceeding because he is or was a director, against liability incurred in the proceeding if:

    (a) his conduct was in good faith; and

    (b) he reasonably believed that his conduct was in, or not opposed to, the corporation's best interests; and

    (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

   (2) A director's conduct with respect to any employee benefit plan for a purpose he reasonably believed to be in or not opposed to the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of Subsection (1)(b).

   (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

   (4) A corporation may not indemnify a director under this section:

    (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

    (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

   (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding."

   Section 16-10a-903 of the Utah Revised Business Corporation Act provides as follows:

   "Mandatory indemnification of directors. Unless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which he was a party because he is or was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful."

   Section 16-10a-905 of the Utah Revised Business Corporation Act provides for court-ordered indemnification of directors as follows:

   "Court-ordered indemnification of directors. Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

   (1) if the court determines that the director is entitled to mandatory indemnification under Section 16-10a-903, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; and

   (2) if the court determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the applicable standard of conduct set forth in
Section 16-10a-902 or was adjudged liable as described in Subsection 16-10a-902(4), the court may order indemnification as the court determines to be proper, except that the indemnification with respect to any proceeding in which liability has been adjudged in the circumstances described in Subsection 16-10a-902(4) is limited to reasonable expenses incurred."

   Section 16-10a-907 of the Utah Revised Business Corporation Act provides for the indemnification of our directors as follows:

   "Indemnification of officers, employees, fiduciaries, and agents. Unless a corporation's articles of incorporation provide otherwise:

   (1) an officer of the corporation is entitled to mandatory indemnification under Section 16-10a-903, and is entitled to apply for court-ordered indemnification under Section 16-10a-905, in each case to the same extent as a director;

   (2) the corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

   (3) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract."

   Section 16-10a-909 of the Utah Revised Business Corporation Act sets the following limitations on indemnification of directors:

   "Limitations on indemnification of directors. (1) A provision treating a corporation's indemnification of, or advance for expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract (except an insurance policy) or otherwise, is valid only if and to the extent the provision is not inconsistent with this part. If the articles of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

   (2) This part does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with the director's appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent to the proceeding."

   Our articles of incorporation provide as follows:

"ARTICLE XIII: INDEMNIFICATION

The Corporation shall indemnify any and all persons who may serve at any time as a Director or Officer of the Corporation, and their heirs, administrators, successors and assigns against any and all expenses, including amounts paid upon judgments, counsel fees, and amounts paid in settlement before or after suit is commenced, actually and necessarily incurred by such persons in connection with the defense or settlement of any claim, action, suit or proceeding, in which they, or any of them are made parties, or which may be asserted against them or any of them by reason of being, or having been, Directors or Officers of the Corporation, except in relation to such matters in which such Director or Officer shall be adjudged to be liable for his own negligence or misconduct in the performance of his duty. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, bylaw, agreement, vote of stockholders, or otherwise."

   Our By Laws provide as follows:

"ARTICLE VIII: INDEMNIFICATION

8.1 Indemnification. No officer or director shall be personally liable for any obligations arising out of any acts or conduct of said officer or director performed on or behalf of the Corporation. The Corporation shall and does hereby indemnify and hold harmless each person and his heirs and administrators who shall serve at any time hereafter as a director or officer of the Corporation from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of his having heretofore or hereafter been a director of officer of the Corporation, or by reason of any action alleged to have been heretofore or hereafter taken or omitted, or to have been taken by him as such director or officer, and shall reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability; including power to defend such person from all suits provided for under the provisions of the Utah Business Corporation Act; provided, however, that no such person shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his own negligence or willful misconduct. The rights accruing to any person under the foregoing provisions of this Section shall not exclude any other right to which he may lawfully be entitled, nor shall anything herein contained restrict the right of the Corporation to indemnify or reimburse such person in any proper case, even though not specifically herein provided for. The Corporation, its directors, officers, employees and agents shall be fully protected in taking any action or making any payment or in refusing so to do in reliance upon the advice of counsel.

8.2 Other Indemnification. The indemnification herein provided shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors, and administrators of such a person.

8.3 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Corporation, or is or was serving at the request of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against liability under the provisions of this Article VIII or of subsection (o) of Section 16-10-4 of the Utah Business Corporation Act.

8.4 Settlement by Corporation. The right of any person to be indemnified shall be subject to the right of the Corporation by its Board of Directors, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at the expense of the Corporation by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith."

   We have also entered into indemnification agreements with our directors and our senior executive officers, under which we have agreed to indemnify each of them for all expenses, judgments, fines and settlement amounts they actually and reasonably incur in connection with any proceeding, actual or threatened, to which they are party, relating to any action taken by them or their failure to take any action in their capacity as an officer or director. We have also agreed to advance these expenses if they provide us with written affirmation of their good faith belief that they have met the standard of conduct required under the Utah Act and other applicable law.

   The underwriting agreement provides for reciprocal indemnification between us and our controlling persons, on the one hand, and the underwriters and their respective controlling persons, on the other hand, against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended.

Other Expenses of Issuance and Distribution

   The following are the expenses of the issuance and distribution of the securities being registered, other than underwriting commissions and expenses, all of which will be paid by the Company. Other than the SEC registration fee and the NASD filing fees all of such expenses are estimated.


Registration fee .................................................   $  1,785.87
NASD fee .........................................................
American Stock Exchange listing fee ..............................
Printing expenses ................................................
Accounting fees and expenses .....................................              *
Legal fees and expenses ..........................................              *
Blue sky filing fees and related attorney fees and expenses ......              *
Transfer agent and registrar fees and expenses ...................              *
Miscellaneous ....................................................   $          *
                                                                     -----------
   Total .........................................................   $500,000.00**
                                                                     ===========

---------------
*   To be supplied by amendment.
**  Estimated.

Recent Sales of Unregistered Securities

   The information below reflects actual sales of securities and does not give retroactive effect to a 1-for-15 reverse stock split.


   In 2003 we sold (a) 50,000 shares of common stock to an accredited investor for $20,000 in cash; (b) a 12% unsecured convertible promissory note due February 28, 2004 in the principal amount of $200,000 and 363,636 shares of common stock to an accredited investor for $200,000 in cash; (c) 12% secured convertible debentures due March 31, 2004 in the aggregate principal amount of $1.5 million, 2,538,462 shares of common stock and warrants to purchase 2,538,462 shares of common stock to accredited investors for $1.5 million in cash; (d) a 12% unsecured promissory note due on August 31, 2004 in the principal amount of $1 million and warrants to purchase 3,571,428 shares of common stock to an accredited investor for $1 million in cash.


   In 2002, we sold an aggregate of 4,087,842 shares of common stock to accredited investors for an aggregate of $2,621,775 in cash.

   In 2002, we issued an aggregate of 1,823,849 shares of common stock to consultants for services. These shares had an aggregate value at the time of issuance equal to $689,117.

   In 2002, we issued an aggregate of 100,242 shares of common stock in connection with the exercise of stock options for $15,000 in cash and the cancellation of options to purchase 79,203 shares of common stock.

   In 2002, we issued an aggregate of 325,000 shares to four executives and key employees. These shares had an aggregate value at the time of issuance of $130,000.

   In 2001, we sold an aggregate of 133,333 shares of common stock to accredited investors for an aggregate of $40,000 in cash and 1,253,333 units, each unit consisting of one share of common stock and one warrant to purchase one share of common stock for $1.00 per share, for an aggregate of $376,000.

   In 2001, we issued an aggregate of 855,934 shares of common stock to consultants for services. These shares had an aggregate value at the time of issuance equal to $267,959.

   In 2001, we issued an aggregate of 196,918 shares of common stock to noteholders in connection with the conversion of notes. The aggregate principal amount and accrued interest on the notes converted was $59,075.

   In 2000, we sold an aggregate of 783,784 shares of common stock to accredited investors for an aggregate of $725,000 in cash.

   In 2000, we issued an aggregate of 77,358 shares of common stock to consultants for services. These shares had an aggregate value at the time of issuance equal to $21,659.

   In 2000, we issued an aggregate of 896,055 shares of common stock to noteholders in connection with the conversion of notes. The aggregate principal amount and accrued interest on the notes converted was $660,788.

   In 2000, we issued 100,000 shares of common stock to in connection with the acquisition of Azore Acquisition Corporation. The aggregate value of these shares was $176,000.

   The foregoing securities were issued in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, provided in Section 4(2) thereof, as a transaction by an issuer not involving a public offering and, in the case of the sale described in clause (c) of the first paragraph above, Section 4(6) thereof. The registrant reasonably believed that each purchaser had such knowledge and experience in financial and business matters to be capable of valuating the merits and risks of the investment, each purchaser represented an intention to acquire the securities for investment only and not with a view to distribution thereof and appropriate legends were affixed to the stock certificates or warrants.

Exhibits


Exhibit
  No.                                                      Description
------                                                     -----------
 1           Form of Underwriting Agreement*****
 3.1(i)      Articles of Incorporation******
 3.1(ii)     Amendment to Articles of Incorporation
 3.2         Bylaws *
 4.1         Specimen stock certificate**
 4.2         Form of warrant agreement, including form of warrant*****
 4.3         Form of unit certificate*****
 4.4         Form of representative's warrant*****
 5.1         Opinion of Morse, Zelnick, Rose & Lander, LLP
10.1         2000 Stock Option Plan***
10.2         2003 Stock Option Plan*****
10.3         Securities Purchase Agreement, dated February 10, 2003****
10.4         Form of 12% Secured Convertible Debentures due March 31, 2004****
10.5         Form of Stock Purchase Warrant****
10.6         Form of Lock-Up Agreement executed by all officers, directors and 5% shareholders
10.7         Form of Lock-Up Agreements for 12% Secured Convertible Debenture holders
10.8         Employment Agreement between Q Comm International, Inc. and Paul C. Hickey
10.9         Employment Agreement between Q Comm International, Inc. and Stephen Flaherty
10.10        Securities Purchase Agreement, dated May 20, 2003
10.11        Form of 12% Unsecured Promissory Note, due August 31, 2004, dated May 20, 2003
10.12        Form of Stock Purchase Warrant, dated May 20, 2003
10.13        Service Agreements between Q Comm International, Inc. and each of Cellcards of Illinois,
             Iowa Wireless and Hargray Wireless
10.14        Agreement between Q Comm International, Inc. and PreCash Corporation
21           Subsidiary schedule*****
23.1         Consent of Pritchett, Siler & Hardy P.C.
23.2         Consent of Morse, Zelnick, Rose & Lander, LLP (included in Exhibit 5.1)
24           Power of Attorney (included in signature page)*****



---------------
* Previously filed as exhibit to Form 10-SB on February 24, 2000 and incorporated herein by reference.
**     To be filed by amendment.
*** Previously filed as Exhibit 4.6 to Form S-8 on June 1, 2000 and incorporated herein by reference.
**** Previously filed as an exhibit to Form 10-KSB on March 31, 2003 and incorporated herein by reference.
***** Previously filed as an exhibit to this registration statement (No. 333-104232) on Form SB-2.
****** Previously filed on March 20, 2000, as an exhibit in the Company's
       Current Report on Form 8-K and incorporated herein by reference.

Undertakings

   A. The undersigned Registrant hereby undertakes:

   (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii) to include any additional or changed material information with respect to the plan of distribution disclosed in the Registration Statement.

   (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

   (5) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



   In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Orem, State of Utah on June 5, 2003.


                                     Q COMM INTERNATIONAL, INC.

                                     By:/s/ Paul C. Hickey
                                        -----------------------------
                                        Paul C. Hickey
                                        Chief Executive Officer


   In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on June 5, 2003.





               Signature                                  Title
               ---------                                  -----
         /s/ Paul C. Hickey                 Chief Executive Officer and Chairman
-------------------------------------       of the Board of Directors
            Paul C. Hickey
                                            Chief Financial Officer (principal
        /s/ Michael K. Openshaw             accounting officer) and Chief
-------------------------------------       Operating Officer
          Michael K. Openshaw

                   *
-------------------------------------       Director
             Brae Burbidge

                   *
-------------------------------------       Director
             Lamond Woods

                   *
-------------------------------------       Director
             Brent Bingham

                   *
-------------------------------------       Director
             Vicky Johnson

*By: /s/ Paul C. Hickey
     ---------------------
     Paul C. Hickey
     Attorney-in-fact



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